As filed with the U.S. Securities and Exchange Commission on February 14, 2024.

Registration No. 333-[     ]

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

LIMITLESS X HOLDINGS, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	47910	81-1034163
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

9454 Wilshire Blvd., #300

Beverly Hills, CA 90212

833-888-8923

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Jaspreet Mathur

Chief Executive Officer

9454 Wilshire Blvd., #300

Beverly Hills, CA 90212

833-888-8923

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

Joseph M. Lucosky, Esq. Lucosky Brookman LLP 101 Wood Avenue South, 5th Floor Woodbridge, New Jersey 08830 (732) 395-4402

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Act or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information contained in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION	DATED ____________, 2024

Up to [    ] Shares of Common Stock

LIMITLESS X HOLDINGS, INC.

We are offering an aggregate of           shares of common stock, par value $0.0001 (the “Common Stock”) of Limitless X Holdings, Inc. (the “Company” or “Limitless X”), a Delaware corporation based on a public offering price of $          per share.

Our Common Stock is presently quoted on the OTCQB Marketplace operated by OTC Markets Group, Inc. (“OTCQB”) under the symbol “VYBE.” We intend to apply to list our shares of Common Stock on the NYSE American LLC stock exchange market (“NYSE”) under the symbol “VYBE”, respectively, upon our satisfaction of the exchange’s initial listing criteria. If our Common Stock are not approved for listing on NYSE, we will not consummate this offering. No assurance can be given that our application will be approved. As of February 13, 2024, the last reported sale price for our Common Stock on the OTCQB was $1.20 per share.

Our board of directors (the “Board of Directors”) intends to effect a 1-for-        reverse stock split of our issued and outstanding shares of Common Stock following the effective date of the registration statement of which this prospectus forms a part, but prior to and in connection with this offering and our intended listing of our Common Stock on NYSE. However, we cannot guarantee that such reverse stock split will occur, that such reverse stock split will be necessary or will occur in connection with the listing of our Common Stock on NYSE, or that NYSE will approve our initial listing application for our Common Stock upon such reverse stock split. The share and per share information in this prospectus does not give effect to the proposed reverse stock split. Unless specifically provided otherwise herein, such numbers and prices above and used elsewhere in this registration statement, of which this prospectus forms a part, do not assume the effectiveness of such reverse stock split or the listing of our Common Stock on NYSE.

The offering is being underwritten on a firm commitment basis. The underwriters may offer the securities from time to time to purchasers directly or through agents, or through brokers in brokerage transactions on NYSE, or to dealers in negotiated transactions or in a combination of such methods of sale, or otherwise, at fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to such prevailing market prices.

The final public offering price per share will be determined through negotiation between us and the underwriter in this offering and will take into account the recent market price of our Common Stock, the general condition of the securities market at the time of this offering, the history of, and the prospects for, the industry in which we compete, and our past and present operations and our prospects for future revenues. The recent market price per share of Common Stock used throughout this prospectus may not be indicative of the final public offering price per share.

While we may be a “controlled company” under the rules of NYSE immediately after consummation of this offering, we do not intend to avail ourselves of the corporate governance exemptions afforded to a “controlled company” under the rules of NYSE. See “Risk Factors-Risks Related to this Offering.”

We are an emerging growth company under the federal securities laws and as such, we have elected to take advantage of certain reduced public company reporting requirements for this prospectus and future filings. See “Prospectus Summary—Implications of Being an Emerging Growth Company” for additional information.

	Per Share of Common Stock	Total
Public offering price
Underwriting discounts and commissions (1)
Proceeds to us, before expenses

(1)	The underwriters will receive compensation in addition to the underwriting discount. See “Underwriting” beginning on page 65.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 8 of this prospectus for a discussion of information that should be considered in connection with an investment in our securities.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The underwriters expect to deliver the shares of Common Stock to investors on or about ___, 2024.

[     ]

The date of this prospectus is       , 2024

i

We have not authorized anyone to provide any information or to make any representations other than those contained in this prospectus or in any free writing prospectuses we have prepared. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the Units offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

For investors outside the United States: We have not, and the underwriters have not, done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than the United States. Persons outside of the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the Units and the distribution of this prospectus outside of the United States.

Unless otherwise indicated, information in this prospectus concerning economic conditions, our industries, and our markets is based on a variety of sources, including information from third-party industry analysts and publications and our estimates and research. This information involves a number of assumptions, estimates, and limitations. The industry publications, surveys and forecasts, and other public information generally indicate or suggest that their information has been obtained from sources believed to be reliable. None of the third-party industry publications used in this prospectus were prepared on our behalf. The industries in which we operate are subject to a high degree of uncertainty and risk due to a variety of factors, including those described in “Risk Factors” in this prospectus. These and other factors could cause results to differ materially from those expressed in these publications.

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PROSPECTUS SUMMARY

This summary highlights selected information contained in other parts of this prospectus. Because it is a summary, it does not contain all of the information that you should consider before investing in shares of our common stock and it is qualified in its entirety by, and should be read in conjunction with, the more detailed information appearing elsewhere in this prospectus. You should read the entire prospectus carefully, especially “Risk Factors,” “Special Note Regarding Forward-Looking Statements,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and the related notes, before deciding to invest in shares of our common stock. Unless the context requires otherwise, the words “we,” “us,” “our,” “Company” and “Limitless X” refer collectively to Limitless X Holdings Inc., a Delaware corporation.

Unless otherwise noted the share and per share information in this prospectus reflects a 1-for-[ ] reverse stock split of our outstanding common stock effective as of [     ], 2024

Overview

Limitless X is a multinational consumer packaged goods company that specializes in developing and offering ‘Look Good, Feel Great’ products, specifically within the nutrition and beauty industry, through direct response advertising and our distinctive and highly successful celebrity-backed brand awareness strategies. We possess unique capabilities to greatly enhance the reputation and impact of brands, due to our extensive knowledge and expertise in digital marketing and our successful track record in launching new consumer products.

Leadership

Jas Mathur, our Chairman and Chief Executive Officer, is an entrepreneur with over 14 years of experience within the health, wellness, and dietary supplements industry and 25 years of experience as a webmaster and internet marketer. He is the owner of Emblaze One, a global interactive and web development agency with a staff of 100+. Mr. Mathur founded Limitless X in 2021, drawing upon his own personal battles with health and his transformative journey that resulted in a remarkable weight loss of over 250 lbs. His extraordinary achievements in the business world serve as a powerful source of motivation, inspiration, and empowerment for all those who cross paths with him, igniting their dreams, fostering belief, and empowering them to achieve greatness.

Our Services

Leveraging our top-notch business know-how, deep insights in the health and nutrition industry and a broad network in the industry to identify and boost unique investment opportunities, we help design, build, and grow successful e-commerce brands that have unique capabilities in each of their respective markets while enriching people’s lives. We empower founders by fostering connections with customers, strategic partners, and investors, using our unique direct-to-consumer model to maximize profits.

Product Development

We help create and grow strong, memorable brands. We help our partners at all stages of product development level, including with market research and product, label and packaging design. On the market research side, we examine the competitive landscape of industries by analyzing competitors’ products, conducting surveys, finding relevant partners, and researching resources. We then create an actionable plan to break into the relevant market. We also facilitate key introductions to strategic partners in the PR, IT, finance and legal industries and we help design and implement the product fulfillment process.

Product Manufacturing

We maintain complete control over the manufacturing process, from start to finish, including with the sourcing of high-quality ingredients, identifying reliable supply chain, distribution and manufacturers networks, and the designing of quality assurance and compliance processes.

Product Distribution and Fulfillment

Our streamlined omni-channel approach to product distribution prioritizes consumer interests to help deliver better conversion rates. It includes e-commerce websites, social media, shipping, distributed warehousing, payment processing and product returns. Reliable fulfillment and logistics process allows a fast delivery. Product orders are fulfilled via online, direct to consumer, retail, wholesale and big box retail channels.

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Marketing, Advertising, and Consumer Outreach

In 2023, we shifted our business model from working with third-party affiliates and affiliate networks to now include an in-house, full service digital marketing team to decrease our customer acquisition costs, increase customer retention, satisfaction and build brand trust and loyalty. This shift allows us to control the content and marketing creatives, mitigate chargebacks, decrease refunds, lower customer acquisition costs, impact average order values, and create direct relationships with advertisement platforms.

Our marketing efforts are designed to increase consumer awareness of and demand for the brands we work with or own. Our marketing team helps design, form and generate the right content for each brand, and devises the best strategy for its distribution. We employ a broad mix of traditional marketing strategies, from: product sampling to exhibiting at consumer trade events and hosting celebrity-rich events where our company and brand(s) are prominently highlighted. Our primary driver is the use of social media platforms to communicate with consumers and build interest in the respective brand(s) and product(s). Our advertising and use of online resources are aimed at increasing consumer preference and usage of our products. Operating as an integrated marketing agency, we plan to offer global marketing services across all areas of the sales process in the near future.

Our Competitive Strengths

We constantly strive to find gaps in the relevant marketplace and help develop products that fill those gaps and meet or exceed the needs of the consumers. Because of our turnkey solution, we are able to launch products quickly and efficiently to meet consumer needs and cater to new advances in the health and wellness industry.

We believe that our experience has uniquely positioned us to scale and maintain an ecosystem of opinion leaders following wellness-focused brands. We believe we work with an “A-list” group of influencers who promote the products and services that are offered on our platform.

Our Clients

Currently, all of the brands in our portfolio are with affiliated companies that are owned 100% by our Chief Executive Officer, Jas Mathur.

Our Network of Influencers

We have brought together a network of high profile and influential individuals who have all have two things in common: Look Good and Feel Great. This includes: music artists, movie stars, professional athletes, popular social media influencers, fitness experts, and nutrition coaches. We utilize our network of influencers on an “as needed” basis and compensation terms vary depending on the influencer and product, as decided upon by our management. We do not have any formal long-term contracts with any one influencer. Our marketing team works with the brands to determine the appropriate audience for any given brand and reaches out to those persons in our network, who are then engaged to publicize on their media platforms a pre-approved post provided by our marketing team, and in turn, they receive commissions for sales of products they publicize. All of the products promoted are offered to consumers through our website.

Our Compliance Team

All of our compliance matters are managed in house by our Chief Operating Officer and our VP of Legal Affairs, including our data security, privacy rights, and ensuring that the products that we offer are in compliance with applicable government regulations. (See “Government Regulation” below.)

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Our Strategy

We have manufacturing and distribution licensing agreements to market, manufacture, sell, and distribute the branded products on behalf of our licensors. The licensor retains the rights to continue its own use of these items under existing or new contracts in its discretion, and to develop new products. Our typical manufacturing and distribution licensing agreements allows us to:

(a)	Design or redesign the products;
(b)	Manufacture the products under such design specifications as may be mutually agreed upon by the licensor and us from time to time;
(c)	Promote, sell, and distribute the products in the United States and its territories;
(d)	Use the existing designs of the products and all intellectual property rights associated with or for such products, including all trademarks and patent rights, with the sale, promotion, and distribution of the products in the territory, including the display of any trademarks, and all other designs or marks which could be or that are actually later registered with the federal Patent and Trademark Office, on our vehicles and other merchandising equipment, and on stationery, packaging, and other advertising and promotional materials;
(e)	Use the existing domain names, web addresses, telephone lines, third-party vendors, and any other operational element currently in use by the licensor that can be transferred to us; and
(f)	Manufacture, promote, sell, and distribute new products designed or created by us that we deem preferable to sell under the licensor’s name; and in such case, we negotiate in good faith to agree on a royalty commission percentage or flat rate amount for the sale of new products using the licensor’s name.

Market Data and Research of Our Verticals

Health and Wellness

According to Zion Market Research, the global health and wellness market size is projected to reach $8,946 billion by the end of 2030, with a compound annual growth rate of approximately 6.9% between 2023 and 2030. In 2022, the market size was estimated to be $5,244 billion.

Corporate History and Background

The Company was formed in the State of Nevada on June 3, 1996, as Vyta Corp. On November 5, 2010, the Company changed its name to Bio Lab Naturals, Inc. On May 11, 2022, Bio Lab Naturals, Inc., a Delaware corporation (“Bio Lab”), entered into a Share Exchange Agreement (the “Share Exchange Agreement”) with Limitless X, Inc., a Nevada corporation (“LimitlessX”), and its 11 shareholders (the “LimitlessX Acquisition”). The parties completed and closed the LimitlessX Acquisition on May 20, 2022. Concurrently with the LimitlessX Acquisition, Jaspreet Mathur, the founder and principal shareholder of LimitlessX, also purchased from Helion Holdings LLC, shares of Bio Lab’s Class A Preferred Convertible Stock, which at all times have a number of votes equal to 60% of all of the issued and outstanding shares of common stock of Bio Lab. On June 10, 2022, the Company changed its name to Limitless X Holdings Inc.

Corporate Information

We are a Delaware corporation. Our corporate headquarters are located at 9454 Wilshire Blvd., #300, Beverly Hills, CA 90212. Our telephone number is (833) 888-8923. We maintain a website at www. https://www.limitlessx.com/.

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THE OFFERING

Common Stock Offered	Up to [ ] shares of Common Stock based on an assumed public offering price of $[ ] per share, which is the last reported bid price of our Common Stock on the OTCQB on [ ], 2024.

Representative’s Warrants	We have agreed to issue to the representative of the underwriters or its designees at the closing of this offering, warrants to purchase the number of shares of our Common Stock equal to [7.0]% of the aggregate number of shares sold in this offering(the “Representative’s Warrants”). The exercise price of the Representative’s Warrants will equal 100% of the public offering price per share, subject to adjustments. The Representative’s Warrants provide for registration rights (including a one-time demand registration right and piggyback registration rights that expire 5 years from the commencement of sales of the offering) and customary anti-dilution provisions as permitted under FINRA Rule 5110(g)(8). The registration statement of which this prospectus is a part also covers the Representative’s Warrants and the shares of Common Stock issuable upon the exercise thereof.(See “Underwriting.”)

Shares of Common Stock issued and outstanding prior to this offering	3,977,497 shares.

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Shares of Common Stock to be outstanding after this offering	[ ] shares.

Use of Proceeds	We estimate that the net proceeds from this offering will be approximately $[ ] million, based on an assumed combined public offering price of $[ ] per share of Common Stock which was the last reported bid price of our Common Stock on the OTCQB on [ ], 2024, and after deducting underwriting discounts and commissions and estimated offering expenses payable by us. We currently intend to use the net proceeds from this offering for inventory, marketing, research and development, and working capital. (See “Use of Proceeds.”)

Lock-Up Agreements	We and our directors, officers and certain stockholders who are holders of 5% or more of the outstanding shares of common stock as of the effective date of the registration statement, have agreed with the underwriters that we will not, without the prior written consent of the representatives, for a period of 1 year after the date of this prospectus: (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any classes of our stocks or any securities convertible into or exercisable or exchangeable for any classes of our stocks; (ii) file or caused to be filed any registration statement with the SEC, relating to the offering of any classes of our stocks or any securities convertible into or exercisable or exchangeable for any classes of our stocks; (iii) complete any offering of debt securities, other than entering into a line of credit with a traditional bank; or (iv) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any classes of our stocks, whether any such transaction described in clause (i), (ii), (iii) or (iv) above is to be settled by delivery of any classes of our stocks or such other securities, in cash or otherwise.

Dividend Policy	We currently intend to retain our future earnings, if any, to finance the development and expansion of our business. The determination to pay dividends will be at the discretion of our board of directors and will depend on our financial condition, results of operations, capital requirements, restrictions contained in any financing instruments, and such other factors as our board of directors deems relevant in its discretion. (See “Dividend Policy.”)

Risk Factors	Investing in our Common Stock involves a high degree of risk. You should carefully review and consider the “Risk Factors” section of this prospectus for a discussion of factors to consider before deciding to purchase any of our securities in this offering.

Stock Exchange Symbol	Our shares of Common Stock are quoted on the OTCQB Venture Market under the OTCQB ticker symbol “VYBE.” We intend to apply to list our Common Stock on the NYSE American. We will not consummate this offering unless our Common Stock is approved for listing on the NYSE American or another stock exchange.

The number of shares of our Common Stock outstanding after the completion of this offering is based on 3,976,998 shares of our Common Stock outstanding as of September 30, 2023, and excludes:

●	1,000,000 shares of Common Stock issuable upon the conversion of our outstanding Class A Preferred Stock;

●	833,333 shares of Common Stock reserved for the future issuance of awards under our 2022 Incentive and Non-statutory Stock Option Plan;

●	833,333 shares of Common Stock reserved for future issuance of awards under our 2022 Restricted Stock Plan; and

●	10,349,097 shares of Common Stock issuable upon the conversion of our Class B Preferred Stock. Class B Preferred Stock was issuable upon the conversion of outstanding convertible notes.

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SUMMARY FINANCIAL DATA

The following table presents summary financial data. The statement of operations data for the nine and three months ended September 30, 2023 and 2022 and for the years ended December 31, 2022 and 2021 are derived from our audited annual financial statements. Our historical results are not necessarily indicative of our results in any future period.

You should read the following summary financial data together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and the related notes included elsewhere in this prospectus. The summary financial data in this section is not intended to replace our financial statements and the related notes and are qualified in their entirety by the financial statements and related notes included elsewhere in this prospectus.

	For the three months ended September 30,		For the nine months ended September 30,
	2023	2022	2023	2022

Revenue
Product sales	$1,005,924	$12,114,278	$13,852,451	$27,382,335
Service revenue	1,261,814	9,378,900	4,058,818	12,344,100
Rentals	-	2,500	15,000	7,500
Total revenue	2,267,738	21,495,678	17,926,269	39,733,935

Cost of sales
Cost of sales	644,365	3,037,997	3,717,216	5,837,994
Cost of sales - other	-	-	-	358
Total cost of sales	644,365	3,037,997	3,717,216	5,838,352

Gross profit	1,623,373	18,457,681	14,209,053	33,895,583

Operating expenses:
General and administrative	(1,129)	660,068	1,051,630	1,089,109
Advertising and marketing	1,873,612	17,163,099	18,525,288	34,376,380
Stock compensation for services	-	-	141,020	1,117,782
Transaction fees	75,050	1,401,892	1,159,896	1,988,718
Merchant fees	41,370	917,427	1,098,648	1,656,920
Royalty fees	18,324	472,082	398,149	704,203
Professional fees	91,642	272,963	1,211,759	940,945
Payroll and payroll taxes	859,512	258,934	2,931,357	392,605
Rent	37,609	41,177	123,401	121,570
Bad debt expense	-	-	232,374	-
Consulting fees, related party	-	6,000	10,000	38,500
Total operating expenses	2,995,990	21,193,642	26,883,522	42,426,732

Loss from operations	(1,372,617)	(2,735,961)	(12,674,469)	(8,531,149)

Other income (expense)
Interest expense	(275,856)	(68,286)	(731,616)	(81,394)
Loss on debt settlement	-	-	(142,551)	-
Other income	-	-	-	57,756
Other expense	(132,000)	-	(162,000)	-
Gain on disposal of assets	-	-	-	28,397
Total other income (expense), net	(407,856)	(68,286)	(1,036,167)	4,759

Loss before income taxes	(1,780,473)	(2,804,247)	(13,710,636)	(8,526,390)

Income tax provision	(48)	-	-	6,402

Gain on deconsolidation of subsidiary	-	-	241,365	-

Net loss	$(1,780,425)	$(2,804,247)	$(13,469,271)	$(8,532,792)

Net loss per common share - basic and diluted	$(0.45)	$(0.74)	$(3.41)	$(4.28)

Weighted average number of common shares	3,977,497	3,789,565	3,950,911	1,995,073

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		For the period from
		September 27, 2021
	For the	(Date of formation)
	year ended	through
	December 31, 2022	December 31, 2021

Revenue
Product sales	$40,364,955	$302,371
Service revenue	18,308,341	-
Rentals	15,000	-
Total revenue	58,688,296	302,371

Cost of sales
Cost of sales	6,942,680	3,258
Cost of sales – other	358	-
Total cost of sales	6,943,038	3,258

Gross profit	51,745,258	299,113

Operating expenses:
General and administrative	1,938,640	12,054
Advertising and marketing	47,164,700	194,679
Stock compensation for services	1,117,782	-
Transaction fees	3,201,599	1,416
Merchant fees	2,459,670	20,092
Royalty fees	1,114,403	-
Professional fees	1,647,787	14,000
Payroll and payroll taxes	1,306,565	17,794
Rent	205,497	11,508
Bad debt expense	1,300,855	-
Consulting fees, related party	43,500	-
Total operating expenses	61,500,998	271,543

Income (loss) from operations	(9,755,740)	27,570

Other income (expense)
Interest expense	(348,017)	-
Other income	57,756	-
Gain on disposal of assets	28,397	-
Total other income (expense), net	(261,864)	-

Income (loss) before income taxes	(10,017,604)	27,570

Income tax provision	6,402	22,906

Net income (loss)	$(10,024,006)	$4,664

Net income (loss) per common share – basic and diluted	$(2.71)	$0.00

Weighted average number of common shares	3,692,740	1,986,073

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RISK FACTORS

An investment in our shares of Common Stock involves a high degree of risk and should be considered highly speculative. Before making an investment decision, you should carefully consider the following risk factors, which address the material risks concerning our business and an investment in shares of Common Stock, together with the other information contained in this prospectus. The risks described below are material risks currently known, expected, or reasonably foreseeable by us. However, the risks described below are not the only ones that we face. Additional risks not presently known to us or that we currently deem immaterial may also affect our business, operating results, prospects, or financial condition. If any of the risks discussed in this prospectus occur, our business, prospects, liquidity, financial condition, and results of operations could be materially and adversely affected, in which case the trading price of our Common Stock could decline significantly, and you could lose all or part of your investment. Some statements in this prospectus, including statements in the following risk factors, constitute forward-looking statements. (See “Cautionary Note Concerning Forward-Looking Statements.”)

Risks Related to Our Business

Our future profitability is uncertain.

We have incurred losses in recent quarters. Because we operate in a highly competitive industry, we have difficulty predicting our future operating results, and we cannot be certain that our revenue will grow at rates that will allow us to reach or maintain profitability on a quarterly or annual basis.

We have incurred significant losses, we expect to incur losses in the future, and we may not be able to generate sufficient revenue to achieve and maintain profitability.

As of September 30, 2023, we incurred net losses of $13,469,271. We expect to continue to incur significant expenses and operating losses for the foreseeable future as we broaden our customer base, develop our retail and wholesale distribution platforms, and we make expenditures in an effort to enhance our existing online direct-to-consumer website. Historically, we have devoted most of our financial and other resources on sales and marketing; continued expansion of our business; and general administration expenses, including legal, accounting, and other expenses. We may not succeed in increasing our revenues, which historically have been reliant on our online direct-to-consumer website, in a manner that will be sufficient to offset these higher expenses. Any failure to increase our revenues as we implement initiatives to grow our business could prevent us from achieving profitability. We cannot be certain that we will be able to achieve profitability on a quarterly or annual basis, if at all. If we are unable to address these risks and difficulties as we encounter them, our business, financial condition and results of operations may suffer.

If we do not obtain adequate capital funding or improve our financial performance, we may not be able to continue as a going concern.

If we are unable to obtain adequate funding or if we are unable to grow our revenue substantially to achieve and sustain profitability, we may not be able to continue as a going concern. If we are unable to raise additional capital when required or on acceptable terms, we will be required to significantly delay, scale back, or restrict our operations or obtain funds by entering into agreements on unattractive terms, which would likely have a material adverse effect on our business, stock price, and our relationships with third parties with whom we have business relationships, at least until additional funding is obtained. If we do not have sufficient funds to continue operations, we could be required to seek bankruptcy protection or other alternatives that would likely result in our shareholders losing some or all of their investment in us. In addition, our ability to achieve profitability or to respond to competitive pressures would be significantly limited.

All of the current brands and products that we sell and promote are owned or controlled by our Chief Executive Officer and we may lose all of our business at any time.

All of the current brands and products that we sell and promote are owned or controlled by Jas Mathur, our Chief Executive Officer. If Mr. Mathur chooses, on behalf of his companies and/or brands, to terminate all of the agreements he has with us, we will effectively lose all of our current business. All of our licensing agreements with our current marketed brands were entered into in 2021 and have five year terms, whereby the licensors are not able to terminate the agreement with us except “for cause.” However, all such licensing agreements only grant us a non-exclusive license to manufacture, market, and distribute the brand’s products. Therefore, there is a possibility that the brands could work with other companies to manufacture, market, and distribute their products or replace us entirely. If this occurs, our revenues will significantly decline or stop completely. In addition, some of the trademarks for our name, “Limitless X,” and logo are owned by entities that are owned or controlled by Mr. Mathur. In the event that he chooses to restrict our use of these trademarks, we will not be able to use our name and logo and would have to change our name.

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We may not be able to successfully continue the business of Prime Time Live.

As a result of the LimitlessX Acquisition, we also acquired the business of Prime Time Live, Inc. (“PTL”), a digital marketer and service provider in the event industry. A major part of our business plan is to integrate the PTL platform with our offered services so that we can establish a more robust in-house digital marketing arm that we can utilize when promoting our customers’ brands and products. If we are not able to manage the integration of the PTL business successfully or cost effectively incorporate PTL’s platform, systems, and work flow with our brands’ existing marketing plans, our business, financial condition, results of operations and prospects could be adversely affected.

If we fail to cost-effectively acquire new consumers or retain our existing consumers, our business could be adversely affected.

Our success depends on our ability to attract new customers and engage existing customers cost-effectively. To acquire and engage customers, we must, among other things, promote and sustain our platform, and provide high-quality products, user experiences, and customer service. If customers do not perceive our e-commerce service or products to be reliable and of high quality, if we fail to introduce new and improved products, or if we introduce new products that are not favorably received by the market, we may not be able to attract or retain customers.

We have historically acquired a significant number of our customers through digital advertising on social media. The advertisers we utilize may terminate their agreements with us at any time or introduce factors beyond our control, such as such as adjustments to algorithms that may decrease user engagement or negatively affect our ability to reach a broad audience; increases in pricing; and changes in policies that may delay or prevent our advertising through these channels, all of which could impact our ability to attract new customers.

We have marketing initiatives designed to acquire customers through increased search engine optimization and streaming digital video services. These new acquisition channels may not perform as well as our historical social media advertising channels. Our efforts to diversify customer acquisition channels may not be effective, which could negatively affect our results of operations.

Customer acquisition costs may fluctuate and rise on the channels that have been successful for us historically and on new channels that we are introducing. Rising costs may limit our ability to expand or maintain our customer acquisition efforts which could negatively affect our results of operations.

Other factors may reduce our ability to acquire, maintain, and further engage with customers, including the effectiveness of our marketing efforts and other expenditures we make to continue to acquire new customers and maintain and increase engagement with existing customers; system updates to advertising platforms; changes in search algorithms by search engines; the development of new search engines or social media sites that reduce traffic on existing search engines and social media sites; and consumer behavior changes as a result of the COVID-19 pandemic, or otherwise.

Moreover, consumer preferences may change, and customers may not purchase through our marketplace as frequently or spend as much with us as historically has been the case. As a result of these potential changes, the revenue generated from customer transactions may not be as high as revenue generated from transactions historically.

We must expend resources to maintain consumer awareness of our brand, build brand loyalty and generate interest in our products. Our marketing strategies and channels will evolve and our efforts may or may not be successful.

To remain competitive and expand and keep market share for our products across our various channels, we need to increase our marketing and advertising spending. Substantial advertising and promotional expenditures may be required to maintain or improve our brands’ market position or to introduce new products to the market. An increase in our marketing and advertising efforts may not maintain our current reputation, lead to increased brand awareness, or attract new customers. If we are unable to maintain and promote a favorable perception of our brand and products on a cost-effective basis, our business, financial condition, results of operations, and prospects could be adversely affected.

Use of social media and influencers may materially and adversely affect our reputation or subject us to fines or other penalties.

We use third-party social media platforms as, among other things, marketing tools. We also maintain relationships with many social media influencers and engage in sponsorship initiatives. As existing e-commerce and social media platforms continue to rapidly evolve and new platforms develop, we must continue to maintain a presence on these platforms and establish presences on new or emerging popular social media platforms. If we are unable to cost-effectively use social media platforms as marketing tools or if the social media platforms we use change their policies or algorithms, we may not be able to fully optimize such platforms, and our ability to maintain and acquire customers and our financial condition may suffer.

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Furthermore, as laws and regulations and public opinion rapidly evolve to govern the use of these platforms and devices, the failure by us, our employees, our network of social media influencers, our sponsors or third parties acting at our direction to abide by applicable laws and regulations in the use of these platforms and devices or otherwise could subject us to regulatory investigations, class action lawsuits, liability, fines or other penalties and have a material adverse effect on our business, financial condition and operating results.

In addition, an increase in the use of social media for product promotion and marketing may cause an increase in the burden on us to monitor compliance of such materials, and increase the risk that such materials could contain problematic product or marketing claims in violation of applicable regulations. For example, in some cases, the FTC has sought enforcement action where an endorsement has failed to clearly and conspicuously disclose a financial relationship or material connection between an influencer and an advertiser.

We do not prescribe what our influencers post, and if we were held responsible for the content of their posts or their actions, we could be fined or forced to alter our practices, which could have an adverse impact on our business.

Negative commentary regarding us, our products or influencers and other third parties who are affiliated with us may also be posted on social media platforms and may be adverse to our reputation or business. Influencers with whom we maintain relationships could engage in behavior or use their platforms to communicate directly with our customers in a manner that reflects poorly on our brand and may be attributed to us or otherwise adversely affect us. It is not possible to prevent such behavior, and the precautions we take to detect this activity may not be effective in all cases. Our target consumers often value readily available information and often act on such information without further investigation and without regard to its accuracy. The harm may be immediate, without affording us an opportunity for redress or correction.

If we fail to retain existing customers, or fail to maintain average order value levels, we may not be able to maintain our revenue base and margins, which would have a material adverse effect on our business and operating results.

A significant portion of our net sales are generated from sales to existing customers. If existing customers no longer find our product offerings appealing, or if we are unable to timely update our product offerings to meet current trends and customer demands, our existing customers may make fewer or smaller purchases in the future. A decrease in the number of our customers who make repeat purchases or a decrease in their spending on the merchandise we offer could negatively impact our operating results. Further, we believe that our future success will depend in part on our ability to increase sales to our existing customers over time, and if we are unable to do so, our business may suffer. If we fail to generate repeat purchases or maintain high levels of customer engagement and average order value, our growth prospects, operating results and financial condition could be materially adversely affected.

Traffic to our e-commerce webpages and conversion rates may decline.

In order to generate online customer traffic we depend heavily on e-mailed catalogs, outbound emails, and an affiliate program. Our sales volume and e-commerce webpages traffic generally may be adversely affected by, among other things, a change in any of the above mentioned dependencies as well as economic downturns, system failures, competition from other internet retailers and non-internet retailers. A reduction in traffic to the e-commerce webpages as a result of these or any other factors could have a material adverse effect on our business, results of operations and financial condition. In addition, e-commerce webpages sales conversion rates may decline due to, among other things, system failures and our ability to effectively predict and respond to changing trends and consumer demands, and to translate market trends into appropriate, saleable product offerings in a timely manner, all of which could also have a material adverse effect on our business, results of operations and financial condition.

We must effectively manage our vendors to minimize inventory risk and maintain our margins.

We seek to avoid maintaining high inventory levels in an effort to limit the risk of outdated merchandise and inventory write-downs. If we underestimate quantities demanded by our customers and our vendors cannot restock, then we may disappoint customers who may then turn to our competitors. We require many of our vendors to meet minimum restocking requirements, but if our vendors cannot meet these requirements and we cannot find alternative vendors, we could be forced to carry more inventory than we have in the past. Our risk of inventory write-downs would increase if we were to hold large inventories of merchandise that prove to be unpopular.

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We rely on third parties for some essential business operations and services, and disruptions or failures in service or changes in terms may adversely affect our ability to deliver goods and services to our customers.

We currently depend on third parties for important aspects of our business, such as printing, shipping, paper supplies and operation of our e-commerce webpages and customer support. We have limited control over these third parties, and we are not their only client. In addition, we may not be able to maintain satisfactory relationships with any of these third parties on acceptable commercial terms. Further, we cannot be certain that the quality or cost of products and services that they provide will remain at currents levels or the levels needed to enable us to conduct our business efficiently and effectively.

Our business, including our costs and supply chain, is subject to risks associated with sourcing, manufacturing, warehousing, distribution, infrastructure and logistics to third-party providers, and the loss of any of our key suppliers or logistical service providers could negatively impact our business.

All of the products we offer are supplied or manufactured by a limited number of third-party suppliers and manufacturers, and as a result we may be subject to price fluctuations or supply disruptions. Our operating results would be negatively impacted by increases in the costs of our products, and we have no guarantees that costs will not rise. In addition, as we expand into new categories and product types, we expect that we may not have strong purchasing power in these new areas, which could lead to higher costs than we have historically seen in our current categories. We may not be able to pass increased costs on to consumers, which could adversely affect our operating results. Moreover, in the event of a significant disruption in the supply of the materials used in the manufacture of the products we offer, we and the vendors that we work with might not be able to locate alternative suppliers of materials of comparable quality at an acceptable price.

In addition, products and merchandise we receive from manufacturers and suppliers may not be of sufficient quality or free from damage, or such products may be damaged during shipping, while stored in our warehouse fulfillment centers or with third-party ecommerce or retail customers or when returned by consumers. We may incur additional expenses and our reputation could be harmed if consumers and potential consumers believe that our products do not meet their expectations, are not properly labelled or are damaged. Quality control problems could also result in regulatory action, such as FDA Warning Letters, restrictions on importation, product liability litigation, product seizures, products of inferior quality or product stock outages or shortages, harming our sales and creating inventory write-downs for unusable products.

We purchase significant amounts of product from a limited number of suppliers with limited supply capabilities. There can be no assurance that our current suppliers will be able to accommodate our anticipated growth or continue to supply current quantities at preferential prices. We generally do not maintain long-term supply contracts with any of our suppliers and any of our suppliers could discontinue selling to us at any time. An inability of our existing suppliers to provide materials in a timely or cost-effective manner could impair our growth and have an adverse effect on our business, financial condition, results of operations and prospects.

We rely or may rely on software-as-a-service (“SaaS”) technologies from third parties in order to operate critical functions of our business, including financial management services, payment processing, customer relationship management services, website platform services, ecommerce services, email services, supply chain services, and data storage services. If these services become unavailable due to extended outages or interruptions or because they are no longer available on commercially reasonable terms or prices or for any other reason, or if we fail to migrate successfully to new services, our expenses could increase, our ability to manage our finances could be interrupted, our processes for managing sales of our offerings and supporting our consumers could be impaired, our ability to communicate with our suppliers could be weakened and our ability to access or save data stored to the cloud may be impaired until equivalent services, if available, are identified, obtained and implemented, all of which could have an adverse effect on our business, financial condition, results of operations and prospects.

We utilize cloud services from third-party data center facilities operated by AWS and Cloudflare. Any damage to, failure of or interference with our cloud service that is hosted by us, AWS, Cloudfare, or by third-party providers we may utilize in the future, whether as a result of our actions, actions by the third-party data centers, actions by other third parties, or acts of nature, could result in interruptions in our cloud service and/or the loss of our or our customers’ data, including personal information. Impairment of, or interruptions in, our cloud services may subject us to claims and litigation and adversely affect our ability to attract new customers. Our business will also be harmed if our customers and potential customers believe our services are unreliable. Additionally, any limitation of the capacity of our data centers could impede our ability to scale, onboard new customers or expand the usage of existing customers, which could adversely affect our business, financial condition and results of operations. While we have disaster recovery arrangements in place, our preparations may not be adequate to account for disasters or similar events that may occur in the future and may not effectively permit us to continue operating in the event of any problems with respect to our systems or those of our third-party data centers or any other third-party facilities. Our disaster recovery and data redundancy measures may be inadequate, and our business interruption insurance may not be sufficient to compensate us for the losses that could occur.

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If any of our key suppliers becomes insolvent, ceases or significantly reduces its operations or experiences financial distress or if any environmental, economic or other outside factors impact their operations, our operations could be substantially disrupted. If we are unable to identify or enter into distribution relationships with new suppliers or to replace the loss of any of our existing suppliers, we may experience a competitive disadvantage, our business may be disrupted and our business, financial condition, results of operations and prospects could be adversely affected.

If our third-party suppliers and manufacturers do not comply with ethical business practices or with applicable laws and regulations, our reputation, business, financial condition, results of operations and prospects could be harmed.

We continually seek to expand our base of suppliers, especially as we identify new products that necessitate new or additional materials. We also require our new and existing suppliers to meet our ethical and business partner standards. Suppliers may also have to meet governmental and industry standards and any relevant standards required by our consumers, which may require additional investment and time on behalf of suppliers and us.

Our reputation and our consumers’ willingness to purchase our products depend in part on our suppliers’, manufacturers’, and retail partners’ compliance with ethical employment practices, such as with respect to child labor, wages and benefits, forced labor, discrimination, safe and healthy working conditions, and with all legal and regulatory requirements relating to the conduct of their businesses. We do not exercise control over our suppliers, manufacturers, and retail partners and cannot guarantee their compliance with ethical and lawful business practices. If our suppliers, manufacturers, or retail partners fail to comply with applicable laws, regulations, safety codes, employment practices, human rights standards, quality standards, environmental standards, production practices, or other obligations, norms, or ethical standards, our reputation and brand image could be harmed, and we could be exposed to litigation, investigations, enforcement actions, monetary liability, and additional costs that would harm our reputation, business, financial condition, results of operations and prospects.

Shipping is a critical part of our business and any changes in our shipping arrangements or any interruptions in shipping could adversely affect our operating results.

We rely on several vendors for our shipping requirements. If we are not able to negotiate acceptable pricing and other terms with these vendors or if they experience performance problems or other difficulties, it could negatively impact our operating results and our consumer experience. Rising shipping costs and the imposition of surcharges from time to time could negatively impact our operating results. In addition, our ability to receive inbound inventory and ship products to consumers and retailers may be negatively affected by inclement weather, fire, flood, power loss, earthquakes, labor disputes, acts of war or terrorism, trade embargoes, customs and tax requirements and similar factors. We are also subject to risks of damage or loss during delivery by our shipping vendors. If our products are not delivered in a timely fashion or are damaged or lost during delivery, our consumers could become dissatisfied and cease shopping on our site or retailer, which could have an adverse effect on our business, financial condition, operating results and prospects.

We are subject to risks related to online payment methods, including third-party payment processing-related risks.

We currently accept payments using a variety of methods, including credit card, debit card, and gift cards. As we offer new payment options to consumers, we may be subject to additional regulations, compliance requirements, fraud and other risks. We also rely on third parties to provide payment processing services, and for certain payment methods, we pay interchange and other fees, which may increase over time and raise our operating costs and affect our ability to achieve or maintain profitability. We are also subject to payment card association operating rules and certification requirements, including the Payment Card Industry Data Security Standard, or PCI-DSS, and rules governing electronic funds transfers, which could change or be reinterpreted to make it difficult or impossible for us to comply. If we (or a third party processing payment card transactions on our behalf) suffer a security breach affecting payment card information, we may have to pay onerous and significant fines, penalties and assessments arising out of the major card brands’ rules and regulations, contractual indemnifications or liability contained in merchant agreements and similar contracts, and we may lose our ability to accept payment cards for payment for our goods and services, which could materially impact our operations and financial performance.

Furthermore, as our business changes, we may be subject to different rules under existing standards, which may require new assessments that involve costs above what we currently pay for compliance. As we offer new payment options to consumers, including by way of integrating emerging mobile and other payment methods, we may be subject to additional regulations, compliance requirements and fraud. If we fail to comply with the rules or requirements of any provider of a payment method we accept, if the volume of fraud in our transactions limits or terminates our rights to use payment methods we currently accept, or if a data breach occurs relating to our payment systems, we may, among other things, be subject to fines or higher transaction fees and may lose, or face restrictions placed upon, our ability to accept credit card payments from consumers or facilitate other types of online payments. In addition, our customers could lose confidence in certain payment types, which may result in a shift to other payment types or potential changes to our payment systems that may result in higher costs.

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We also occasionally receive orders placed with fraudulent data and we may ultimately be held liable for the unauthorized use of a cardholder’s card number in an illegal activity and be required by card issuers to pay charge-back fees. Charge-backs result not only in our loss of fees earned with respect to the payment, but also leave us liable for the underlying money transfer amount. If our charge-back rate becomes excessive, card associations also may require us to pay fines or refuse to process our transactions. In addition, we may be subject to additional fraud risk if third-party service providers or our employees fraudulently use consumer information for their own gain or facilitate the fraudulent use of such information. Overall, we may have little recourse if we process a criminally fraudulent transaction. If we fail to adequately control fraudulent credit card transactions, we may face civil liability, diminished public perception of our security measures, and significantly higher credit card-related costs, each of which could harm our business, results of operations and financial condition.

Merchandise returns could harm our business.

We allow our customers to return products, subject to our return policy. If the rate of merchandise returns increases significantly or if merchandise return economics become less efficient, our business, financial condition and operating results could be harmed. Further, we modify our policies relating to returns from time to time, which may result in customer dissatisfaction or an increase in the number of product returns. From time to time our products are damaged in transit, which can increase return rates and harm our brands.

Our operations are currently dependent on a single warehouse and distribution center, and the loss of, or disruption in, the warehouse and distribution center and other factors affecting the distribution of merchandise could have a material adverse effect on our business and operations.

Our warehouse and fulfillment/distribution functions are currently primarily handled from a single facility. Our current fulfillment/distribution operations are dependent on the continued use of this facility. Any significant interruption in the operation of the warehouse and fulfillment/ distribution center due to COVID-19 restrictions, natural disasters, accidents, system issues or failures, or other unforeseen causes that materially impair our ability to access or use our facility, could delay or impair the ability to distribute merchandise and fulfill online orders, which could cause sales to decline.

We also depend upon third-party carriers for shipment of a significant amount of merchandise directly to our customers. An interruption in service by these third-party carriers for any reason could cause temporary disruptions in business, a loss of sales and profits, and other material adverse effects.

Our revenues and income could decline due to general economic trends and declines in consumer spending.

Our revenues are largely generated by discretionary consumer spending. Consumer spending tends to decline during recessionary periods and may also decline at other times. Accordingly, our revenues could decline during any general economic downturn.

We face risks related to recession, inflation, weak growth, and other economic conditions.

Customer demand for our products may be impacted by weak economic conditions, inflation, weak growth, recession, equity market volatility, or other negative economic factors in the United States or other nations. For example, under these conditions, potential customers may delay or cancel purchases of our products. Further, in the event of a recession our manufacturing partners, suppliers, and other third-party partners may suffer their own financial and economic challenges and as a result they may demand pricing accommodations, delay payment, or become insolvent, which could harm our ability to meet our customer demands or otherwise could harm our business, financial condition, and results of operations. Similarly, disruptions in financial and credit markets may impact our ability to manage normal commercial relationships with our customers, suppliers, and lenders and might cause us to not be able to access sources of liquidity, and our borrowing costs could increase. If general macroeconomic conditions deteriorate, our business, financial condition, and results of operations could be materially and adversely affected.

In addition, we are also subject to risk from inflation and increasing market prices of certain supplies and raw materials, which are incorporated into our products or used by our suppliers to manufacture our products. These components, supplies, and commodities may from time to time become restricted, or general market factors and conditions may affect pricing of such components, supplies and commodities, such as inflation or supply chain constraints.

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Changes in the economy could have a detrimental impact on our business.

Changes in the general economic climate could have a detrimental impact on our revenue. It is possible that recessionary pressures and other economic factors (such as declining incomes, future potential rising interest rates, higher unemployment, and tax increases) may adversely affect our business. Any of such events or occurrences could have a material adverse effect on our financial results and on your investment.

Increases in labor costs, including wages, could adversely affect our business, financial condition and results of operations.

Labor is a significant portion of our cost structure and is subject to many external factors, including unemployment levels, prevailing wage rates, minimum wage laws, potential collective bargaining arrangements, health insurance costs and other insurance costs and changes in employment and labor legislation or other workplace regulation. From time to time, legislative proposals are made to increase the federal minimum wage in the United States, as well as the minimum wage in California and a number of other states and municipalities, and to reform entitlement programs, such as health insurance and paid leave programs. As minimum wage rates increase or related laws and regulations change, we may need to increase not only the wage rates of our minimum wage employees, but also the wages paid to our other hourly or salaried employees. Any increase in the cost of our labor could have an adverse effect on our business, financial condition and results of operations or if we fail to pay such higher wages we could suffer increased employee turnover. Increases in labor costs could force us to increase prices, which could adversely impact our sales. If competitive pressures or other factors prevent us from offsetting increased labor costs by increases in prices, our profitability may decline and could have a material adverse effect on our business, financial condition and results of operations.

We face competition in our market from various companies, most of which have greater financial, production, and other resources than us.

We face significant competition from other marketing companies, and our operating results could suffer if we fail to compete effectively. The marketing industry is intensely competitive and subject to rapid and significant change. We have competitors both in the United States and internationally, including major marketing companies. Many of our competitors have substantially greater financial, technical, and other resources, such as larger staff and experienced marketing and manufacturing organizations. These companies may obtain market acceptance more rapidly than we can and may be more effective in selling and marketing their products and services as well. Smaller or early-stage companies may also prove to be significant competitors, particularly through collaborative arrangements with large, established companies. Our ability to compete depends, in part, upon a number of factors outside our control, including the ability of our competitors to develop products and services that are superior. Competition may increase further as a result of greater availability of capital for investment in these industries. Our competitors may succeed in developing, acquiring, or licensing similar products or services that we may develop. If we fail to successfully compete in our market, or if we incur significant expenses in order to compete, it could have a material adverse effect on our results of operations.

Our business model is evolving.

Our business model is unproven and is likely to continue to evolve. Accordingly, our initial business model may not be successful and may need to be changed. Our ability to generate significant revenues will depend, in large part, on our ability to successfully market our products to potential users who may not be convinced of the need for our products and services or who may be reluctant to rely upon third parties to develop and provide these products. We intend to continue to develop our business model as our market continues to evolve.

If we fail to maintain and enhance awareness of our brand, our business and financial results could be adversely affected.

We believe that maintaining and enhancing awareness of our brand is critical to achieving widespread acceptance and success of our business. We also believe that the importance of brand recognition will increase due to the relatively low barriers to entry in our market. Maintaining and enhancing our brand awareness may require us to spend increasing amounts of money on, and devote greater resources to, advertising, marketing, and other brand-building efforts and these investments may not be successful. Further, even if these efforts are successful, they may not be cost-effective. If we are unable to continuously maintain and enhance our media presence, our market may decrease and we may fail to attract advertisers and subscribers, which could in turn result in lost revenues and adversely affect our business and financial results.

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An inability to maintain and enhance product image could harm our business.

It is important that we maintain and enhance a positive perception of any new products. The image and reputation of our products may be impacted for various reasons including, but not limited to, bad publicity, litigation, and complaints from regulatory bodies. Such problems, even when unsubstantiated, could be harmful to our image and the reputation of our products. These claims may not be covered by our insurance policies. Any resulting litigation could be costly for us, divert management attention, and could result in increased costs of doing business, or otherwise have a material adverse effect on our business, results of operations, and financial condition. Any negative publicity generated could damage our reputation and diminish the value of our brand, which could have a material adverse effect on our business, results of operations, and financial condition. Deterioration in our brand equity (brand image, reputation, and product quality) may have a material adverse effect on our financial results.

We could face liability for information displayed via our e-commerce webpages and our other websites.

We may be subjected to claims for defamation, negligence, copyright, or trademark infringement or based on other theories relating to the information we publish on our e-commerce webpages and on any of our websites. These types of claims have been brought, sometimes successfully, against similar companies in the past. Based on links we provide to third-party websites, we could also be subjected to claims based upon online content we do not control that is accessible from our e-commerce webpages.

The actual or perceived failure by us or our vendors to comply with applicable privacy and data protection laws, regulations or industry standards could have an adverse effect on our business, financial condition, results of operations and prospects.

We collect, store, share, use, retain, safeguard, transfer, analyze, and otherwise process, and our vendors process on our behalf, personal information, confidential information, and other information necessary to provide and deliver our products through our e-commerce channel to operate our business, for legal and marketing purposes, and for other business-related purposes. Collection and use of this information might raise privacy and data protection concerns, which could negatively impact our business. Data privacy and information security has become a significant issue in the United States, Europe, and elsewhere. The legal and regulatory framework for privacy and security issues is rapidly evolving and is expected to increase our compliance costs and exposure to liability. There are numerous federal, state, local, and international laws, orders, codes, rules, regulations and regulatory guidance regarding privacy, information security and processing (collectively, “Data Protection Laws”), the number and scope of which is changing, subject to differing applications and interpretations, and which may be inconsistent among jurisdictions, or in conflict with other rules, laws or obligations (collectively, “Data Protection Obligations”). Therefore, the regulatory framework for privacy and data protection worldwide is, and is likely to remain, uncertain and complex for the foreseeable future, and our actual or perceived failure to address or comply with applicable Data Protection Laws and Data Protection Obligations could have an adverse effect on our business, financial condition, results of operations and prospects. We also expect that there will continue to be new Data Protection Laws and Data Protection Obligations, and we cannot yet determine the impact such future Data Protection Laws and Data Protection Obligations may have on our business. Any significant change to Data Protection Laws and Data Protection Obligations, including without limitation, regarding the manner in which the express or implied consent of consumers for processing is obtained, could increase our costs and require us to modify our operations, possibly in a material manner, which we may be unable to complete and may limit our ability to store and process consumer data and operate our business.

We are or may also be subject to the terms of our external and internal privacy and security policies, codes, representations, certifications, industry standards, publications and frameworks (collectively, “Privacy Policies”) and contractual obligations to third parties related to privacy, information security and processing, including contractual obligations to indemnify and hold harmless third parties from the costs or consequences of non-compliance with Data Protection Laws or Data Protection Obligations.

We may not be successful in achieving compliance if our employees, partners, or vendors do not comply with applicable Data Protection Laws, Privacy Policies and Data Protection Obligations. If we or our vendors fail (or are perceived to have failed) to comply with applicable Data Protection Laws, Privacy Policies and Data Protection Obligations, or if our Privacy Policies are, in whole or part, found to be inaccurate, incomplete, deceptive, unfair, or misrepresentative of our actual practices, our business, financial condition, results of operations and prospects could be adversely affected.

In the United States, our obligations include rules and regulations promulgated under the authority of the Federal Trade Commission (the “FTC”), the Electronic Communications Privacy Act, the Computer Fraud and Abuse Act, the California Consumer Privacy Act (the “CCPA”) and other state and federal laws relating to privacy and data security. The CCPA, which took effect on January 1, 2020, requires companies that process information of California residents to make new disclosures to consumers about their data collection, use and sharing practices, allows consumers to opt out of the sale of personal information with third parties and prohibits covered businesses from discriminating against California residents (for example, charging more for services) for exercising any of their rights under the CCPA. The law also provides a private right of action and statutory damages for certain data breaches that result in the loss of personal information. This private right of action is expected to increase the likelihood of, and risks associated with, data breach litigation. However, it remains unclear how various provisions of the CCPA will be interpreted and enforced. Therefore, the CCPA may increase our compliance costs and potential liability.

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In addition, the California Privacy Rights Act of 2020 (the “CPRA”) went into effect on January 1, 2023. The CPRA significantly modifies the CCPA, and imposes additional data protection obligations on companies doing business in California, resulting in further complexity. The law, among other things, gives California residents the ability to limit the use of their sensitive information, provides for penalties for CPRA violations concerning California residents under the age of 16, and establishes a new California Privacy Protection Agency to implement and enforce the law. The effects of this legislation are far-reaching and may impact our business. The CCPA could mark the beginning of a trend toward more stringent privacy legislation in the United States, which could increase our potential liability and adversely affect our business, financial condition, results of operations and prospects.

Other jurisdictions in the United States have already passed or are considering laws similar to the CCPA and CRPA, with potentially greater penalties and more rigorous compliance requirements relevant to our business. Many state legislatures have already adopted legislation that regulates how businesses operate online, including measures relating to privacy, data security, data breaches and the protection of sensitive and personal information. For example, on March 2, 2021, Virginia enacted the Virginia Consumer Data Protection Act (the “CDPA”), a comprehensive privacy statute that shares similarities with the CCPA, CPRA, and legislation proposed in other states. The CDPA required us to incur additional costs and expenses to comply with it before it became effective on January 1, 2023. June 2021, Colorado also enacted a similar law, the Colorado Privacy Act (the “CPA”), which becomes effective on July 1, 2023. Many other states are currently considering proposed comprehensive data privacy legislation and all 50 states have passed at least some form of data privacy legislation (for example, all 50 states have enacted laws requiring disclosure of certain personal data breaches). At the federal level, the United States Congress is also considering various proposals for comprehensive federal data privacy legislation and, while no comprehensive federal data privacy law currently exists, we are subject to applicable existing federal laws and regulations, such as the rules and regulations promulgated under the authority of the FTC, which regulates unfair or deceptive acts or practices, including with respect to data privacy and security. These state statutes, and other similar state or federal laws, may require us to modify our data processing practices and policies and incur substantial compliance-related costs and expenses.

We rely on a variety of marketing techniques and practices, including email and social media marketing, online targeted advertising, cookie-based processing, and postal mail to sell our products and services and to attract new consumers, and we, and our vendors, are subject to various current and future Data Protection Laws and Data Protection Obligations that govern marketing and advertising practices. Governmental authorities continue to evaluate the privacy implications inherent in the use of third-party “cookies” and other methods of online tracking for behavioral advertising and other purposes, such as by regulating the level of consumer notice and consent required before a company can employ cookies or other electronic tracking tools or the use of data gathered with such tools. Additionally, some providers of consumer devices, web browsers and application stores have implemented, or announced plans to implement, means to make it easier for Internet users to prevent the placement of cookies or to block other tracking technologies, require additional consents, or limit the ability to track user activity, which could if widely adopted result in the use of third-party cookies and other methods of online tracking becoming significantly less effective. Laws and regulations regarding the use of these cookies and other current online tracking and advertising practices or a loss in our ability to make effective use of services that employ such technologies could increase our costs of operations and limit our ability to acquire new consumers on cost-effective terms, which, in turn, could have an adverse effect on our business, financial condition, results of operations and prospects.

Government regulation of the internet and ecommerce is evolving, and unfavorable changes or failure by us to comply with these regulations could have an adverse effect on our business, financial condition, results of operations and prospects.

We are subject to general business regulations and laws as well as regulations and laws specifically governing the internet and ecommerce, including consumer protection regulations that regulate retailers and govern the promotion and sale of merchandise. Existing and future regulations and laws could impede the growth of the Internet, ecommerce or mobile commerce, which could in turn adversely affect our growth. These regulations and laws may involve taxes, tariffs, privacy and data security, anti-spam, content protection, electronic contracts and communications, consumer protection, sales practices, subscription programs and internet neutrality. It is not clear how existing laws governing issues such as property ownership, sales and other taxes and consumer privacy apply to the Internet as the vast majority of these laws were adopted prior to the advent of the Internet and do not contemplate or address the unique issues raised by the internet or ecommerce. It is possible that general business regulations and laws, or those specifically governing the internet or ecommerce, may be interpreted and applied in a manner that is inconsistent from one jurisdiction to another and may conflict with other rules or our practices. We cannot be sure that our practices have complied, comply or will comply fully with all such laws and regulations. Any failure, or perceived failure, by us to comply with any of these laws or regulations could result in damage to our reputation, a loss in business and proceedings or actions against us by governmental entities, customers, suppliers or others. Any such proceeding or action could hurt our reputation, force us to spend significant amounts in defense of these proceedings, distract our management, increase our costs of doing business, decrease the use of our website and mobile applications by customers and suppliers and may result in the imposition of monetary liabilities and burdensome injunctions that could, for example, require changes to our business practices. We may also be contractually liable to indemnify and hold harmless third parties from the costs or consequences of noncompliance with any such laws or regulations. As a result, adverse developments with respect to these laws and regulations could have an adverse effect on our business, financial condition, results of operations and prospects.

(See also “Our Business – Government Regulation” for additional risks.)

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Advertising inaccuracies or product mislabeling may have an adverse effect on our business by exposing us to lawsuits, product recalls or regulatory enforcement actions, increasing our operating costs and reducing demand for our product offerings.

Many products that we sell are labeled and advertised with claims as to their origin, ingredients or health, wellness, environmental or other benefits, including, by way of example, the use of the term “natural” or “organic” or similar synonyms or implied statements relating to such benefits. The FTC’s Guides For The Use Of Environmental Marketing Claims (the “Green Guides”) provide guidance on how to use environmental marketing claims, provide specific guidance for certain terms (e.g., “recyclable”), and recommend against using unqualified statements about environmental benefits such as “eco-friendly.” Although the FDA and the USDA each have issued statements regarding the appropriate use of the word “natural,” there is no single, U.S. government regulated definition of the term “natural” for use in the consumer and personal care industry.

Consumer class actions, actions from industry groups such as the National Advertising Division of the Better Business Bureau, and public enforcement actions have been brought against numerous companies that market “natural,” “sustainable,” or other ecologically conscious products or ingredients, asserting false, misleading and deceptive advertising and labeling claims.

These suits often identify ingredients or components of a product for which certain marketing claims may not be fully accurate, and claim that their presence in the product renders the statements false and deceptive. For example, some actions concerning “natural” claims have focused on the presence of genetically modified and/or synthetic ingredients or components in products, including synthetic forms of otherwise natural ingredients.

(See also, “Our Business – Government Regulation” for a detailed discussion regarding these risks.)

Many of our products are subject to regulatory enforcement.

-	The FDA regulates product labels and other product claims for the consumer products subject to its jurisdiction and has the authority to challenge product labels and claims that it believes are non-compliant or false or misleading, through the use of a variety of enforcement tools (e.g., Warning Letters, untitled letters, and seizure actions). In limited circumstances, the FDA has taken regulatory action against products labeled “natural” but that nonetheless contain synthetic ingredients or components.

-	The FTC has the authority to challenge claims made in product advertising and requires that such claims are adequately substantiated prior to use. The FTC similarly has enforcement tools that it uses to challenge advertising claims that it deems non-compliant with the law.

-	The USDA enforces federal standards for organic production and use of the term “organic” on product labeling. These laws prohibit a company from selling or labeling products as organic unless they are produced and handled in accordance with the applicable federal law. Failure to comply with these requirements may subject us to liability or regulatory enforcement. Consumers may also pursue state law claims challenging use of the organic label as being intentionally mislabeled or misleading or deceptive to consumers.

State and local regulators also have the authority to prosecute false advertising cases, including relating to environmental marketing claims. Current and potential competitors may make similar claims, which may result in action litigation and inquiries to us from state and federal regulators and governments.

Should we become subject to actions regarding our branding or product marketing, consumers may avoid purchasing products from us or seek alternatives, even if the basis for the claim is unfounded. Moreover, any regulatory or government enforcement actions may trigger class action lawsuits under state consumer protection laws.

Adverse publicity about these matters may discourage consumers from buying our products. The cost of defending against any such claims could be significant and we may incur substantial costs remediating product claims in labeling and advertising if we are unsuccessful in defending such actions. Any loss of confidence on the part of consumers in the truthfulness of our labeling, advertising or ingredient claims would be difficult and costly to overcome and may significantly reduce our brand value. Any of these events could adversely affect our reputation and brand and decrease our sales, which could have an adverse effect on our business, financial condition, results of operations and prospects.

False or misleading marketing claims concerning a product’s registration, or its efficacy may also create the risk for challenges under federal or state law.

(See also “Our Business—Government Regulation” for a detailed discussion regarding these risks.)

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We are subject to a number of other laws and regulations, which could impact our business.

We are subject to a broad range of federal, state, local, and foreign laws and regulations intended to protect public and worker health and safety, natural resources, the environment and consumers. Our operations are subject to regulation by the Occupational Safety and Health Administration (“OSHA”), the FDA, the CPSC, the USDA, the FTC, and by various other federal, state, local and foreign authorities regarding the manufacture, processing, packaging, storage, sale, order fulfillment, advertising, labeling, import and export of our products. In addition, we and our manufacturing partners are subject to additional regulatory requirements, including state, local and foreign environmental, health and safety legislative and regulatory authorities and the National Labor Relations Board, covering such areas as discharges and emissions to air and water, the use, management, disposal and remediation of, and human exposure to, hazardous materials and wastes, and public and worker health and safety, and Current Good Manufacturing Practice requirements (“GMPs”) enforced by the FDA.

In addition, as the provider of products with a subscription-based element, a variety of laws and regulations govern the ability of users to cancel subscriptions and auto-payment renewals. California’s automatic renewal law in particular has been the basis for both consumer class actions and government enforcement.

Violations of or liability under any of these laws and regulations may result in administrative, civil or criminal fines, penalties or sanctions against us, revocation or modification of applicable permits, licenses or authorizations, environmental, health and safety investigations or remedial activities, voluntary or involuntary product recalls, warning or untitled letters or cease and desist orders against operations that are not in compliance, among other things. Such laws and regulations generally have become more stringent over time and may become more so in the future, and we may incur (directly, or indirectly through our manufacturing partners) material costs to comply with current or future laws and regulations or in any required product recalls.

Liabilities under, and/or costs of compliance, and the impacts on us of any non-compliance, with or investigations under any such laws and regulations could have an adverse effect on our business, financial condition, results of operations and prospects.

Failure by our network of retail and ecommerce partners, suppliers, or manufacturers to comply with product safety, environmental or other laws and regulations, or with the specifications and requirements of our products, may disrupt our supply of products and adversely affect our business.

If our network of retail and ecommerce partners, suppliers or manufacturers fail to comply with environmental, health and safety or other laws and regulations, or face allegations of non-compliance, their operations may be disrupted and our reputation could be harmed. Additionally, our retail and ecommerce partners, suppliers and manufacturers are required to maintain the quality of our products and to comply with our standards and specifications. In the event of actual or alleged non-compliance, we might be forced to find alternative retail or ecommerce partners, suppliers or manufacturers and we may be subject to lawsuits and/or regulatory enforcement actions related to such non-compliance by the suppliers and manufacturers. As a result, our supply of products could be disrupted or our costs could increase, which could adversely affect our business, financial condition, results of operations and prospects. The failure of any partner or manufacturer to produce products that conform to our standards could adversely affect our reputation in the marketplace and result in product recalls, product liability claims, government or third-party actions and economic loss. For example, a manufacturer’s failure to meet GMPs, could result in the delivery of a product that is subject to a product recall, product liability litigation, or government investigations and enforcement. Additionally, actions we may take to mitigate the impact of any disruption or potential disruption in our supply of materials or finished inventory, including increasing inventory in anticipation of a potential supply or production interruption, could have an adverse effect on our business, financial condition, results of operations and prospects.

Our future financial performance and our ability to commercialize our products and services and to compete effectively will depend, in part, on our ability to manage any future growth effectively.

If our operations expand as planned, we expect that we will need to manage additional relationships with various strategic partners, suppliers, and other third parties. Our future financial performance and our ability to commercialize our products and services and to compete effectively will depend, in part, on our ability to manage any future growth effectively. To that end, we must be able to manage our development efforts effectively and hire, train, and integrate additional management, administrative and sales and marketing personnel. Our projected growth will place a significant strain on our administrative, operational, and financial resources. If we are unable to successfully manage our future growth, establish and continue to upgrade our operating and financial control systems, recruit and hire necessary personnel, or effectively manage unexpected expansion difficulties, our financial condition and results of operations could be materially and adversely affected.

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Our operating plan relies in large part upon our assumptions and analyses. If these assumptions or analyses prove to be incorrect, our actual operating results may be materially different from our forecasted results.

Whether actual operating results and business developments will be consistent with our expectations and assumptions as reflected in our operating plan depends on a number of factors, many of which are outside our control, including, but not limited to:

●	whether we can obtain sufficient capital to sustain and grow our business;

●	our ability to manage our growth;

●	results of our research and development activity;

●	demand for our current and proposed products;

●	competition;

●	our ability to retain existing key management and consultants, to integrate recent hires and to attract, retain, and motivate qualified personnel; and

●	the overall strength and stability of domestic and international economies.

Unfavorable changes in any of these or other factors, most of which are beyond our control, could materially and adversely affect our business, results of operations, and financial condition.

Acts of war or terrorism may seriously harm our business.

Acts of war, any outbreak or escalation of hostilities between the United States and any foreign power, or acts of terrorism may cause disruption to the U.S. economy or the local economies of the markets in which we operate, cause shortages of materials, increase costs associated with obtaining materials, affect job growth and consumer confidence, or cause economic changes that we cannot anticipate, all of which could reduce demand for our products and services and adversely impact our business, prospects, liquidity, financial condition, and results of operations.

Risks Related to Our Organization and Structure

We have authorized and designated Class A Preferred Convertible Stock, which have voting rights of 60% of our common stock at all times.

We have 500,000 shares of our Class A Preferred Convertible Stock authorized and outstanding. The Class A Preferred Convertible Stock have 60% super majority voting rights over our common stock. At this time, all shares of the Class A Preferred Convertible Stock are issued to our CEO, Jaspreet Mathur. Therefore, at all times, our CEO will have voting control over all decisions requiring majority vote or consent.

Jaspreet Mathur, our Chief Executive Officer, owns greater than 50% of our voting securities which will cause us to be deemed a “controlled company” under the rules of NYSE American.

As a result of his ownership of all issued and outstanding shares of our Class A Preferred Convertible Stock, as well as ownership of our Common Stock, Mr. Mathur, our Chief Executive Officer currently holds approximately 87% of our voting securities (and will continue to own at least 60% of our voting stock at all times, including after our offering), and as such, we are a “controlled company” under the NYSE Rules. Under these rules, a company of which more than 50% of the voting power is held by an individual, a group, or another company is a “controlled company” and, as such, may elect to be exempt from certain corporate governance requirements.

Accordingly, should the interests of Mr. Mathur differ from those of other shareholders, the other shareholders may not have the same protections afforded to shareholders of companies that are subject to all of the NYSE American corporate governance standards. Even if we do not avail ourselves of these exemptions, our status as a controlled company could make our common stock less attractive to some investors or otherwise harm our stock price.

Because insiders control our activities, that may cause us to act us in a manner that is most beneficial to them and not to outside shareholder which could cause us not to take actions that outside shareholders might view favorably.

Our officers, directors, and holders of 5% or more of our issued and outstanding common stock beneficially own approximately 77.2% of our issued and outstanding common stock and our CEO owns all of the Class A Preferred Convertible Stock. As a result, insiders and particularly our CEO effectively control all matters requiring shareholder approval, including the election of directors, the approval of significant corporate transactions, such as mergers and related party transaction. These insiders also have the ability to delay or perhaps even block, by their ownership of our stock, an unsolicited tender offer. This concentration of ownership could have the effect of delaying, deterring or preventing a change in control that you might view favorably.

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Our officers and directors have the ability to effectively control substantially all actions taken by shareholders.

Mr. Mathur, our CEO and a director of the Company controls over 50% of our issued and outstanding common stock including the vote of the Class A Preferred Convertible Stock, and therefore he effectively controls substantially all actions taken by our shareholders, including the election of directors and approval of significant corporate transactions. Such concentration of ownership could also have the effect of delaying, deterring, or preventing a change in control that might otherwise be beneficial to shareholders and may also discourage the market for our stock due to the concentration.

We are dependent upon our management, founders, key personnel, and consultants to execute our business plan, and many of them have concurrent responsibilities at other companies.

Our success is heavily dependent upon the continued active participation of our current executive officers as well as other key personnel and consultants. Many of them have concurrent responsibilities at other entities. Some of the advisors and consultants, and others to whom our ultimate success may be reliant have not signed contracts with us and may not ever do so. Loss of the services of one or more of these individuals could have a material adverse effect upon our business, financial condition, or results of operations. Further, our success and achievement of our growth plans depend on our ability to recruit, hire, train, and retain other highly qualified personnel. Competition for qualified employees and consultants among companies in the applicable industries is intense, and the loss of any of such persons, or an inability to attract, retain, and motivate any additional highly skilled employees and consultants required for the initiation and expansion of our activities, could have a materially adverse effect on it.

We do not have any key person life insurance policies on any of our officers or employees.

We are dependent upon officers and key employees to conduct our operations and execute our business plan. However, we have not purchased any life insurance policies for any individuals in the event of their death or disability. Therefore, should any of those officers and key employees die or become disabled, we will not receive any compensation that would assist with such person’s absence. The loss of such person could negatively affect us and our operations.

There are limitations on the liability of our directors.

Delaware General Corporation Laws exclude personal liability of our directors and our shareholders for monetary damages for breach of fiduciary duty except in certain specified circumstances. Accordingly, we will have a much more limited right of action against our directors than otherwise would be the case. This provision does not affect the liability of any director under federal or applicable state securities laws. Our charter documents also provide for the indemnification of directors to the fullest extent permitted by law and, to the extent permitted by such law, eliminate or limit the personal liability of directors for monetary damages for certain breaches of fiduciary duty. Such indemnification may be available for liabilities arising in connection with this prospectus. Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers, or persons controlling the Company pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

We have agreed to indemnification of officers and directors as is allowed by Delaware General Corporation Law.

Delaware General Corporation Law provides for the indemnification of our directors, officers, employees, and agents, under certain circumstances, against attorney’s fees and other expenses incurred by them in any litigation to which they become a party arising from their association with us or activities our behalf. We will also bear the expenses of such litigation for any of our directors, officers, employees, or agents, upon such person’s promise to repay us therefore if it is ultimately determined that any such person shall not have been entitled to indemnification. This indemnification policy could result in substantial expenditures by us that we will be unable to recoup.

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Our officers and directors may have conflicts of interests as to corporate opportunities which we may not be able or allowed to participate in.

Presently there is no requirement contained in our charter documents or minutes which requires officers and directors of our business to disclose to us business opportunities which come to their attention. Our officers and directors do, however, have a fiduciary duty of loyalty to us to disclose to us any business opportunities which come to their attention, in their capacity as an officer and/or director or otherwise. Excluded from this duty would be opportunities which the person learns about through his involvement as an officer and director of another company. See Certain Relationships and Related Party Transactions.”

Risks Related to this Offering and Ownership of our Securities

An investment in our securities is speculative and could result in a loss of your entire investment.

An investment in our securities is speculative and involves a high degree of risk. There is no assurance that investors will obtain any return on their investment. You should not purchase the securities if you cannot afford the loss of your entire investment.

We may in the future issue more shares of common stock which could cause a loss of control by our present management and current shareholders.

We may issue further shares as consideration for the cash or assets or services out of our authorized but unissued common stock that would, upon issuance, represent a majority of our voting power and equity. The result of such an issuance would be those new shareholders and management would have control of us, and persons unknown could replace our management at this time. Such an occurrence would result in a greatly reduced percentage of ownership by our current shareholders, which could present significant risks to investors.

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We can issue future series of shares of preferred stock without shareholder approval, which could adversely affect the rights of common shareholders.

Our Certificate of Incorporation, as amended, permits our board of directors to establish the rights, privileges, preferences, and restrictions, including voting rights, of future series of preferred stock and to issue such stock without approval from our shareholders. The rights of holders of common stock may suffer as a result of the rights granted to holders of preferred stock that may be issued in the future. In addition, we could issue preferred stock to prevent a change in control, depriving common shareholders of an opportunity to sell their stock at a price in excess of the prevailing market price.

Terms of subsequent financing, if any, may adversely impact your investment.

We may have to engage in common equity, debt, or preferred stock financings in the future. Your rights and the value of your investment in our common stock could be reduced by the dilution caused by future equity issuances, or convertible debt issuances with conversion rates below the then fair market value of our stock at the time of conversion. Interest plus potential amortization of debt issuance costs on debt securities could increase costs and negatively impact operating results. As we are permitted to issue preferred stock pursuant to the terms of our governing documents, preferred stock could be issued in series from time to time with such designation, rights, preferences, and limitations as needed to raise capital. The terms of preferred stock could be more advantageous to those investors than to the holders of our common stock.

We have broad discretion in the use of the net proceeds from this offering and may not use them effectively.

Our management will have broad discretion in the application of the net proceeds, including for any of the purposes described in the section of this prospectus entitled “Use of Proceeds.” You will be relying on the judgment of our management with regard to the use of these net proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the net proceeds are being used appropriately. The failure by our management to apply these funds effectively could result in financial losses that could have a material adverse effect on our business, cause the price of our securities to decline and delay the development of our product candidates. Pending the application of these funds, we may invest the net proceeds from this offering in a manner that does not produce income or that loses value.

If we are unable to implement and maintain effective internal control over financial reporting, investors may lose confidence in the accuracy and completeness of our financial reports, which could adversely affect the market price of our common stock.

We have identified material weaknesses in our internal control over financial reporting. These material weaknesses relate to the fact that we do not maintain a comprehensive policies and procedures manual designed to establish internal controls over financial reporting to reduce the risk of publishing materially misstated financial statements, as well as define responsibilities and segregate incompatible duties to reduce the risk of unauthorized transactions.

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As a public company, we are required to maintain internal control over financial reporting and to report any material weaknesses in such internal controls. A material weakness is defined in the standards established by the Public Company Accounting Oversight Board (United States) as a deficiency, or an acquisition of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis. The process of designing, implementing and testing the internal control over financial reporting required to comply with this obligation is time consuming, costly, and complex. If we fail to increase and maintain the number and expertise of our staff for our accounting and finance functions and to improve and maintain internal control over financial reporting adequate to meet the demand upon us as a public company, including the requirements of the Sarbanes-Oxley Act, we may be unable to report our financial results accurately and prevent fraud. In addition, we cannot be certain that any such steps we undertake will successfully remediate any material weaknesses or that other material weaknesses and control deficiencies will not be discovered in the future. If our remediation efforts are not successful or other material weaknesses or control deficiencies occur in the future, we may be unable to report our financial results accurately or on a timely basis, which could cause our reported financial results to be materially misstated and result in the loss of investor confidence or delisting and cause our stock price to decline. As a result of such failures, we could also become subject to investigations by any over the counter market where our stock may trade, the SEC, or other regulatory authorities, and become subject to litigation from investors and shareholders, any of which could harm our reputation and financial condition, and divert financial and management resources. Even if we are able to report our consolidated financial statements accurately and timely, if we do not make all the necessary improvements to address the material weaknesses, continued disclosure of our material weaknesses will be required in future filings with the SEC, which could reduce investor confidence in our reported results and our cause our stock price to decline.

Our stock price may be volatile and you could lose all or part of your investment.

The trading price of our common stock following this offering is likely to be volatile, may fluctuate substantially, and may be higher or lower than the public offering price. Our common stock may also be subject to rapid and substantial price volatility. There have been recent instances of extreme stock price run-ups followed by rapid price declines following initial public offerings, with stock price volatility seemingly unrelated to company performance, particularly among companies with relatively smaller public floats, and we expect that such instances may continue and/or increase in the future. Contributing to this risk of volatility are a number of factors. First, our shares of common stock are likely to be more sporadically and thinly traded than that of larger, more established companies. As a consequence of this lack of liquidity, the trade of relatively small quantities of shares by our shareholders may disproportionately influence the price of those shares in either direction. The price of our common stock could, for example, decline precipitously in the event that a large number of our shares are sold on the market without commensurate demand as compared to a seasoned issuer that could better absorb those sales without adverse impact on its stock price. Second, we are a speculative investment due to our limited operating history, not being profitable, and engaging in a new business strategy with no guarantee of its success. As a consequence of this enhanced risk, more risk-adverse investors may, under the fear of losing all or most of their investment in the event of negative news or lack of progress, be more inclined to sell their shares on the market more quickly and at greater discounts than would be the case with the stock of a larger, more established company that has a relatively large public float.

In addition, the market price of our common stock is also subject to significant fluctuations in response to, among other factors:

●	quarterly variations in our results of operations or those of our competitors;

●	announcements by us or our competitors of acquisitions, new products, significant contracts, commercial relationships or capital commitments;

●	disruption to our operations or those of other sources critical to our operations;

●	the emergence of new competitors or new products;

●	our ability to develop and market new and enhanced products on a timely basis;

●	seasonal or other variations in our subscriber base;

●	commencement of, or our involvement in, litigation;

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●	dilutive issuances of our stock or the stock of our subsidiaries, or the incurrence of additional debt;

●	changes in our board or management;

●	adoption of new or different accounting standards;

●	changes in earnings estimates or recommendations by securities analysts; and

●	general economic conditions and slow or negative growth of related markets.

Many of these factors are beyond our control and may decrease the market price of our common stock. Such volatility, including any stock run-ups, may be unrelated or disproportionate to our actual or expected operating performance and financial condition or prospects, making it difficult for prospective investors to assess the rapidly changing value of our common stock.

Furthermore, the stock market in general, has experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of those companies. Broad market and industry factors, as well as general economic, political and market conditions such as recessions or interest rate changes, may seriously affect the market price of our common stock, regardless of our actual operating performance. These fluctuations may be even more pronounced in the trading market for our stock shortly following this offering. If the market price of our common stock after this offering does not exceed the per share public offering price, you may not realize any return on your investment in us and may lose some or all of your investment.

Further, in the past, following periods of volatility in the overall market and the market prices of particular companies’ securities, securities class action litigations have often been instituted against these companies. Litigation of this type, if instituted against us, could result in substantial costs and a diversion of our management’s attention and resources. Any adverse determination in any such litigation or any amounts paid to settle any such actual or threatened litigation could require that we make significant payments.

There has been a limited public market for our common stock and there is no assurance that a more active trading market will develop for our common stock and, as a result, it may be difficult for you to sell your shares of our common stock.

There has been a limited public market for shares of our common stock on the OTCQB. We do not yet meet the initial listing standards of the NYSE American, and, although we intend to apply to list our common stock on the NYSE American, no assurances can be given that we will be successful. Until our common stock is listed on a stock exchange, we anticipate that it will remain quoted on the OTCQB. In that venue, investors may find it difficult to obtain accurate quotations as to the market value of our common stock. In addition, if we fail to meet the criteria set forth in SEC regulations, various requirements would be imposed by law on broker-dealers who sell our securities to persons other than established customers and accredited investors. Consequently, such regulations may deter broker-dealers from recommending or selling our common stock, which may further affect liquidity. This could also make it more difficult to raise additional capital.

We cannot predict the extent to which investor interest in our Company will lead to the development of a more active trading market on the OTCQB, whether we can maintain the trading market for our common stock on the OTCQB, whether we will meet the initial listing standards of the NYSE American, or how liquid that market might become. If an active trading market does not develop, you may have difficulty selling any of the shares of our common stock that you buy.

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Our stock will, in all likelihood, be thinly traded and as a result you may be unable to sell at or near ask prices or at all if you need to liquidate your shares.

The shares of our common stock are thinly-traded. We are a small company which is relatively unknown to stock analysts, stockbrokers, institutional shareholders, and others in the investment community that generate or influence sales volume, and that even if we came to the attention of such persons, they tend to be risk-averse and would be reluctant to follow an unproven, early stage company such as ours or purchase or recommend the purchase of any of our securities until such time as we became more seasoned and viable. As a consequence, there may be periods of several days or more when trading activity in our securities is minimal or non-existent, as compared to a seasoned issuer which has a large and steady volume of trading activity that will generally support continuous sales without an adverse effect on securities prices. We cannot give you any assurance that a broader or more active public trading market for our securities will develop or be sustained, or that any trading levels will be sustained. Due to these conditions, we can give shareholders no assurance that they will be able to sell their shares at or near ask prices or at all if they need money or otherwise desire to liquidate their securities.

Our securities are considered a penny stock, and therefore are subject to the penny stock rules, as such, U.S. broker-dealers may be discouraged from effecting transactions in our securities.

Our securities are subject to the penny stock rules under the Exchange Act. The SEC rules define a “penny stock,” as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, Rule 15g-9 requires broker-dealers that derive more than 5% of their customer transaction revenues from transactions in penny stocks to deliver a standardized risk disclosure document that provides information about penny stocks, and the nature and level of risks in the penny stock market, to any non-institutional customer to whom the broker-dealer recommends a penny stock transaction. The broker-dealer must also provide the customer with the current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson and monthly account statements showing the market value of each penny stock held in the customer’s account. The bid and offer quotations and the broker-dealer and salesperson compensation information must be given to the customer orally or in writing before completing the transaction and must be given to the customer in writing before or with the customer’s confirmation. In addition, the penny stock rules require that before a transaction, the broker and/or dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. The transaction costs associated with penny stocks are high, reducing the number of broker-dealers who may be willing to engage in the trading of our securities. These additional penny stock disclosure requirements are burdensome and may reduce all the trading activity in the market for our securities. As long as our securities are subject to the penny stock rules, holders of our securities may find it more difficult to sell their securities and cause a decline in the market value of our stock.

Rule 144 sales in the future may have a depressive effect on our stock price.

All of the outstanding shares of common stock held by our present officers, directors, and affiliate shareholders are “restricted securities” within the meaning of Rule 144 under the Securities Act. As restricted securities, these shares may be resold only pursuant to an effective registration statement or under the requirements of Rule 144 or other applicable exemptions from registration under the Act and as required under applicable state securities laws. Rule 144 provides in essence that a person who has held restricted securities for six months, under certain conditions, sell every three months, in brokerage transactions, a number of shares that does not exceed the greater of 1.0% of a company’s outstanding common stock or the average weekly trading volume during the four calendar weeks prior to the sale. There is no limit on the amount of restricted securities that may be sold by a non-affiliate after the owner has held the restricted securities for a period of six months. A sale under Rule 144 or under any other exemption from the Act, if available, or pursuant to subsequent registration of shares of common stock of present shareholders, may have a depressive effect upon the price of the common stock in any market that may develop.

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Our shareholders may suffer future dilution due to issuances of shares for our convertible securities and various considerations in the future.

We currently have outstanding notes with the aggregate original principal amount of $9,675,000 with a 6% per annum interest rate, a maturity date of one year from issuance. The notes are convertible into shares of our common stock at any time at the option of the holders. Upon conversion of the notes and the potential issuance of 10,349,097 shares of common stock, there will be substantial dilution of the current shareholders. There may also be substantial dilution to our shareholders as a result of future decisions of the board of directors to issue shares without shareholder approval for cash, services, or acquisitions.

If you purchase our shares of Common Stock in this offering, you may incur immediate and substantial dilution in the book value of your shares.

The public offering price per share of our Common Stock may be substantially higher than the net tangible book value per share of our Common Stock immediately prior to the offering. After giving effect to the assumed sale of shares of our Common Stock in this offering, at an assumed public offering price of $[ ] per share (the last reported sale price of our Common Stock on the OTCQB on [ ], 2024), and after deducting underwriting discounts and commissions and estimated offering expenses payable by us, purchasers of our Common Stock in this offering will incur immediate dilution of $[ ] per share in the net tangible book value of the Common Stock they acquire. (For a further description of the dilution that investors in this offering may experience, see “Dilution.”)

We have not paid dividends in the past and do not expect to pay dividends in the foreseeable future.

We have never paid cash dividends on our securities and do not anticipate paying cash dividends in the foreseeable future. We currently intend to retain our future earnings, if any, to finance the development and expansion of our business. The determination to pay dividends will be at the discretion of our board of directors and will depend on our financial condition, results of operations, capital requirements, restrictions contained in any financing instruments, and such other factors as our board of directors deems relevant in its discretion. Accordingly, you may need to sell your shares of our common stock to realize a return on your investment, and you may not be able to sell your shares at or above the price you paid for them, or at all for an indefinite period of time, except as permitted under the Securities Act and the applicable securities laws of any other jurisdiction.

We will incur increased costs if we are listed on the NYSE American.

We have and will incur significant legal, accounting, and other expenses that we would not otherwise incur if we maintained listing on the OTCQB. Rules implemented by the NYSE American require changes in corporate governance practices of public companies, some of which were not required by the OTCQB. We expect these rules and regulations to increase our legal and financial compliance costs and to make some activities more time-consuming and costly. We already have significant costs associated with our public company reporting requirements. We expect these rules and regulations to make it more difficult and more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. As a result, it may be more difficult for us to attract and retain qualified people to serve on our board of directors, particularly to serve on our audit committee and when enacted, our compensation committee, or as executive officers.

26

CAUTIONARY NOTE CONCERNING FORWARD-LOOKING STATEMENTS

Various statements contained in this prospectus, including those that express a belief, expectation, or intention, as well as those that are not statements of historical fact, are forward-looking statements. These forward-looking statements may include projections and estimates concerning the timing and success of specific projects and our future production, revenues, income, and capital spending. Our forward-looking statements are generally accompanied by words such as “estimate,” “project,” “predict,” “believe,” “expect,” “intend,” “anticipate,” “potential,” “plan,” “goal,” or other words that convey the uncertainty of future events or outcomes. The forward-looking statements in this prospectus speak only as of the date of this prospectus, and we disclaim any obligation to update these statements unless required by law, and we caution you not to rely on them unduly. We have based these forward-looking statements on our current expectations and assumptions about future events. While our management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory, and other risks, contingencies, and uncertainties, most of which are difficult to predict and many of which are beyond our control. The following factors, among others, may cause our actual results, performance, or achievements to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements:

●	changes adversely affecting the industry in which we operate;

●	our ability to achieve our business strategies or to manage our growth;

●	general economic condition;

●	changes in assumptions used to make industry forecasts;

●	our ability to retain our key employees and executives;

●	our future operating results and financial condition;

●	our business operations;

●	changes in our business and investment strategy;

●	availability, terms, and deployment of capital;

●	changes in, or the failure or inability to comply with, governmental laws and regulations;

●	the degree and nature of our competition;

●	our leverage and debt service obligations; and

●	additional factors discussed under the sections captioned “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Our Business.”

These forward-looking statements reflect our management’s beliefs and views with respect to future events and are based on estimates and assumptions as of the date of this prospectus and are subject to risks and uncertainties. We discuss many of these risks in greater detail under “Risk Factors.” Moreover, we operate in a very competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. Given these uncertainties, you should not place undue reliance on these forward-looking statements.

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You should read this prospectus and the documents that we reference in this prospectus and have filed as exhibits to the registration statement of which this prospectus forms a part with the understanding that our actual future results, levels of activity, performance and achievements may be materially different from what we expect. We qualify all of our forward-looking statements by these cautionary statements.

The forward-looking statements made in this prospectus relate only to events as of the date on which such statements are made. We undertake no obligation to update any forward-looking statements after the date of this prospectus or to conform such statements to actual results or revised expectations, except as required by law.

USE OF PROCEEDS

After deducting the estimated commissions and estimated offering expenses payable by us, we expect to receive net proceeds of approximately $[ ] from this offering , based on a public offering price of $[   ] per share.

We currently anticipate an approximate allocation of the net proceeds from this offering as follows:

Development of new products and improvements to existing products	$
Sales and marketing capabilities
Working capital and general corporate purposes
TOTAL	$

We may change the amount of net proceeds to be used specifically for any of the foregoing purposes. The amounts and timing of our actual expenditures will depend upon numerous factors, including our sales and marketing and commercialization efforts, demand for our products, our operating costs and the other factors described under “Risk Factors” in this prospectus. Accordingly, our management will have significant discretion and flexibility in applying the net proceeds from this offering. Pending any use, as described above, we intend to invest the net proceeds in high-quality, short-term, interest-bearing securities.

We do not currently have any intention to use the net proceeds of this offering for any acquisitions nor do we have any verbal or written agreements with any third parties. However, the board might decide to use some of the net proceeds for an acquisition if the Company becomes aware of a suitable target company.

DIVIDEND POLICY

We currently intend to retain our future earnings, if any, to finance the development and expansion of our business. We will continue to use that same plan. Any future determination related to our dividend policy will be made at the discretion of our board of directors, subject to applicable laws, and will depend upon, among other factors, our results of operations, financial condition, capital requirements, contractual restrictions, business prospects and other factors our board of directors may deem relevant, and subject to the restrictions contained in any future financing instruments. Accordingly, you may need to sell your shares of our common stock to realize a return on your investment, and you may not be able to sell your shares at or above the price you paid for them. (See “Risk Factors—Risks Related to this Offering and Ownership of our Common Stock—We currently do not intend to pay dividends on our common stock.”)

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MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

Our common stock is currently trading on the OTCQB under the symbol “VYBE.”

Listing

We intend to apply to list our Common Stock on the NYSE American. However, no assurance can be given that our application will be completed or approved. We will not consummate this offering unless our Common Stock is approved for listing on the NYSE American or another stock exchange.

Holders

As of the date of this prospectus, there are approximately 500 record holders of 3,977,497 shares of our Common Stock, one holder of 500,000 shares of Class A Preferred Stock and 13 holders of 10,349,097 shares of Class B Preferred Stock.

Our transfer agent is Mountain Share Transfer, Inc., 2030 Powers Ferry Rd. SE, Suite # 212, Atlanta, Georgia 30339. Their telephone number is (404) 474-3110.

Securities Authorized for Issuance Under Equity Compensation Plans.

Effective August 9, 2022, we adopted our 2022 Incentive and Nonstatutory Stock Option Plan (the “2022 Stock Option Plan”). Under the 2022 Stock Option Plan, the Board of Directors may grant options to purchase common stock to officers, employees, and other persons who provide services to us. A total of 833,333 shares of common stock is reserved for the 2022 Stock Option Plan. As of the date of this prospectus, there have been no options granted under the 2022 Stock Option Plan.

Effective August 9, 2022, we adopted our 2022 Restricted Stock Plan (the “2022 Restricted Stock Plan”). Under the 2022 Restricted Stock Plan, the Board of Directors may grant restricted stock to officers, directors, and key employees. A total of 833,333 shares of common stock is reserved for the 2022 Stock Option Plan. As of the date of this prospectus, there have been no shares of common stock granted under the 2022 Restricted Stock Plan.

Reverse Stock Split

On December 19, 2022, we filed a Certificate of Amendment of Amended and Restated Certificate of Incorporation effecting a 1-for-30 reverse stock split (the “Reverse Stock Split”).

As a result of the Reverse Stock Split, the total number of shares of common stock held by each shareholder was converted automatically into the number of whole shares of common stock equal to (i) the number of shares of common stock held by such shareholder immediately prior to the Reverse Split, divided by (ii) 30, and then rounded up to the nearest whole number. No fractional shares were issued, and no cash or other consideration was paid to any shareholder. Instead, we issued one whole share of the post-Reverse Stock Split common stock to any shareholder who otherwise would have received a fractional share as a result of the Reverse Stock Split.

Except for our historical financial statements and unless otherwise stated, all option, share, and per share information gives effect to the Reverse Stock Split.

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CAPITALIZATION

The following table sets forth our cash and cash equivalents, as well as our capitalization, as of September 30, 2023, as follows:

-	on an actual basis; and

-	on a pro forma as adjusted basis to give further effect to the sale by us of [ ] shares of Common Stock in this offering at an assumed public offering price of $[ ] per share of Common Stock, which is equal to the last reported bid price of our Common Stock on the OTCQB on [ ], 2024, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us.

You should consider this table in conjunction with “Use of Proceeds” above as well as our “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and the notes to those financial statements for the nine months ended September 30, 2023. The pro forma information set forth in the table below is illustrative only and will be adjusted based on the actual public offering price and other terms of this offering determined at pricing.

	As of September 30, 2023
	Actual	Pro Forma As Adjusted(1)

Cash and cash equivalents	$85,529	$	[ ]
Stockholders’ equity:
Common stock, par value $0.0001; 300,000,000 shares authorized; 3,976,998 shares issued and outstanding as of September 30, 2023	399		[ ]
Preferred stock, par value $0.001; 5,000,000 shares authorized; 500,000 shares issued and outstanding as of September 30, 2023	50
Additional paid-in capital	3,107,177		[ ]
Accumulated deficit	(23,488,613)		[ ]
Total stockholders’ equity	(20,380,987)		[ ]
Total capitalization	$(20,295,458)	$	[ ]

(1)	A $0.10 increase or decrease in the assumed public offering price of $[ ] per share of Common Stock a, which is equal to the last reported bid price of our Common Stock on the OTCQB on [ ], 2024, would increase or decrease by approximately $[ ] million our pro forma as adjusted cash and cash equivalents, additional paid-in capital, total stockholders’ equity and total capitalization, assuming the number of shares of Common Stock offered by us as set forth on the cover page of this prospectus remains the same, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us. Similarly, a 1,000,000 share increase or decrease in the number of shares of Common Stock offered by us would, based on the assumed public offering price of $[ ] per share of Common Stock, increase or decrease our pro forma as adjusted cash and cash equivalents, additional paid in capital, total stockholders’ equity and total capitalization by approximately $[ ] million, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us.

The information above is based on 3,976,998 shares of our Common Stock outstanding as of September 30, 2023, and excludes:

●	33,334 shares of common stock issuable upon the conversion of our outstanding Class A Preferred Stock;

●	833,333 shares of common stock reserved for the future issuance of awards under our 2022 Incentive and Nonstatutory Stock Option Plan;

●	833,333 shares of common stock reserved for future issuance of awards under our 2022 Restricted Stock Plan; and

●	10,349,097 shares of our common stock issuable upon the conversion of outstanding convertible notes.

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DILUTION

If you invest in our Common Stock shares in this offering, your ownership will be diluted immediately to the extent of the difference between the public offering price per share and the as adjusted net tangible book value per Common Stock immediately after this offering. Dilution in net tangible book value per share to new investors is the amount by which the offering price paid by the purchasers of the shares sold in this offering exceeds the pro forma as adjusted net tangible book value per Common Stock after this offering. Net tangible book value per share is determined at any date by subtracting our total liabilities from the total book value of our tangible assets and dividing the difference by the number of shares of Common Stock deemed to be outstanding at that date.

The net tangible book value of our Common Stock as of September 30, 2023, was approximately $([    ]), or approximately $([  ]) per share of Common Stock. Net tangible book value per share represents the amount of our total tangible assets less total liabilities divided by the total number of our shares of Common Stock outstanding as of September 30, 2023.

After giving effect to the sale by us in this offering of [     ] shares of Common Stock in this offering at an assumed public offering price of $[    ] per share of Common Stock, which is equal to the last reported bid price of our Common Stock on the OTCQB on [    ], 2024, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us, our as adjusted net tangible book value as of September 30, 2023 would have been approximately $[   ] million, or approximately $[  ] per share of Common Stock. This represents an immediate increase in net tangible book value of approximately $[  ] per share of Common Stock to our existing security holders and an immediate dilution in as adjusted net tangible book value of approximately $[   ] per share of Common Stock to purchasers of Common Stock in this offering, as illustrated by the below table.

Dilution per share to new investors is determined by subtracting pro forma as adjusted net tangible book value per share after this offering from the initial public offering price per share paid by new investors. The information below is illustrative only and will change based on actual pricing and other terms of this offering determined at pricing. The final public offering price will be determined through negotiation between us and the investors in the offering and may be at a discount to the current market price. Therefore, the assumed public offering price used throughout this prospectus may not be indicative of the final public offering price.

Public offering price per share of Common Stock				$	[ ]
Historical net tangible book value per share as of September 30, 2023	$	([ ]	)
Increase in net tangible book value per share attributable to this offering	$	[ ]
As adjusted net tangible book value per share after giving effect to this offering				$	[ ]
Dilution per share to new investors in this offering				$	[ ]

Each $0.10 increase or decrease in the assumed public offering price of $[    ] per share, which was the last reported bid price of our Common Stock on the OTCQB on [    ], 2024, would increase or decrease the as adjusted net tangible book value per share by $[    ] per share and the dilution per share to investors participating in this offering by $[    ] per share, assuming that the number of shares, as set forth on the cover page of this prospectus, remains the same and after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

We may also increase or decrease the number of shares we are offering. A 1,000,000 share increase in the number of shares, as set forth on the cover page of this prospectus, would not materially change the as adjusted net tangible book value per share or the dilution per share to new investors participating in this offering, based on an assumed public offering price of $[    ] per share, which was the last reported bid price of our Common Stock on the OTCQB on [    ], 2024, remaining the same and after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

The information above is based on 3,976,998 shares of our Common Stock outstanding as of September 30, 2023, and excludes:

●	1,000,000 shares of common stock issuable upon the conversion of our outstanding Class A Preferred Stock;

●	833,333 shares of common stock reserved for the future issuance of awards under our 2022 Incentive and Nonstatutory Stock Option Plan;

●	833,333 shares of common stock reserved for future issuance of awards under our 2022 Restricted Stock Plan; and

●	10,349,097 shares of our common stock issuable upon the conversion of outstanding convertible notes.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis in conjunction with our unaudited condensed consolidated financial statements and the notes to those financial statements for the three and nine months ended September 30, 2023 and September 30, 2022 and our audited consolidated financial statements and notes to those financial statements for the years ended December 31, 2022 and the Period from September 27, 2021 (Date of Formation of LimitlessX) through December 31, 2021, in each case, included elsewhere in this prospectus. This discussion contains forward-looking statements based upon current expectations that involve risks and uncertainties. See “Special Note Regarding Forward-Looking Statements.” Our actual results may differ materially from those contained in or implied by any forward-looking statements.

INTRODUCTION

On May 11, 2022, Bio Lab Naturals, Inc., a Delaware corporation (“Bio Lab”), entered into a Share Exchange Agreement (the “Share Exchange Agreement”) with Limitless X, Inc., a Nevada corporation (“LimitlessX”), and its 11 shareholders (the “LimitlessX Acquisition”). The parties completed and closed the LimitlessX Acquisition on May 20, 2022 by issuing an aggregate of 3,233,334 shares of common stock of Bio Lab to the LimitlessX shareholders (the “Acquisition Closing”). According to the terms of the Share Exchange Agreement, Bio Lab then issued an additional 300,000 shares of common stock to the LimitlessX shareholders pro rata to their interests in approximately six months from the Acquisition Closing as part of the Limitless Acquisition. Concurrently with the LimitlessX Acquisition, Jaspreet Mathur, the founder and principal shareholder of LimitlessX, also purchased from Helion Holdings LLC, 500,000 shares of Bio Lab’s Class A Preferred Convertible Stock, which at all times have a number of votes equal to 60% of all of the issued and outstanding shares of common stock of Bio Lab.

For accounting purposes, the LimitlessX Acquisition was accounted for as a “reverse merger” with LimitlessX as the accounting acquiror (legal acquiree) and Bio Lab as the accounting acquiree (legal acquiror). and, consequently, the transaction was treated as a recapitalization of Bio Lab. Since LimitlessX was deemed to be the accounting acquiror in the LimitlessX Acquisition, the historical financial information for periods prior to the LimitlessX Acquisition reflect the financial information and activities solely of LimitlessX and not of Bio Lab. No step-up in basis or intangible assets or goodwill was recorded in this transaction.

On June 10, 2022, Bio Lab changed its name to Limitless X Holdings Inc. (“we,” “us,” or “our”).

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RESULTS OF OPERATION

For the Three Months Ended September 30, 2023 Compared to the Three Months Ended September 30, 2022

	For the three months ended September 30,
	2023		2022		Changes
	Amount	% of Sales	Amount	% of Sales	Amount	%
Revenue
Product sales	$1,005,924	44%	$12,114,278	56%	$(11,108,354)	-92%
Service revenue	1,261,814	56%	9,378,900	44%	(8,117,086)	-87%
Rentals	-	0%	2,500	0%	(2,500)	-100%
Total revenue	2,267,738	100%	21,495,678	100%	(19,227,940)	-89%

Cost of sales
Cost of sales	644,365	28%	3,037,997	14%	(2,393,632)	-79%
Total cost of sales	644,365	28%	3,037,997	14%	(2,393,632)	-79%

Gross profit	1,623,373	72%	18,457,681	86%	(16,834,308)	-91%

Operating expenses:
General and administrative	(1,129)	0%	660,068	3%	(661,197)	-100%
Advertising and marketing	1,873,612	83%	17,163,099	80%	(15,289,487)	-89%
Transaction fees	75,050	3%	1,401,892	7%	(1,326,842)	-95%
Merchant fees	41,370	2%	917,427	4%	(876,057)	-95%
Royalty fees	18,324	1%	472,082	2%	(453,758)	-96%
Professional fees	91,642	4%	272,963	1%	(181,321)	-66%
Payroll and payroll taxes	859,512	38%	258,934	1%	600,578	232%
Rent	37,609	2%	41,177	0%	(3,568)	-9%
Consulting fees, related party	-	0%	6,000	0%	(6,000)	-100%
Total operating expenses	2,995,990	132%	21,193,642	99%	(18,197,652)	-86%

Loss from operations	(1,372,617)	-61%	(2,735,961)	-13%	1,363,344	-50%

Other income (expense)
Interest expense	(275,856)	-12%	(68,286)	0%	(207,570)	304%
Other expense	(132,000)	-6%	-	0%	(132,000)	N/A
Total other income (expense), net	(407,856)	-18%	(68,286)	0%	(339,570)	497%

Loss before income taxes	(1,780,473)	-79%	(2,804,247)	-13%	1,023,774	-37%

Income tax provision	(48)	0%	-	0%	(48)	N/A

Loss	$(1,780,425)	-79%	$(2,804,247)	-13%	$1,023,822	-37%

Product Sales - Our product sales decreased by $11.1 million to $1.0 million for the three months ended September 30, 2023 as compared to $12.1 million for the three months ended September 30, 2022. In 2023, there was a shift in our marketing and selling strategies, including a change in performance marketers and platforms, which resulted in the decrease of product sales.

Service Revenue - Our service revenue decreased by $8.1 million from $9.4 million for the three months ended September 30, 2023 to $1.3 million for the three months ended September 30, 2022. Our service revenue decrease was primarily due to a shift in our marketing and selling strategies.

Cost of Sales - Our cost of sales decreased from $3.0 million, or 14% of sales, in the three months ended September 30, 2022, to $644,365, or 28% of sales, in the three months ended September 30, 2023. As operations decreased during the period, so did our costs for freight, inventory, and other supplies.

Gross Profit - Gross profit for the three months ended September 30, 2023 was $1.6 million compared to $18.5 million for the three months ended September 30, 2022. The decrease in gross profit of $16.8 million was primarily due to a shift in our marketing and selling strategies, including a change in performance marketers and platforms.

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Operating Expenses - During the three months ended September 30, 2023, we recognized $3.0 million in operating expenses compared to $21.2 million for the three months ended September 30, 2022. The decrease of $18.2 million in operating expenses was primarily due to the decrease in our advertising, marketing, and payroll expenses, as well as a decrease in transaction fees, merchant fees, and royalty fees.

●	Our advertising and marketing expenses decreased by $15.3 million due to a shift in marketing strategies from relying on performance marketers and celebrity endorsements.

●	The increase in transaction payroll is related to accruals of unpaid salaries.

●	The increase in transaction fees and merchant fees are directly related to the increased number of transactions during the three months ended September 30, 2023.

●	Beginning on April 1, 2022, we began accruing royalties of 4.0% of gross sales (excluding returns, chargebacks, and other such allowances) pursuant to certain manufacturing and distributorship license agreements. During the three months ended September 30, 2023, the royalty fees decreased by $480,648 from the three months ended September 30, 2022.

For the Nine Months Ended September 30, 2023 Compared to the Nine Months Ended September 30, 2022

	For the nine months ended September 30,
	2023		2022		Changes
	Amount	% of Sales	Amount	% of Sales	Amount	%
Revenue
Product sales	$13,852,451	77%	$27,382,335	153%	$(13,529,884)	-49%
Service revenue	4,058,818	23%	12,344,100	69%	(8,285,282)	-67%
Rentals	15,000	0%	7,500	0%	7,500	100%
Total revenue	17,926,269	100%	39,733,935	222%	(21,807,666)	-55%

Cost of sales
Cost of sales	3,717,216	21%	5,837,994	33%	(2,120,778)	-36%
Cost of sales - other	-	0%	358	0%	(358)	-100%
Total cost of sales	3,717,216	21%	5,838,352	33%	(2,121,136)	-36%

Gross profit	14,209,053	79%	33,895,583	189%	(19,686,530)	-58%

Operating expenses:
General and administrative	1,051,630	6%	1,089,109	6%	(37,479)	-3%
Advertising and marketing	18,525,288	103%	34,376,380	192%	(15,851,092)	-46%
Stock compensation for services	141,020	1%	1,117,782	6%	(976,762)	-87%
Transaction fees	1,159,896	6%	1,988,718	11%	(828,822)	-42%
Merchant fees	1,098,648	6%	1,656,920	9%	(558,272)	-34%
Royalty fees	398,149	2%	704,203	4%	(306,054)	-43%
Professional fees	1,211,759	7%	940,945	5%	270,814	29%
Payroll and payroll taxes	2,931,357	16%	392,605	2%	2,538,752	647%
Rent	123,401	1%	121,570	1%	1,831	2%
Bad debt expense	232,374	1%	-	0%	232,374	N/A
Consulting fees, related party	10,000	0%	38,500	0%	(28,500)	-74%
Total operating expenses	26,883,522	150%	42,426,732	237%	(15,543,210)	-37%

Loss from operations	(12,674,469)	-71%	(8,531,149)	-48%	(4,143,320)	49%

Other income (expense)
Interest expense	(731,616)	-4%	(81,394)	0%	(650,222)	799%
Loss on debt settlement	(142,551)	-1%	-	0%	(142,551)	N/A
Other income	-	0%	57,756	0%	(57,756)	-100%
Other expense	(162,000)	-1%	-	0%	(162,000)	N/A
Gain on disposal of assets	-	0%	28,397	0%	(28,397)	-100%
Total other income (expense), net	(1,036,167)	-6%	4,759	0%	(1,040,926)	-21873%

Loss before income taxes	(13,710,636)	-76%	(8,526,390)	-48%	(5,184,246)	61%

Income tax provision	-	0%	6,402	0%	(6,402)	N/A

Gain on deconsolidation of subsidiary	241,365	1%	-	0%	241,365	N/A

Net loss	$(13,469,271)	-75%	$(8,532,792)	-48%	$(4,936,479)	58%

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Product Sales - Our product sales decreased by $13.5 million to $13.9 million for the nine months ended September 30, 2023 as compared from $27.4 million for the nine months ended September 30, 2022. In 2023, there was a shift in our marketing and selling strategies, including a change in performance marketers and platforms, which resulted in the decrease of product sales.

Service Revenue - Our service revenue decreased by $8.3 million to $4.1 million for the nine months ended September 30, 2023 as compared to $12.3 million for the nine months ended September 30, 2022. Our service revenue decrease was primarily due to a shift in our marketing strategies.

Cost of Sales - Our cost of sales decreased from $5.8 million, or 33% of sales, for the nine months ended September 30, 2022, to $3.7 million, or 21% of sales, for the nine months ended September 30, 2023. As operations decreased during the period, so did our costs for freight, inventory, and other supplies.

●	For the nine months ended September 30, 2023, the average rate of return was 17%. Historically, the average return period is about two weeks from the sale of a product for the current period. For the nine months ended September 30, 2023, we determined the refund reserve to be $0 as there were no sales during the last two weeks of the period.

●	For the nine months ended September 30, 2023, the average rate of chargebacks was 48%. Historically, the average chargeback period coincided with the return period and is about two weeks. For the nine months ended September 30, 2023, we determined the chargeback reserve to be $0 as there were no sales during the last two weeks of the period.

Gross Profit - Gross profit for the nine months ended September 30, 2023 was $14.2 million compared to $33.9 million for the nine months ended September 30, 2022. The decrease in gross profit of $19.7 million was primarily due to a shift in our marketing and selling strategies, including a change in performance marketers and platforms.

Operating Expenses - During the nine months ended September 30, 2023, we recognized $26.9 million in operating expenses compared to $42.4 million for the nine months ended September 30, 2022. The increase of $15.5 million in operating expenses was primarily due to advertising and marketing, payroll, transaction fees, merchant fees, royalty fees, and bad debt expense.

●	Our advertising and marketing expense decreased by $15.9 million due to a shift in marketing strategies from relying on performance marketers.

●	The increase in transaction payroll is related to accruals of unpaid salaries.

●	The increase in transaction fees and merchant fees are directly related to the increased number of transactions during the nine months ended September 30, 2023.

●	The increase of $232,374 in bad debt expense was due to accounts receivable being deemed uncollectible.

●	Beginning on April 1, 2022, we began accruing royalties of 4.0% of gross sales (excluding returns, chargebacks, and other such allowances) pursuant to manufacturing and distributorship license agreements. During the nine months ended September 30, 2023, the royalty fees decreased by $332,944 from the nine months ended September 30, 2022.

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RESULTS OF OPERATION

For the Year Ended December 31, 2022 Compared to the Period from September 27, 2021 (Date of Formation of LimitlessX) through December 31, 2021

	For the year ended December 31, 2022		For the period from September 27, 2021 (Date of formation) through December 31, 2021		Changes
	Amount	% of Sales	Amount	% of Sales	Amount	%
Revenue
Product sales	$40,364,955	69%	$302,371	100%	$40,062,584	13,249%
Service revenue	18,308,341	31%	-	0%	18,308,341	N/A
Rentals	15,000	0%	-	0%	15,000	N/A
Total revenue	58,688,296	100%	302,371	100%	58,385,925	19,309%

Cost of sales
Cost of sales	6,942,680	12%	3,258	1%	6,939,422	212,996%
Cost of sales - other	358	0%	-	0%	358	N/A
Total cost of sales	6,943,038	12%	3,258	1%	6,939,780	213,007%

Gross profit	51,745,258	88%	299,113	99%	51,446,145	17,200%

Operating expenses:
General and administrative	1,938,640	3%	12,054	4%	1,926,586	15,983%
Advertising and marketing	47,164,700	80%	194,679	64%	46,970,021	24,127%
Stock compensation for services	1,117,782	2%	-	0%	1,117,782	N/A
Transaction fees	3,201,599	5%	1,416	0%	3,200,183	226,002%
Merchant fees	2,459,670	4%	20,092	7%	2,439,578	12,142%
Royalty fees	1,114,403	2%	-	0%	1,114,403	N/A
Professional fees	1,647,787	3%	14,000	5%	1,633,787	11,670%
Payroll and payroll taxes	1,306,565	2%	17,794	6%	1,288,771	7,243%
Rent	205,497	0%	11,508	4%	193,989	1,686%
Dad debt expense	1,300,855	2%	-	0%	1,300,855	N/A
Consulting fees, related party	43,500	0%	-	0%	43,500	N/A
Total operating expenses	61,500,998	105%	271,543	90%	61,229,455	22,549%

Income (loss) from operations	(9,755,740)	-17%	27,570	9%	(9,783,310)	-35,485%

Other income (expense)
Interest expense	(348,017)	-1%	-	0%	(348,017)	N/A
Other income	57,756	0%	-	0%	57,756	N/A
Gain on disposal of assets	28,397	0%	-	0%	28,397	N/A
Total other income (expense), net	(261,864)	0%	-	0%	(261,864)	N/A

Income (loss) before income taxes	(10,017,604)	-17%	27,570	9%	(10,045,174)	-36,435%

Income tax provision	6,402	0%	22,906	8%	(16,504)	-72%

Net income (loss)	$(10,024,006)	-17%	$4,664	2%	$(10,028,670)	-215,023%

Product Sales - Our product sales increased by 13,249% to $40.4 million for the year ended December 31, 2022 as compared to $302,371 for the period from September 27, 2021 through December 31, 2021. Sales increase was primarily due to us being in operation for 12 months in 2022 compared to one month in 2021. In 2022, there was a shift in our marketing strategies, including strategic advertisement placements with celebrities and more effective product placement.

Service Revenue - Our service revenue increased by $18.3 million to $18.3 million for the year ended December 31, 2022 as compared to $0 for the period from September 27, 2021 through December 31, 2021. Our service revenue increase was primarily due to us being in operation for 12 months in 2022 compared to one month in 2021. In 2022, we began our digital marketing services.

Cost of Sales - Our cost of sales increased from $3,258, 1% of sales, to $76.9 million, 12% of sales. This increase was primarily due to us being in operations for 12 months in 2022 compared to one month in 2021. As operations increased during the period, so did our costs for freight, inventory, and other supplies.

Gross Profit - Gross profit for the year ended December 31, 2022 was $51.7 million compared to $299,113 for the period from September 27, 2021 through December 31, 2021, 2022. The increase in gross profit of $51.4 million was primarily due to us being in operations for 12 months in 2022 compared to one month in 2021 .

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Operating Expenses - During the year ended December 31, 2022, we recognized $61.5 million in operating expenses compared to $271,543 for the period from September 27, 2021 through December 31, 2021. The increase of $61.2 million was due to us being in operations for 12 months compared to one month in 2021. The increase of our operating expenses were primarily due to advertising and marketing, transaction fees, merchant fees, royalty fees, and bad debt expense.

●	Our advertising and marketing expense increased by $47.0 million due to a shift in marketing strategies to heavily push our related products by using performance marketers and celebrity endorsements. $42.7 million of our advertising and marketing expenses are commission fees to performance marketers.
●	The increase in transaction fees and merchant fees are directly related to the increased number of transactions during the year.
●	Beginning on April 1, 2022, we began accruing royalties per the manufacturing and distributorship license agreements of 4.00% of gross sales, excluding returns, chargebacks, and other such allowances. Thus, the royalty fees increased during the period.
●	The increase in bad debt expense was due to management providing a reserve based on aging of the holdback receivables that they determine should be uncollectible.

LIQUIDITY AND CAPITAL RESOURCES

Operating Activities

During the nine months ended September 30, 2023, net cash used in operating activities was $7.7 million. The cash used in operating activities was primarily due to net loss, timing of settlement of assets and liabilities, loss on settlement of debt, and was off-set by a gain in deconsolidation of a subsidiary.

Investing Activities

Net cash used in investing activities for the nine months ended September 30, 2023 was $1,604.

Financing Activities

Net cash used in financing activities for the nine months ended September 30, 2023 was $1,988,817. This amount was incurred by increased borrowings from investors and borrowings from a stockholder.

Off Balance Sheet Arrangements

None.

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BUSINESS

OVERVIEW

Limitless X is a multinational consumer packaged goods company that specializes in developing and offering ‘Look Good, Feel Great’ products, specifically within the nutrition and beauty industry, through direct response advertising and our distinctive and highly successful celebrity-backed brand awareness strategies. We possess unique capabilities to greatly enhance the reputation and impact of brands, due to our extensive knowledge and expertise in digital marketing and our successful track record in launching new consumer products.

Leadership

Jas Mathur, our Chairman and Chief Executive Officer, is an entrepreneur with over 14 years of experience within the health, wellness, and dietary supplements industry and 25 years of experience as a webmaster and internet marketer. He is the owner of Emblaze One, a global interactive and web development agency with a staff of 100+. Mr. Mathur founded Limitless X in 2021, drawing upon his own personal battles with health and his transformative journey that resulted in a remarkable weight loss of over 250 lbs. His extraordinary achievements in the business world serve as a powerful source of motivation, inspiration, and empowerment for all those who cross paths with him, igniting their dreams, fostering belief, and empowering them to achieve greatness.

Our Services

Leveraging our top-notch business know-how, deep insights in the health and nutrition industry and a broad network in the industry to identify and boost unique investment opportunities, we help design, build, and grow successful e-commerce brands that have unique capabilities in each of their respective markets while enriching people’s lives. We empower founders by fostering connections with customers, strategic partners, and investors, using our unique direct-to-consumer model to maximize profits.

Product Development

We help create and grow strong, memorable brands. We help our partners at all stages of product development level, including with market research and product, label and packaging design. On the market research side, we examine the competitive landscape of industries by analyzing competitors’ products, conducting surveys, finding relevant partners, and researching resources. We then create an actionable plan to break into the relevant market. We also facilitate key introductions to strategic partners in the PR, IT, finance and legal industries and we help design and implement the product fulfillment process.

Product Manufacturing

We maintain complete control over the manufacturing process, from start to finish, including with the sourcing of high-quality ingredients, identifying reliable supply chain, distribution and manufacturers networks, and the designing of quality assurance and compliance processes.

Product Distribution and Fulfillment

Our streamlined omni-channel approach to product distribution prioritizes consumer interests to help deliver better conversion rates. It includes e-commerce websites, social media, shipping, distributed warehousing, payment processing and product returns. Reliable fulfillment and logistics process allows a fast delivery. Product orders are fulfilled via online, direct to consumer, retail, wholesale and big box retail channels.

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Marketing, Advertising, and Consumer Outreach

In 2023, we shifted our business model from working with third-party affiliates and affiliate networks to now include an in-house, full service digital marketing team to decrease our customer acquisition costs, increase customer retention, satisfaction and build brand trust and loyalty. This shift allows us to control the content and marketing creatives, mitigate chargebacks, decrease refunds, lower customer acquisition costs, impact average order values, and create direct relationships with advertisement platforms.

Our marketing efforts are designed to increase consumer awareness of and demand for the brands we work with or own. Our marketing team helps design, form and generate the right content for each brand, and devises the best strategy for its distribution. We employ a broad mix of traditional marketing strategies, from: product sampling to exhibiting at consumer trade events and hosting celebrity-rich events where our company and brand(s) are prominently highlighted. Our primary driver is the use of social media platforms to communicate with consumers and build interest in the respective brand(s) and product(s). Our advertising and use of online resources are aimed at increasing consumer preference and usage of our products. Operating as an integrated marketing agency, we plan to offer global marketing services across all areas of the sales process in the near future.

Our Competitive Strengths

We constantly strive to find gaps in the relevant marketplace and help develop products that fill those gaps and meet or exceed the needs of the consumers. Because of our turnkey solution, we are able to launch products quickly and efficiently to meet consumer needs and cater to new advances in the health and wellness industry.

We believe that our experience has uniquely positioned us to scale and maintain an ecosystem of opinion leaders following wellness-focused brands. We believe we work with an “A-list” group of influencers who promote the products and services that are offered on our platform.

Our Clients

Currently, all of the brands in our portfolio are with affiliated companies that are owned 100% by our Chief Executive Officer, Jas Mathur.

Our Network of Influencers

We have brought together a network of high profile and influential individuals who have all have two things in common: Look Good and Feel Great. This includes: music artists, movie stars, professional athletes, popular social media influencers, fitness experts, and nutrition coaches. We utilize our network of influencers on an “as needed” basis and compensation terms vary depending on the influencer and product, as decided upon by our management. We do not have any formal long-term contracts with any one influencer. Our marketing team works with the brands to determine the appropriate audience for any given brand and reaches out to those persons in our network, who are then engaged to publicize on their media platforms a pre-approved post provided by our marketing team, and in turn, they receive commissions for sales of products they publicize. All of the products promoted are offered to consumers through our website.

Our Compliance Team

All of our compliance matters are managed in house by our Chief Operating Officer and our VP of Legal Affairs, including our data security, privacy rights, and ensuring that the products that we offer are in compliance with applicable government regulations. (See “Government Regulation” below.)

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Our Strategy

We have manufacturing and distribution licensing agreements to market, manufacture, sell, and distribute the branded products on behalf of our licensors. The licensor retains the rights to continue its own use of these items under existing or new contracts in its discretion, and to develop new products. Our typical manufacturing and distribution licensing agreements allows us to:

(a)	Design or redesign the products;
(b)	Manufacture the products under such design specifications as may be mutually agreed upon by the licensor and us from time to time;
(c)	Promote, sell, and distribute the products in the United States and its territories;
(d)	Use the existing designs of the products and all intellectual property rights associated with or for such products, including all trademarks and patent rights, with the sale, promotion, and distribution of the products in the territory, including the display of any trademarks, and all other designs or marks which could be or that are actually later registered with the federal Patent and Trademark Office, on our vehicles and other merchandising equipment, and on stationery, packaging, and other advertising and promotional materials;
(e)	Use the existing domain names, web addresses, telephone lines, third-party vendors, and any other operational element currently in use by the licensor that can be transferred to us; and
(f)	Manufacture, promote, sell, and distribute new products designed or created by us that we deem preferable to sell under the licensor’s name; and in such case, we negotiate in good faith to agree on a royalty commission percentage or flat rate amount for the sale of new products using the licensor’s name.

Market Data and Research of Our Verticals

Health and Wellness

According to Zion Market Research, the global health and wellness market size is projected to reach $8,946 billion by the end of 2030, with a compound annual growth rate of approximately 6.9% between 2023 and 2030. In 2022, the market size was estimated to be $5,244 billion.

Intellectual Property

Currently, we do not own any registered trademarks, but we intend on acquiring some of the licenses we have worked with in the past and/or are working with today.

Seasonality

We do not experience seasonal variations in our quarterly operating results and capital requirements.

Human Capital

As of the date of this prospectus, we have 12 full-time employees and no part-time employees. None of our employees are members of a labor union or covered by a collective bargaining agreement.

Our human capital resources objectives include, as applicable, identifying, recruiting, retaining, incentivizing and integrating our existing and new employees, advisors, and consultants. The principal purposes of our equity incentive plans are to attract, retain and reward personnel through the granting of equity-based compensation awards in order to increase shareholder value and the success of our business by motivating such individuals to perform to the best of their abilities and achieve our objectives.

Legal Proceedings

There are no material proceedings to which any director or officer, or any associate of any such director or officer, is a party that is adverse to our Company or any of our subsidiaries or has a material interest adverse to our Company or any of our subsidiaries. No director or executive officer has been a director or executive officer of any business which has filed a bankruptcy petition or had a bankruptcy petition filed against it during the past ten years. No current director or executive officer has been convicted of a criminal offense or is the subject of a pending criminal proceeding during the past ten years. No current director or executive officer has been the subject of any order, judgment or decree of any court permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities during the past ten years. No current director or officer has been found by a court to have violated a federal or state securities or commodities law during the past ten years. From time to time, we may be named in claims arising in the ordinary course of business.

However, we may from time to time after the date of this prospectus become subject to claims and litigation arising in the ordinary course of business. One or more unfavorable outcomes in any claim or litigation against us could have a material adverse effect for the period in which such claim or litigation is resolved. In addition, regardless of their merits or their ultimate outcomes, such matters are costly, divert management’s attention, and may materially adversely affect our reputation, even if resolved in our favor.

Properties

We own no property.

Corporate History and Background

The Company was formed in the State of Nevada on June 3, 1996, as Vyta Corp. On November 5, 2010, the Company changed its name to Bio Lab Naturals, Inc. On May 11, 2022, Bio Lab Naturals, Inc., a Delaware corporation (“Bio Lab”), entered into a Share Exchange Agreement (the “Share Exchange Agreement”) with Limitless X, Inc., a Nevada corporation (“LimitlessX”), and its 11 shareholders (the “LimitlessX Acquisition”). The parties completed and closed the LimitlessX Acquisition on May 20, 2022. Concurrently with the LimitlessX Acquisition, Jaspreet Mathur, the founder and principal shareholder of LimitlessX, also purchased from Helion Holdings LLC, shares of Bio Lab’s Class A Preferred Convertible Stock, which at all times have a number of votes equal to 60% of all of the issued and outstanding shares of common stock of Bio Lab. On June 10, 2022, the Company changed its name to Limitless X Holdings Inc.

Subsidiaries

We have 2 subsidiaries, Limitless X, Inc, a Nevada corporation and Prime Time Live, Inc., a Colorado corporation.

Corporate Information

We are a Delaware corporation. Our corporate headquarters are located at 9454 Wilshire Blvd., #300, Beverly Hills, CA 90212. Our telephone number is (833) 888-8923. We maintain a website at www. https://www.limitlessx.com/.

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MANAGEMENT

Directors and Executive Officers

The following table sets forth information about our current executive officers and directors, including their ages as of December 31, 2023. With respect to our directors, each biography includes information regarding the experience, qualifications, attributes, or skills that caused our board of directors to determine that such person should serve as a director of our company.

Set forth below are the names, ages, and positions of our directors and executive officers as of the date of this prospectus.

Name	Age	Position with the Company	Date Joined the Company
Jaspreet Mathur	37	Chief Executive Officer and Chairman	May 20, 2022
Kenneth Haller	36	President and Director	May 20, 2022
Benjamin Chung	46	Chief Financial Officer	May 20, 2022
Danielle Young	35	Chief Operating Officer	May 20, 2022
Rob Cucher	46	VP of Legal Affairs	May 20, 2022
Bharat Raj Mathur	67	Director	May 20, 2022
Amanda Saccomanno	31	Director	May 20, 2022
Dov Konetz	40	Director	May 20, 2022
Dan Fleyshman	40	Director	October 3, 2022
Leon Anderson	36	Director	October 3, 2022
Michael Braun	38	Director	January 11, 2023
Hassan Iddrissu	45	Director	January 11, 2023

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Biographical Information

Directors and Executive Officers

The following is a brief biography of each of our current executive officers and directors:

●	Jaspreet Mathur– Chief Executive Officer and Chairman of the Board of Directors

On May 20, 2022, Jaspreet Mathur became our Chairman, Chief Executive Officer, and a member of our Board of Directors. In January 2011, Mr. Mathur launched Kore Fit Living, a chain of retail stores across Canada specializing in sales of vitamins and supplements, sports nutrition, athletic apparel and fitness/MMA training equipment. In 2013, he launched a web agency, Emblaze One, as a full-service interactive agency with global offices to accommodate a consumer market shift from brick and mortar to e-commerce. In November 2018, Mr. Mathur launched the Limitless brand, which manufactures and distributes health and wellness products and offers B2B services for brand development and digital marketing. In January 2022, he teamed up with Dr. Mehmet Oz and a nonprofit organization called HealthCorps to jumpstart health and wellness programs that are targeted to teens and young adults.

●	Kenneth Haller– President and Director

On May 20, 2022 Kenneth Haller was appointed our President and a Director of our Board. From January 2021 until April 2022, Mr. Haller was Vice President of Payments at RYVYL Inc. (formerly Greenbox POS) (Nasdaq: RYVL), a software company that designs and develops mobile applications for cash-free e-wallet payments. From May 2013 through May 2022, Mr. Haller was Managing Partner of SKY MIDS, a strategic merchant services company that focuses on high risk and international credit card processing. During this same period until 2021, he was Chief Executive Officer of ChargeSavvy, LLC, a table-side checkout POS system that streamlines information gathering and payment processing.

●	Benjamin Chung- Chief Financial Officer

On May 20, 2022, Benjamin Chung was appointed as our Chief Financial Officer. Mr. Chung has been in public accounting for over 24 years. From 1999 through 2004, Mr. Chung was an Audit Manager at PricewaterhouseCoopers. From May 2004 through June 2007, Mr. Chung was an audit manager at Ernst & Young. He then went on to become the Director of Internal Audit for Big 5 Sporting Goods. In January 2012, Mr. Chung was the founder and managing partner at Benjamin & Ko, a public accounting and consulting firm. In May 2021, Mr. Chung became the CFO of RYVYL Inc. (formerly Greenbox POS) (Nasdaq: RYVL). Additionally, over the last five years, Mr. Chung has also served on the board for multiple public companies, the most recent being Franklin Wireless, which trades on Nasdaq. Mr. Chung resigned from that board in December 2019 and currently does not serve on the board of directors of any publicly traded company.

●	Danielle Young- Chief Operating Officer

On May 20, 2022, Danielle Young was appointed our Chief Operating Officer. Mrs. Young has been in public accounting for over twelve years. In January 2015, she was hired by Benjamin & Young, LLP, a mid-size CPA firm in Orange County, California as part of their tax department. In May 2019, she left Benjamin & Young and joined Benjamin & Ko, as the Director of Internal Audit, spearheading their operations as well as working with major public companies such as The Habit Burger, Aerovironment, and Ducommun Aerospace. After leaving Benjamin & Ko in July 2021, she started her own consulting firm, Irvine Advisory Services which focuses on IPO readiness preparation, internal audit, Sarbanes-Oxley and corporate management. In June 2022, she was elected to the board of trustees of The Miss America Foundation.

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●	Rob Cucher-VP of Legal Affairs

On May 20,2022 Rob Cucher was appointed as our VP of Legal Affairs. Mr. Cucher is a seasoned attorney with 20 years of courtroom practice and experience representing clients on a wide range of legal matters including civil litigation, corporate governance, labor and employment, and commercial transactions, with a concentration in business law and health care. Since April 2017, Mr. Cucher has served as an officer and director of a technology company finding solutions to tracking chronic care and behavioral health conditions for patients throughout California. In February 2010, Mr. Cucher co-founded Sports for All Children, a non-profit providing athletic opportunities for children with special needs. Additionally, Mr. Cucher became a director in May 2019 of Better Housing Solutions, an affordable housing non-profit currently servicing Palmdale, California. Mr. Cucher graduated cum laude from UCLA and Loyola Law School in Los Angeles and is a current member of the California State Bar and United States District Courts.

●	Bharat Raj Mathur- Director

Bharat Raj Mathur joined our board of directors on May 20, 2022. Since July 2016, he has been a columnist and featured contributor at www.bizcatalyst360.com. From March 2014 to April 2016, he was chief operating officer at KORE Fit Living. From August 2004 through April 2016, Mr. Mathur was Vice President, Distribution Channel Management at Incredible Entertainment.

●	Amanda Saccomanno- Director

Amanda Saccomanno joined our board of directors on May 20, 2022. Ms. Saccomanno is an American professional wrestler, television personality, and fitness and figure competitor. In 2015, Ms. Saccomanno gained major attention from World Wrestling Entertainment (WWE) after scoring second place in its Tough Enough reality show – a competition of contenders vying for a WWE wrestling contract. In May 2015, she signed with the WWE as a Sports Entertainer and starring in their E! Hit Reality Series, Total Divas. Since May 2017, Ms. Saccomanno has developed multiple health platforms and launched an iOS application called “Fit with Mandy.” In 2020, Ms. Saccomanno co-founded and continues to help market and develop a skin care line, with our CEO, Jaspreet Mathur, called Amarose.

●	Dov Konetz- Director

For more than the past five years, Dov Konetz has been the Managing Director of DMK Capital, a company engaged in providing valuations in commercial real estate, intangibles and movable assets. Since 2008, Mr. Konetz has served as a Director of Mount Sinai Hospital in Miami, Florida. Mr. Konetz also served on the Miami Beach Police Relations Committee from 2010 through 2012. Mr. Konetz is a valued supporter of The Dream Catcher Foundation, a non-profit that is dedicated to combating human trafficking.

●	Dan Fleyshman- Director

Dan Fleyshman is the CIO and a director of Blockchain Consulting Group, Inc. He founded Elevator Studios in 2015 and is currently its CEO. From 2012 through 2015, he was the CEO of One Penny Ad Agency. Between 2010 and 2012, Mr. Fleyshman consulted for a casino in Nevada. He was the CEO of Victory Poker from 2009 through April 2010. From 1999 through 2009, he was the president of WYD, Inc. located in San Diego, California.

●	Leon Starino Anderson- Director

From 2002 through 2012, Mr. Anderson became a partner in a London based night club. Mr. Anderson went on to develop public relations and marketing services for major brand deals while in the U.K. for a number of celebrities. Mr. Anderson was recognized for a “first of its kind” buyout on a brand that had no previous history but secured a buyout by ASOS. Since September 2021, Mr. Anderson has continued to run his company, Due Diligence Apparel Ltd.

●	Michael Braun- Director

Since 2010, Michael Braun has been the Director of Marketing and Sales of Westbank Pacific Realty Corp., a mixed-use real estate development company. Prior to Westbank, Mr. Braun worked for Rennie, a real estate marketing and sales firm in Vancouver. He graduated from the University of British Columbia in 2007 with a Science Major and Commerce Minor. Mr. Braun holds a real estate license in Vancouver, British Columbia.

●	Hassan Iddrissu- Director

Since 2014, Mr. Iddrissu has been the CFO of First Pinnacle Capital Group, Inc., a real estate company in West Los Angeles. Since 2003, Mr. Iddrissu has also been the co-Founder, Chairman, and CEO of RoadStarr Motorsports, a market leader in the auto boutique with various entities across the luxury car industry including an exotic car rental company Starr Auto Rentals. Mr. Iddrissu is also an active mentor and motivational speaker for various inner-city youth, including the Los Angeles Sheriff Foundation. Mr. Iddrissu has his Bachelor of Business Administration from Loyola Marymount University.

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Family Relationships

Except for Bharat Raj Mathur, who is the father of our CEO, Jaspreet Mathur, there are no family relationships with any of the executive officers or directors of the Company and the above referenced individuals. Other than as may be contemplated by the Share Exchange Agreement there are no arrangements or understandings between the above referenced individuals and any other persons pursuant to which he or she was selected as a director.

Board Composition

Our board of directors currently consists of nine persons.

Our board of directors believes its members collectively have the experience, qualifications, attributes and skills to effectively oversee our management, including a high degree of personal and professional integrity, an ability to exercise sound business judgment on a broad range of issues, sufficient experience and background to have an appreciation of the issues facing us, a willingness to devote the necessary time to board duties, a commitment to representing our best interests and the best interests of our shareholders, and a dedication to enhancing shareholder value.

We held no board of directors meetings in 2023 and two board of directors meetings in 2022. All other board actions were taken by unanimous written consent of the directors.

Director Independence

We adhere to the rules of NYSE American in determining whether a director is independent. The NYSE American listing standards generally define an “independent director” as a person, other than an executive officer of a company or any other individual having a relationship which, in the opinion of the issuer’s board of directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

Our board of directors has undertaken a review of the independence of each director and will review the independence of any new directors based on information provided by each director concerning his background, employment, and affiliations, in order to make a determination of independence. Our board of directors has determined that there are five independent directors on our board of directors.

Role of Our Board of Directors in Risk Oversight

One of the key functions of our board of directors is informed oversight of our risk management process. Our board of directors administers this oversight function directly, and has or will have supporting committees, including the audit committee, compensation committee, and the nominating and corporate governance committee, who each then support the board of directors by addressing risks specific to its respective areas of oversight. In particular, our audit committee has the responsibility to consider and discuss our major financial risk exposures and the steps our management takes to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. The audit committee also monitors compliance with legal and regulatory requirements, in addition to oversight of the performance of our internal audit function. Once formed, our compensation committee will be responsible for assessing and monitoring whether any of our compensation policies and programs has the potential to encourage excessive risk-taking. Once formed, our nominating and corporate governance committee will be responsible for providing oversight with respect to corporate governance and ethical conduct and monitors the effectiveness of our corporate governance guidelines, including whether such guidelines are successful in preventing illegal or improper liability-creating conduct.

Committees of the Board of Directors

Our board of directors will establish an audit committee, a compensation committee, and a nominating and corporate governance committee prior to the completion of this offering. The functions of these committees are described below. Members will serve on these committees until their resignation or until otherwise determined by our board of directors. Our board of directors may establish other committees as it deems necessary or appropriate from time to time.

Audit Committee

Our board of directors will establish an audit committee, and we anticipate that [  ] will be the members of the committee, with [  ] serving as the chair of the audit committee. Each member of the committee will meet the requirements for independence under the listing standards of NYSE and SEC rules and regulations, including Rule 10A-3(b)(1) under the Exchange Act. Each member of our audit committee will also meet the financial literacy requirements of the listing standards of NYSE. In addition, our board of directors has determined that [  ] is an audit committee financial expert within the meaning of Item 407(d) of Regulation S-K under the Securities Act.

The audit committee’s main purpose is to oversee our corporate accounting and financial reporting process. Our audit committee will be responsible for, among other things:

●	selecting a qualified firm to serve as the independent registered public accounting firm to audit our financial statements;

●	helping to ensure the independence and performance of the independent registered public accounting firm;

●	discussing the scope and results of the audit with the independent registered public accounting firm, and reviewing, with management and the independent registered public accounting firm, our interim and year-end results of operations;

●	developing procedures for employees to submit concerns anonymously about questionable accounting or audit matters;

●	reviewing our policies on risk assessment and risk management;

●	reviewing related party transactions;

●	reviewing and pre-approving, as required, all audit and all permissible non-audit services to be performed by the independent registered public accounting firm; and

●	assisting our board of directors in monitoring the performance of our internal audit function.

Our audit committee will operate under a written charter that satisfies the applicable rules and regulations of the SEC and the listing standards of NYSE, a copy of which will be available on our website at https://limitlessx.com/.

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Compensation Committee

Our board of directors will establish a compensation committee and we anticipate that [  ] will be the members of this committee, with [  ] serving as the chair of the compensation committee. Each member of the committee will meet the requirements for independence under the listing standards of NYSE and SEC rules and regulations. Each member of our compensation committee will also be a non-employee director, as defined pursuant to Rule 16b-3 promulgated under the Exchange Act, or Rule 16b-3. In arriving at these determinations, our board of directors will examine all factors relevant to determining whether any compensation committee member has a relationship to us that is material to that member’s ability to be independent from management in connection with carrying out such member’s duties as a compensation committee member.

The compensation committee’s main purpose is to review and recommend policies relating to compensation and benefits of our officers and employees. Our compensation committee will be responsible for, among other things:

●	reviewing, approving, and determining, or making recommendations to our board of directors regarding, the compensation and compensation arrangements of our executive officers;

●	administering our equity compensation plans;

●	reviewing and approving, or making recommendations to our board of directors regarding, incentive compensation and equity compensation plans; and

●	establishing and reviewing general policies relating to compensation and benefits of our employees.

Our compensation committee will operate under a written charter that satisfies the applicable rules and regulations of the SEC and the listing standards of NYSE, a copy of which will be available on our website.

Nominating and Corporate Governance Committee

Our board of directors will establish a nominating and corporate governance committee, and we anticipate that [  ] will be the members of this committee, with [  ] serving as the chair of the nominating and corporate governance committee. Each member of the committee will meet the requirements for independence under the listing standards of NYSE and SEC rules and regulations.

Our nominating and corporate governance committee will be responsible for, among other things:

●	identifying, evaluating, and selecting, or making recommendations to our board of directors regarding, nominees for election to our board of directors and its committees;

●	developing and overseeing the annual evaluation of our board of directors and of its committees;

●	considering and making recommendations to our board of directors regarding the composition of our board of directors and its committees;

●	overseeing our corporate governance practices; and

●	making recommendations to our board of directors regarding corporate governance guidelines.

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Our nominating and corporate governance committee will operate under a written charter that satisfies the applicable listing standards of NYSE, a copy of which will be available on our website.

Compensation Committee Interlocks and Insider Participation

None of the members of our compensation committee is a current or former executive officer or employee of our company. None of our executive officers serves as a member of the compensation committee of any entity that has one or more executive officers serving on our compensation committee.

Code of Business Conduct and Ethics

Our Board has adopted a Code of Business Conduct and Ethics that applies to all of our employees, including our executive officers and directors. Code of Business Conduct and Ethics will be available on our website at www.limitlessx.com, at the closing of this offering. If we amend or grant a waiver of one or more of the provisions of our Code of Ethics and Business Conduct, we intend to satisfy the requirements under Item 5.05 of Form 8-K regarding the disclosure of amendments to or waivers from provisions of our Code of Ethics and Business Conduct that apply to our principal executive officer, financial and accounting officers by posting the required information on our website at the above address within four business days of such amendment or waiver. The information on our website is not part of this prospectus.

Our Board, management and all employees of our Company are committed to implementing and adhering to the Code of Business Conduct and Ethics. Therefore, it is up to each individual to comply with the Code of Business Conduct and Ethics and to be in compliance of the Code of Business Conduct and Ethics. If an individual is concerned that there has been a violation of the Code of Business Conduct and Ethics, he or she will be able to report such violation in good faith to his or her superior. While a record of such reports will be kept confidential by our Company for the purposes of investigation, the report may be made anonymously and no individual making such a report will be subject to any form of retribution.

Risk Oversight

One of the key functions of our board of directors is informed oversight of our risk management process. Our board of directors administers this oversight function directly through our board of directors as a whole, and through various standing committees of our board of directors that address risks inherent in their respective areas of oversight. In particular, our board of directors is responsible for monitoring and assessing strategic risk exposure, including risks associated with cybersecurity and data protection, and our audit committee has the responsibility to consider our major financial risk exposures and the steps our management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. Our audit committee will review legal, regulatory, and compliance matters that could have a significant impact on our financial statements. Our nominating and corporate governance committee will monitor the effectiveness of our corporate governance practices, including whether they are successful in preventing illegal or improper liability-creating conduct. Our compensation committee will assess and monitor whether any of our compensation policies and programs has the potential to encourage excessive risk taking. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, our entire board of directors will be regularly informed through committee reports about such risks.

Limitations on Liabilities and Indemnification of Directors and Officers

There are limitations of liability and indemnification and advancement rights applicable to our directors and officers. See “Description of Capital Stock.”

Director Compensation

We did not provide any cash or equity compensation to any of our directors during the year ended December 31, 2023, in their capacity as directors, and we have not yet adopted a compensation program for our directors.

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EXECUTIVE AND DIRECTOR COMPENSATION

Executive Compensation

This section discusses the material components of the executive compensation program for the following persons: (i) all persons serving as our principal executive officers during 2023 and (ii) the most highly compensated of our other executive officers who received compensation during 2023 of at least $100,000 and who were executive officers on December 31, 2023. We refer to these persons as our “named executive officers” elsewhere in this prospectus. Our “named executive officers” and their positions are as follows:

●	Jaspreet Mathur, Chief Executive Officer and Chairman of the Board of Directors

Summary Compensation

The following table summarizes information regarding the compensation for fiscal years 2022 and 2021 for our named executive officers.

Name and Principal Position	Year	Salary ($)	Stock Awards ($)	Option Awards ($)	All Other Compensation ($)	Total ($)
Jaspreet Mathur, Chief Executive Officer	2022	291,667	-	-	417	292,084
and Chairman of the Board of Directors(1)	2021	-	-	-	-	-
Kenneth Haller,	2022	145,833	-	-	5,624	151,457
President and Director(2)	2021	-	-	-	-	-
Benjamin Chung,	2022	113,750	-	-	5,112	118,862
Chief Financial Officer(3)	2021	-	-	-	-	-
Danielle Young,	2022	91,000	-	-	667	91,667
Chief Operating Officer(4)	2021	-	-	-	-	-
Rob Cucher,	2022	116,667	-	-	7,924	124,591
VP of Legal Affairs(5)	2021	-	-	-	-	-
W. Edward Nichols,	2022	-	-	-	-	-
Former CEO and President(6)	2021	-	77,500	-	-	77,500
Darrell Avey,	2022	-	-	-	-	-
Former CFO and Vice President(7)	2021	-	-	-	17,500	17,500

(1)	Mr. Mathur was appointed as CEO on May 20, 2022.
(2)	Mr. Haller was appointed as President on May 20, 2022.
(3)	Mr. Chung was appointed as CFO on May 20, 2022.
(4)	Ms. Young was appointed as COO on May 20, 2022.
(5)	Mr. Cucher was appointed VP of Legal Affairs on August 1, 2022.
(6)	Mr. Nichols resigned all of his officer and director positions on May 20, 2022. Mr. Nichols was issued 50,000 shares of common stock in exchange for his services in 2021, valued at $1.55 per share to Helion Holdings, LLC, an entity beneficially owned by Mr. Nichols.
(7)	Mr. Avey resigned all of his officer and director positions on May 20, 2022. Represents consulting fees paid to Mr. Avey during the year 2021.

Executive Compensation

We believe that the primary goal of executive compensation is to align the interests of our executive officers with those of our shareholders in a way that allows us to attract and retain the best executive talent.

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Annual Base Salary. Base salary will be designed to compensate our named executive officers at a fixed level of compensation that will be designed to serve as a retention tool throughout the executive’s career. In determining base salaries, our board of directors (or, when enacted, our compensation committee) considers each executive’s role and responsibility, unique skills, future potential with us, salary levels for similar positions in our market and internal pay equity.

Option Plan. We plan to offer option awards to executives and other employees, in the discretion of the board of directors, considering the executive’s role and other compensation.

Health/Welfare Plans. All of our full-time employees are eligible to participate in health and welfare plans, including medical, dental and vision benefits, maintained by the Company. The Company pays 100% of health and welfare plans for all executives and 50% of health and welfare plans for all full-time employees.

PTO Plan. We offer paid-time off, which can be used for may be used for vacations, rest and relaxation and personal business, and sick days. The PTO varies amongst type of employee and is between two and three weeks.

Employment Agreements

Jaspreet Mathur, Chief Executive Officer

We entered into an employment agreement with Jaspreet Mathur, effective as of May 1, 2022, pursuant to which Mr. Mathur will serve as our Chief Executive Officer. Under his employment agreement, Mr. Mathur has agreed to devote his full business time and effort to the business affairs of the Company. Mr. Mathur employment agreement provides that his employment will be on an at-will basis and can be terminated by either Mr. Mathur or the Company at any time for cause. Under the agreement, Mr. Mathur will receive an initial base salary of $500,000 per year. Thereafter, effective as of January 1, 2023 , the Company agreed to increase Mr. Mathur’s annual salary to $1,000,000. In the event that Mr. Mathur’s employment is terminated by our company without “Cause” or is terminated by Mr. Mathur for “Good Reason”, Mr. Mathur will be entitled to a predetermined severance compensation package which will be negotiated in good faith and be incompliance with all SEC regulations. “Cause” is defined to include dishonesty, misappropriation, willful misconduct, breach of the agreement, and other customary matters. “Good Reason” is defined to include a material adverse change in Mr. Mathur’s compensation or duties and level of responsibility. Mr. Mathur will be eligible to participate in Stock Option plans or other incentive plans the Company will offer. The employment agreement also contains customary confidentiality and invention-assignment covenants to which Mr. Mathur is subject.

Kenneth Haller, President

We entered into an employment agreement with Kenneth Haller, effective as of May 1, 2022, pursuant to which Mr. Haller will serve as our President. Under his employment agreement, Mr. Haller has agreed to devote his full business time and effort to the business affairs of the Company. Mr. Mathur employment agreement provides that his employment will be on an at-will basis and can be terminated by either Mr. Mathur or the Company at any time for cause. Under the agreement, Mr. Mathur will receive an initial base salary of $250,000 per year. Mr. Haller’s employment may be terminated by our company for “Good Reason” or without “Cause.” “Cause” is defined to include dishonesty, misappropriation, willful misconduct, breach of the agreement, and other customary matters. “Good Reason” is defined to include a material adverse change in Mr. Haller’s compensation or duties and level of responsibility. Mr. Haller will be eligible to participate in Stock Option plans or other incentive plans the Company will offer. The employment agreement also contains customary confidentiality and invention-assignment covenants to which Mr. Haller is subject.

Rob D. Cucher, Esq., President

We entered into an employment agreement with Rob D. Cucher, Esq., effective as of May 1, 2022, pursuant to which Mr. Cucher will serve as our Vice President – Legal Affairs. Under his employment agreement, Mr. Cucher has agreed to devote his full business time and effort to the business affairs of the Company. Mr. Cucher’s employment agreement provides that his employment will be on an at-will basis and can be terminated by either Mr. Cucher or the Company at any time for cause. Under the agreement, Mr. Cucher will receive an initial base salary of $250,000 per year. Mr. Cucher’s employment may be terminated by our company for “Good Reason” or without “Cause.” “Cause” is defined to include dishonesty, misappropriation, willful misconduct, breach of the agreement, and other customary matters. “Good Reason” is defined to include a material adverse change in Mr. Cucher’s compensation or duties and level of responsibility. Mr. Cucher will be eligible to participate in Stock Option plans or other incentive plans the Company will offer. The employment agreement also contains customary confidentiality and invention-assignment covenants to which Mr. Cucher is subject.

Karmandeep Munder, Operations Manager

We entered into an employment agreement with Karmandeep Munder, effective as of May 1, 2022, pursuant to which Mr. Munder will serve as our Operations Manager. Under his employment agreement, Mr. Munder has agreed to devote his full business time and effort to the business affairs of the Company. Mr. Munder employment agreement provides that his employment will be on an at-will basis and can be terminated by either Mr. Cucher or the Company at any time for cause. Under the agreement, Mr. Munder will receive an initial base salary of $150,000 per year. Mr. Munder’s employment may be terminated by our company for “Good Reason” or without “Cause.” “Cause” is defined to include dishonesty, misappropriation, willful misconduct, breach of the agreement, and other customary matters. “Good Reason” is defined to include a material adverse change in Mr. Munder’s compensation or duties and level of responsibility. Mr. Munder will be eligible to participate in Stock Option plans or other incentive plans the Company will offer. The employment agreement also contains customary confidentiality and invention-assignment covenants to which Mr. Munder is subject.

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Benjamin Chung, Chief Financial Officer

We entered into an employment agreement with Benjamin Chung, effective as of July 27, 2022, pursuant to which Mr. Chung will serve as our Chief Financial officer. Under his employment agreement, Mr. Chung has agreed to devote his full business time and effort to the business affairs of the Company. Mr. Chung employment agreement provides that his employment will be on an at-will basis and can be terminated by either Mr. Chung or the Company at any time for cause. Under the agreement, Mr. Chung will receive an initial base salary of $250,000 per year. Mr. Chung’s employment may be terminated by our company for “Good Reason” or without “Cause.” “Cause” is defined to include dishonesty, misappropriation, willful misconduct, breach of the agreement, and other customary matters. “Good Reason” is defined to include a material adverse change in Mr. Chung’s compensation or duties and level of responsibility. Mr. Chung will be eligible to participate in Stock Option plans or other incentive plans the Company will offer. The employment agreement also contains customary confidentiality and invention-assignment covenants to which Mr. Chung is subject.

Danielle Young, Chief Operating Officer

We entered into an employment agreement with Danielle Young, effective as of May 1, 2022, pursuant to which Ms. Young will serve as our Chief Operating Officer. Under her employment agreement, Ms. Young has agreed to devote her full business time and effort to the business affairs of the Company. Ms. Young’s employment agreement provides that her employment will be on an at-will basis and can be terminated by either Ms. Young or the Company at any time for cause. Under the agreement, Ms. Young will receive an initial base salary of $200,000 per year. Ms. Young’s employment may be terminated by our company for “Good Reason” or without “Cause.” “Cause” is defined to include dishonesty, misappropriation, willful misconduct, breach of the agreement, and other customary matters. “Good Reason” is defined to include a material adverse change in Ms. Young’s compensation or duties and level of responsibility. Ms. Young will be eligible to participate in Stock Option plans or other incentive plans the Company will offer. The employment agreement also contains customary confidentiality and invention-assignment covenants to which Ms. Young is subject.

Base Salaries

The base salaries of our employed executive officers are specified in their respective employment agreements, as summarized above.

Bonuses

We did not pay any bonuses to any of our named executive officers during 2022 or 2023.

Equity Compensation

Through the date of this prospectus, none of our officers, directors, or employees have received any equity compensation.

Retirement Plans

We do not currently maintain any retirement plans for our employees.

Director Compensation

The following table sets forth a summary of compensation for the fiscal year ended December 31, 2022, that we paid to each director. We reimburse directors for expenses incurred in attending meetings required in person. No other or additional compensation for services were paid to any of the directors.

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)	Stock Awards ($)	Total ($)
Jaspreet Mathur	0	0	0	0
Kenneth Haller	0	0	0	0
Bharat Raj Mathur	0	0	0	0
Amanda Saccomanno	0	0	0	0
Dov Konetz	0	0	0	0
Dan Fleyshman	0	0	0	0
Leon Anderson	0	0	0	0
Michael Braun	0	0	0	0
Hassan Iddrissu	0	0	0	0
W. Edward Nichols(1)	0	0	0	0
Darrell Avey(1)	0	0	0	0
Jeremy Ostler(1)	0	0	0	0
Calvin D. Smiley(1)	0	0	0	0

(1)	Resigned as Directors on May 20, 2022.

Director Agreements

We do not have any written agreements with our directors. However, we have agreed to reimburse the directors for any Company-related expenses.

Outstanding Equity Awards at Fiscal Year End

There were no equity awards held by any of our appointed executive officers and directors as of December 31, 2022.

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2022 Stock Option Plan

Effective August 9, 2022, we adopted our 2022 Incentive and Nonstatutory Stock Option Plan (the “2022 Stock Option Plan”). Under the 2022 Stock Option Plan, the Board of Directors may grant options to purchase common stock to officers, employees, and other persons who provide services to us. A total of 833,333 shares of common stock is reserved for the 2022 Stock Option Plan. As of the date of this Annual Report, there have been no options granted under the 2022 Stock Option Plan.

2022 Restricted Stock Plan

Effective August 9, 2022, we adopted our 2022 Restricted Stock Plan (the “2022 Restricted Stock Plan”). Under the 2022 Restricted Stock Plan, the Board of Directors may grant restricted stock to officers, directors, and key employees. A total of 833,333 shares of common stock is reserved for the 2022 Stock Option Plan. As of the date of this Annual Report, there have been no shares of common stock granted under the 2022 Restricted Stock Plan.

Limitation on Liability and Indemnification

We are a Delaware corporation. The Delaware General Corporation Laws (DGCL) provides that the articles of incorporation of a Delaware corporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or our shareholders for monetary damages for breach of fiduciary duty as a director, except that any such provision may not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or our shareholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) acts specified in Section 78 (concerning unlawful distributions), or (iv) any transaction from which a director directly or indirectly derived an improper personal benefit. Our articles of incorporation contain a provision eliminating the personal liability of directors to our company’ or our shareholders for monetary damages to the fullest extent provided by the DGCL.

The DGCL provides that a Delaware corporation must indemnify a person who was wholly successful, on the merits or otherwise, in defense of any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative and whether formal or informal (a “Proceeding”), in which he or she was a party because the person is or was a director, against reasonable expenses incurred by him or her in connection with the Proceeding, unless such indemnity is limited by the corporation’s articles of incorporation. Our articles of incorporation do not contain any such limitation.

The DGCL provides that a Delaware corporation may indemnify a person made a party to a Proceeding because the person is or was a director against any obligation incurred with respect to a Proceeding to pay a judgment, settlement, penalty, fine (including an excise tax assessed with respect to an employee benefit plan) or reasonable expenses incurred in the Proceeding if the person conducted himself or herself in good faith and the person reasonably believed, in the case of conduct in an official capacity with the corporation, that the person’s conduct was in the corporation’s best interests and, in all other cases, his or her conduct was at least not opposed to the corporation’s best interests and, with respect to any criminal proceedings, the person had no reasonable cause to believe that his or her conduct was unlawful. Our articles of incorporation and bylaws allow for such indemnification. A corporation may not indemnify a director in connection with any Proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation or, in connection with any other Proceeding charging that the director derived an improper personal benefit, whether or not involving actions in an official capacity, in which Proceeding the director was judged liable on the basis that he or she derived an improper personal benefit. Any indemnification permitted in connection with a Proceeding by or in the right of the corporation is limited to reasonable expenses incurred in connection with such Proceeding.

The DGCL, unless otherwise provided in the articles of incorporation, a Delaware corporation may indemnify an officer, employee, fiduciary, or agent of the corporation to the same extent as a director and may indemnify such a person who is not a director to a greater extent, if not inconsistent with public policy and if provided for by our bylaws, general or specific action of our board of directors or shareholders, or contract. Our articles of incorporation provide for indemnification of our directors, officers, employees, fiduciaries, and agents to the full extent permitted by Delaware law.

Our articles of incorporation also provide that we may purchase and maintain insurance on behalf of any person who is or was a director or officer of our company or who is or was serving at our request as a director, officer, or agent of another enterprise against any liability asserted against him or her and incurred by him or her in any such capacity or arising out of his or her status as such, whether or not we would have the power to indemnify him or her against such liability.

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CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The following is a description of transactions within the last three years to which we have been a party, in which the amount involved exceeded or will exceed $120,000, and in which any of our executive officers, directors or holders of more than 5% of our voting securities, or an immediate family member thereof, had or will have a direct or indirect material interest. We believe the terms obtained or consideration that we paid or received, as applicable, in connection with the transactions described below were comparable to terms available or amounts that would be paid or received, as applicable, in arm’s-length transactions with unrelated third parties.

We had the following transactions with related parties during the last two fiscal years:

Sale of Class A Preferred Convertible Stock

Concurrently with the LimitlessX Acquisition, Jaspreet Mathur, our current Chief Executive Officer purchased from Helion Holdings, LLC, a company beneficially owned by our former Chief Executive Officer, 500,000 shares of our Class A Preferred Convertible Stock for consideration of $400,000.

Royalty Payables

Limitless Performance Inc. (“LPI”), SMILZ INC. (“Smiles”), and DIVATRIM INC. (“Divatrim”), are all companies owned by Jas Mathur, our Chief Executive Officer, Director, and majority shareholder. AMAROSE INC. (“Amarose”) is owned 50% by Mr. Mathur and 50% by Amanda Saccomanno, one of our directors.

●	On December 1, 2021, we entered into a manufacturing and distributorship license agreement with LPI for us to distribute LPI products and for payments to LPI for its product designs and distribution rights. We pay to LPI from time-to-time royalty payments equal to 4.00% of gross sales, excluding returns, chargebacks, and other such allowances.

●	On December 1, 2021, we entered into a manufacturing and distributorship license agreement with Smiles for us to distribute Smiles products and for payments to Smiles for its product designs and distribution rights. We pay to Smiles from time-to-time royalty payments equal to 4.00% of gross sales, excluding returns, chargebacks, and other such allowances.

●	On December 1, 2021, we entered into a manufacturing and distributorship license agreement with Divatrim for us to distribute Divatrim products and for payments to Smiles for its product designs and distribution rights. We pay to Divatrim from time-to-time royalty payments equal to 4.00% of gross sales, excluding returns, chargebacks, and other such allowances.

●	On December 1, 2021, we entered into a manufacturing and distributorship license agreement with Amarose for us to distribute Amarose products and for payments to Smiles for its product designs and distribution rights. We pay to Amarose from time-to-time royalty payments equal to 4.00% of gross sales, excluding returns, chargebacks, and other such allowances.

We started paying all earned royalties to LPI, Smiles, Divatrim, and Amarose beginning on June 15, 2022. As of December 31, 2022, the royalty payable is in the amount of $1,114,403.

As of November 1, 2023, we terminated our licensing agreement with Limitless Performance, Inc., Amarose, Inc., Divatrim, Inc., and SMILZ, Inc

Notes Payable to Shareholder as of September 30, 2023

Notes payable to shareholder consisted of the following:

September 30,
2023

December 6, 2021 ($50,000)	$50,000
February 11, 2022 ($150,000)	150,000
May 8, 2022 ($550,000)	550,000
May 9, 2022 ($1,100,000)	1,100,000
May 16, 2022 ($450,000)	450,000
June 1, 2022 ($500,000)	500,000
June 30, 2022 ($922,028)	922,028
August 25, 2022 ($290,000)	290,000
November 15, 2022 ($450,000)	450,000
May 16, 2023 ($150,000)	150,000
May 18, 2023 ($50,000)	50,000
June 5, 2023 ($150,000)	150,000
June 20, 2023 ($50,000) – Funding Commitment	50,000
July 13, 2023 ($50,000) – Funding Commitment	50,000
August 1, 2023 ($190,000) – Funding Commitment	190,000
August 7, 2023 ($50,000) – Funding Commitment	50,000
September 30, 2023 ($660,000) – Funding Commitment	660,000
September 30, 2023 ($138,817)	138,817
Total notes payable to stockholder (current)	$5,950,845

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●	December 6, 2021 – $50,000

On December 6, 2021, the Company entered into a Loan Authorization and Agreement for a loan of $50,000 from a shareholder, the proceeds of which were used to be used for working capital purposes. As of September 30, 2023 and December 31, 2022, the principal balance was $50,000 and $50,000, respectively. Beginning on June 1, 2022, the loan required a payment of $4,303 per month, which included principal and interest with an interest rate of 6 % per annum. The total balance of principal and interest of $51,640 was due on May 1, 2023.

●	February 11, 2022 – $150,000

On February 11, 2022, the Company entered into a Loan Authorization and Agreement for a loan of $150,000 from a shareholder, the proceeds of which were to be used for working capital purposes. As of September 30, 2023 and December 31, 2022, the principal balance was $150,000 and $150,000, respectively. Beginning on June 1, 2022, the loan required a payment of $12,910 per month, which included principal and interest with an interest rate of 6% per annum. The total balance of principal and interest of $154,920 was due on May 1, 2023.

●	May 8, 2022 – $550,000

On May 8, 2022, the Company entered into a Loan Authorization and Agreement for a loan of $550,000 from a shareholder, the proceeds of which were to be used for working capital purposes. As of September 30, 2023 and December 31, 2022, the principal balance was $550,000 and $550,000, respectively. Beginning on June 1, 2022, the loan required a payment of $47,337 per month, which included principal and interest with an interest rate of 6% per annum. The total balance of principal and interest of $568,038 was due on May 1, 2023.

●	May 16, 2022 – $1,100,000

On May 16, 2022, the Company entered into a Loan Authorization and Agreement for a loan of $1,100,000 from a shareholder, the proceeds of which were to be used for working capital purposes. As of September 30, 2023 and December 31, 2022, the principal balance was $1,100,000 and $1,100,000, respectively. Interest began accruing at the rate of 8.5% per annum on June 17, 2022 and was due on May 16, 2023.

●	May 18, 2022 – $450,000

On May 18, 2022, the Company entered into a Loan Authorization and Agreement for a loan of $450,000 from a shareholder, the proceeds of which were to be used for working capital purposes. As of September 30, 2023 and December 31, 2022, the principal balance was $450,000 and $450,000, respectively. Interest began accruing at the rate of 8.5% per annum on June 19, 2022 and was due on May 18, 2023.

●	June 1, 2022 – $500,000

On June 1, 2022, the Company entered into a Loan Authorization and Agreement for a loan of $500,000 from a shareholder, the proceeds of which were to be used for working capital purposes. As of September 30, 2023 and December 31, 2022, the principal balance was $500,000 and $500,000, respectively. Beginning on August 1, 2022, the loan required a payment of $43,494 per month, which included principal and interest with an interest rate of 8% per annum. The total balance of principal and interest of $521,931 was due on July 1, 2023.

●	September 30, 2022 – $922,028

On June 30, 2022, the Company entered into a Loan Authorization and Agreement for a loan of $922,028 from a shareholder, the proceeds of which were to be used for working capital purposes. As of September 30, 2023 and December 31, 2022, the principal balance was $922,028 and $922,028, respectively. Beginning on August 1, 2022, the loan required a payment of $80,206 per month, which included principal and interest with an interest rate of 8% per annum. The total balance of principal and interest of $962,469 was due on August 1, 2023.

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●	August 25, 2022 – $290,000

On August 25, 2022, the Company entered into a Loan Authorization Agreement for a loan of $290,000 from a shareholder, the proceeds of which were to be used for working capital purposes. The loan has an interest rate of 10% per annum and is due on demand. As of September 30, 2023 and December 31, 2022, the principal balance was $290,000 and $290,000, respectively.

●	November 15, 2022 – $450,000

On November 15, 2022, the Company entered into a Loan Authorization and Agreement for a loan of $450,000 from a shareholder, the proceeds of which were to be used for working capital purposes. The loan has an interest rate of 10% per annum and is due on demand. As of September 30, 2023 and December 31, 2022, the principal balance was $450,000 and $450,000, respectively.

●	May 16, 2023 – $150,000

On May 16, 2023, the Company entered into a Loan Authorization and Agreement for a loan of $150,000 from a shareholder, the proceeds of which were to be used for working capital purposes. The loan has an interest rate of 10% per annum and is due on demand. As of September 30, 2023, the principal balance was $150,000.

●	May 18, 2023 – $50,000

On May 18, 2023, the Company entered into a Loan Authorization and Agreement for a loan of $50,000 from a shareholder, the proceeds of which were to be used for working capital purposes. The loan has an interest rate of 10% per annum and is due on demand. As of September 30, 2023, the principal balance was $50,000.

●	June 5, 2023 – $150,000

On June 5, 2023, the Company entered into a Loan Authorization and Agreement for a loan of $150,000 from a shareholder, the proceeds of which were to be used for working capital purposes. The loan has an interest rate of 10% per annum and is due on demand. As of September 30, 2023, the principal balance was $150,000.

●	September 30, 2023 – $138,817

On September 30, 2023, the Company entered into a Loan Authorization and Agreement for a loan of $138,817 from a shareholder, the proceeds of which were to be used for working capital purposes. The loan has an interest rate of 10% per annum and is due on demand. As of September 30, 2023, the principal balance was $138,817.

●	Funding Commitment Agreement

On June 3, 2023, the Company entered into a Funding Commitment Agreement (the “Funding Commitment”) with its Chief Executive Officer and Chairman of the Board of Directors, Jaspreet Mathur, wherein Mr. Mathur committed to provide up to $1,000,000 of working capital to the Company over the next six months. Mr. Mathur agreed to the Funding Commitment in exchange for a one year convertible promissory note for each drawdown amount advanced to the Company with an annual interest rate of 10% and a balloon payment of principal and interest due at maturity, unless Mr. Mathur elects to convert the outstanding principal and interest into Class B Preferred Stock of the Company at the conversion price of $1.50 per share; provided, however, Mr. Mathur may only covert each note within the term of the Funding Commitment, in the event of the occurrence of the earlier of a public offering of securities of the Company pursuant to a registration statement filed with the SEC and declared effective pursuant to the Securities Act of 1933, upon completion of which the Company has a class of stock registered under the Securities Exchange Act of 1934 and that stock is listed on a national stock exchange, or a liquidation, merger, acquisition, sale of voting control or sale of substantially all of the assets of the Company in which the shareholders of the Company do not own a majority of the outstanding shares of the surviving corporation. For the avoidance of doubt, a national stock exchange includes Nasdaq, NYSE, and NYSE American, but excludes any over-the-counter quotation systems or trading platforms. The balance of the Funding Commitment are as follows:

September 30, 2023

June 20, 2023 ($50,000)	$50,000
July 13, 2023 ($50,000)	50,000
August 1, 2023 ($190,000)	190,000
August 7, 2023 ($50,000)	50,000
September 30, 2023 ($660,000)	660,000
Total Funding Commitment	$1,000,000

As of September 30, 2023, the balance of the Funding Commitment was $1,000,000.

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Notes Payable to Related Party as of September 30, 2023

Notes payable to related party consisted of the following:

	September 30,	December 31,
	2023	2022

May 10, 2022 ($12,500)	$12,500	$12,500
May 10, 2022 ($12,500)	12,500	12,500
May 10, 2022 ($20,000)	20,000	20,000
May 31, 2022 ($5,000)	5,000	5,000
May 31, 2022 ($15,000)	15,000	15,000
June 9, 2022 ($15,000)	15,000	15,000
December 31, 2022 ($929,401)	-	929,401

Total notes payable to related parties (current)	$80,000	$1,247,011

●	May 10, 2022 - $12,500

On May 10, 2022, a related party of the Company loaned Prime Time Live, Inc. $12,500 in exchange for a promissory note that includes interest at the rate of 10% per annum on the unpaid principal balance, with all unpaid principal and interest due on or before May 10, 2023. Interest began accruing on May 10, 2022. As of September 30, 2023 and December 31, 2022, the principal balance was $12,500 and $12,500, respectively.

●	May 10, 2022 - $12,500

On May 10, 2022, a related party of the Company loaned Prime Time Live, Inc. $12,500 in exchange for a promissory note that includes interest at the rate of 10% per annum on the unpaid principal balance with all unpaid principal and interest due on or before May 10, 2023. Interest began accruing on May 10, 2022. As of September 30, 2023 and December 31, 2022, the principal balance was $12,500 and $12,500, respectively.

●	May 10, 2022 - $20,000

On May 10, 2022, a related party of the Company loaned Prime Time Live, Inc. $20,000 in exchange for a promissory note that included interest at the rate of 10% per annum on the unpaid principal balance with all unpaid principal and interest due on or before May 10, 2023. Interest began accruing on May 10, 2022. As of September 30, 2023 and December 31, 2022, the principal balance was $20,000 and $20,000, respectively.

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●	May 31, 2022 - $5,000

On May 31, 2022, a related party of the Company loaned Prime Time Live, Inc. $5,000 in exchange for a promissory note that included interest at the rate of 10% per annum on the unpaid principal balance with all unpaid principal and interest due on or before May 31, 2023. Interest began accruing on May 31, 2022. As of September 30, 2023 and December 31, 2022, the principal balance was $5,000 and $5,000, respectively.

●	May 31, 2022 - $15,000

On May 31, 2022, a related party of the Company loaned Prime Time Live, Inc. $15,000 in exchange for a promissory note that included interest at the rate of 10% per annum on the unpaid principal balance with all unpaid principal and interest due on or before May 31, 2023. Interest began accruing on May 31, 2022. As of September 30, 2023 and December 31, 2022, the principal balance was $15,000 and $15,000, respectively.

●	June 9, 2022 - $15,000

On May 10, 2022, a related party of the Company loaned Prime Time Live, Inc. $15,000 in exchange for a promissory note that included interest at the rate of 10% per annum on the unpaid principal balance with all unpaid principal and interest due on or before May 10, 2023. Interest began accruing on May 10, 2022. As of September 30, 2023 and December 31, 2022, the principal balance was $15,000 and $15,000, respectively.

●	December 31, 2022 - $929,401

On December 31, 2022, the Company entered into a Loan Authorization and Agreement for a loan of $929,401 from Emblaze, the proceeds of which were to be used for working capital purposes. The loan had an interest rate of 8% per annum and was due on December 1, 2023. As of September 30, 2023 and December 31, 2022, the balance was $0 and $929,401, respectively.

On June 1, 2023, the Company entered into an Agreement for Purchase and Sale of Stock with Emblaze wherein the Company sold all 5,000 of its shares of common stock of Vybe Labs, as full payment and settlement of a debt in the in the principal amount of $929,401 owed by the Company to Emblaze.

Policies and Procedures for Transactions with Related Persons

All future related party transactions will be voted upon by the disinterested board of directors. The audit committee of the board of directors is responsible for evaluating each related party transaction and making a recommendation to the disinterested members of the board of directors as to whether the transaction at issue is fair, reasonable and within our policy and whether it should be ratified and approved. If there is no Audit Committee at such time, then the evaluation will also be done by the disinterested board of directors. The board of directors or the audit committee, as applicable, in making its recommendation, will consider various factors, including the benefit of the transaction to us, the terms of the transaction and whether they are at arm’s-length and in the ordinary course of our business, the direct or indirect nature of the related person’s interest in the transaction, the size and expected term of the transaction and other facts and circumstances that bear on the materiality of the related party transaction under applicable law and listing standards. The board of directors or the audit committee will review, at least annually, a summary of our transactions with our directors and officers and with firms that employ our directors, as well as any other related person transactions.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

As of the date of this Annual Report, there are 3,977,497 shares of our common stock outstanding. The following table sets forth the beneficial ownership of our common stock immediately prior to the completion of this offering by:

●	each of our directors;

●	each of our named executive officers;

●	all of our directors and executive officers as a group; and

●	each person known by us to be the beneficial owner of 5% or more of our outstanding common stock.

Beneficial ownership is determined according to the rules of the SEC. Generally, it means that a person has beneficial ownership of a security if he or she possesses sole or shared voting or investment power of that security and includes options, warrants, and other securities convertible or exercisable into shares of common stock, provided that such securities are currently exercisable or convertible or exercisable or convertible within 60 days of the date hereof. Each director or officer, as the case may be, has furnished us with information with respect to their beneficial ownership. Except as otherwise indicated, all persons listed below have (i) sole voting power and investment power with respect to their stock, except to the extent that authority is shared by spouses under applicable law, and (ii) record and beneficial ownership with respect to their securities.

Name and Address (1)	Office	Shares Owned	Percent of Class (2)
Class A Preferred Stock

Jaspreet Mathur	Chief Executive Officer and Chairman	500,000	100%

Common Stock

Jaspreet Mathur	Chief Executive Officer and Chairman	2,632,334	66.18%

Bharat Raj Mathur	Director	141,334	3.55%

Kenneth Haller	President and Director	141,334	3.55%

Amanda Saccomanno	Director	106,000	2.67%

Benjamin Chung	Chief Financial Officer	35,334	*

Rob Cucher	VP of Legal Affairs	17,667	*

Danielle Young	Chief Operating Officer	-	-

Dov Konetz	Director	-	-

Dan Fleyshman	Director	-	-

Leon Anderson	Director	-	-

Michael Braun	Director	-	-

Hassan Iddrissu	Director	-	-

All executive officers and directors		3,074,003	78.29%

*	Less than 1%.

(1)	The mailing address of each of the officers and directors as set forth above is c/o Limitless X Holdings Inc., 9454 Wilshire Blvd. #300, Beverly Hills, California 90212.

(2)	As of the date hereof, there were 3,977,497 shares of our common stock issued and outstanding and 500,000 shares of our Class A Preferred Stock issued and outstanding.

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DESCRIPTION OF CAPITAL STOCK

The following is a description of the material terms of our amended and restated certificate of incorporation and our amended and restated bylaws to be in effect upon the completion of this offering. The following description is a summary, does not purport to be complete and is qualified in its entirety by reference to our amended and restated certificate of incorporation and amended and restated bylaws, which are filed as exhibits to the registration statement of which this prospectus is a part and are incorporated by reference into this prospectus.

General

Limitless X Holdings, Inc. is a Delaware corporation governed by the laws of the State of Delaware, our amended and restated certificate of incorporation and our amended and restated bylaws. We have authorized 300,000,000 shares of common stock par value $0.0001 per share and 30,000,000 shares of preferred stock, 500,000 of which are designated as Class A Preferred Convertible Stock.

Common Stock

Holders of shares of our common stock are entitled to one vote for each share held on all matters submitted to a vote of shareholders. Accordingly, holders of a majority of the shares of our common stock entitled to vote in any election of directors may elect all of the directors standing for election. Holders of shares of our common stock are entitled to receive proportionately any dividends if and when such dividends are declared by our board of directors, subject to any preferential dividend rights of outstanding preferred stock. Upon the liquidation, dissolution or winding up of the company, the holders of our common stock are entitled to receive ratably net assets available after the payment of all debts and other liabilities and subject to the prior rights of holders of any outstanding preferred stock. The rights, preferences, and privileges of holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.

A total of 3,977,497 shares of common stock are issued and outstanding as of the date hereof.

Preferred Stock

Our Certificate of Incorporation authorize our board of directors to establish one or more series of preferred stock. Unless required by law or any stock exchange, the authorized but unissued shares of preferred stock will be available for issuance without further action by our shareholders. Our board of directors is authorized to divide the preferred stock into series and, with respect to each series, to fix and determine the designation, terms, preferences, limitations, and relative rights thereof, including dividend rights, dividend rates, conversion rights, voting rights, redemption rights and terms, liquidation preferences, sinking fund provisions and the number of shares constituting the series. Without shareholder approval, we could issue preferred stock that could impede or discourage an acquisition attempt or other transaction that some, or a majority, of our shareholders may believe is in their best interests or in which they may receive a premium for their common stock over the market price of the common stock.

It is not possible to state the actual effect of the issuance of any shares of preferred stock upon the rights of holders of our common stock until the board of directors determines the specific rights of the holders of the preferred stock. However, these effects might include:

●	restricting dividends on the common stock;

●	diluting the voting power of the common stock;

●	impairing the liquidation rights of the common stock; and

●	delaying or preventing a change in control of the company.

Class A Preferred Convertible Stock

A total of 500,000 shares of Class A Preferred Convertible Stock are issued and outstanding as of the date of this prospectus, all of which are owned by our Chief Executive Officer and Chairperson, Jaspreet Mathur.

Rank. The Class A Preferred Convertible Stock shall rank: (i) senior to any other class or class of outstanding preferred shares or class of capital stock; (ii) prior to all of our common stock; and (iii) prior to any other class or class of capital stock hereafter created “Junior Securities”); and in each case as to distributions of assets upon liquidation, dissolution or winding up of the Company, whether voluntary or involuntary (all such distributions being referred to collectively as “Distributions”).

Dividends. The Class A Preferred Convertible Stock shall bear no dividends, except that in the event dividends are declared for common stock, the same rate of dividend per share shall be due and payable to the Class A Preferred shareholders on the same terms.

Liquidation / Merger Preference.

(a) So long as a majority of the shares of Class A Convertible Preferred Stock authorized are outstanding, we will not, without the written consent of the holders of at least 51% of our outstanding Class A Preferred Convertible Stock, either directly or by amendment, merger, consolidation, or otherwise: (i) liquidate, dissolve or wind-up the affairs of the Company, or effect any Liquidation Event; (ii) amend, alter, or repeal any provision of the Certificate of Incorporation or bylaws in a manner adverse to the Class A Preferred Convertible Stock; (iii) create or authorize the creation of, or issue any other security convertible into or exercisable for, any equity security, having rights, preferences or privileges senior to the Class A Preferred Convertible Stock; or (iv) purchase or redeem or pay any dividend on any capital stock prior to the Class A Preferred Convertible Stock, other than stock repurchased from former employees or consultants in connection with the cessation of their employment/services.

(b) In the event of any liquidation, merger, dissolution or winding up of the Company, either voluntary or involuntary, the holders of shares of Class A Preferred Convertible Stock shall be entitled to receive, prior in preference to any distribution to Junior Securities, an amount per share equal to $1.00 plus any allocable and due dividends per share.

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(c) Upon the completion of the distribution required to holders of Class A Preferred Convertible Stock, if assets remain in the Company, they shall be distributed to holders of Junior Securities in accordance with our Certificate of Incorporation including any duly adopted Certificate(s) of Designation.

Conversion Rights. The holders of the Class A Preferred Convertible Stock may convert, or be converted, to shares of common stock as follows: Upon a Liquidation Event, or at the option of the Holder, in the Holder’s sole discretion, any Holder of Class A Preferred Convertible Stock is entitled to convert their shares of Class A Preferred Convertible Stock into common stock on a one share of Class A Preferred Convertible Stock for two shares of Common Stock basis, subject to adjustment. As a result of the Reverse Stock Split, the Conversion Rate was adjusted so that every one share of Class A Preferred Stock is now convertible into .0667 shares of common stock. Therefore, 500,000 shares of Class A Preferred Stock is convertible to 33,334 shares of common stock.

Adjustment to Conversion Rate. The conversion price will be subject to adjustments for stock dividends, splits, combinations. The holders of Class A Preferred Convertible Stock may also receive, pursuant to any merger, consolidation exchange of shares, recapitalization, reorganization, or similar event, the same number of shares or consideration that the Class A Preferred Convertible Stock would have received on an as-converted basis.

Super Majority Voting Rights. The holders of the Class A Preferred Convertible Stock have the right to vote on any matter together with holders of common stock and may vote as required on any action which Delaware law provides may or must be approved by vote or consent of the holders of the specific classes of voting preferred shares and the holders of shares of common stock. The Holders of the Class A Preferred Convertible Stock have the right to vote on any matter with holders of common stock voting together as one class. The Holders of the Class A Preferred Convertible Stock have a number of votes equal to 60% of all of the issued and outstanding shares of common stock. For purposes of determining a quorum for any Regular or Special Meeting of the Shareholders, the Class A Preferred Shares shall be deemed as the equivalent of 60% of all issued and outstanding shares.

Class B Preferred Convertible Stock

A total of 11,000,000 shares of Class B Preferred Convertible Stock are authorized as of the date of this prospectus, having been amended from the original issue of 5,000,000, on November 8, 2023.

Rank. The Class B Convertible Preferred Stock shall rank: (i) junior to the Class A Stock; (ii) senior to any other class or series of outstanding Preferred Stock or Classes of capital stock of the Company; (iii) prior to all of the Company’s common stock (“Common Stock”); and (iv) prior to any other class or series of capital stock of the Company hereafter created (“Junior Securities”); and in each case as to distributions of assets upon liquidation, dissolution or winding up of the Company, whether voluntary or involuntary.

Dividends. The Class B Convertible Preferred Stock shall bear no dividends, except that in the event dividends or other distribution of its assets (or rights to acquire assets) to holders of shares of Common Stock, by way of return of capital or otherwise (including, without limitation, any distribution of cash, stock or other securities, property or options by way of a dividend, spin off, reclassification, corporate rearrangement, scheme of arrangement or other similar transaction) (a “Distribution”), at any time after the issuance of this Class B Convertible Preferred Stock, then, in each such case, the holder of the Class B Convertible Preferred Stock (each a “Holder” and collectively the “Holders”) shall be entitled to participate in such Distribution to the same extent that the Holder would have participated therein if the Holder had held the number of shares of Common Stock acquirable upon complete Conversion of this Class B Convertible Preferred Stock (without regard to any limitations on Conversion hereof, including without limitation, the Beneficial Ownership Limitation) (as defined below) immediately before the date of which a record is taken for such Distribution, or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined for the participation in such Distribution (provided, however, to the extent that the Holder’s right to participate in any such Distribution would result in the Holder exceeding the Beneficial Ownership Limitation, then the Holder shall not be entitled to participate in such Distribution to such extent (or in the beneficial ownership of any shares of Common Stock as a result of such Distribution to such extent) and the portion of such Distribution shall be held in abeyance for the benefit of the Holder until such time, if ever, as its right thereto would not result in the Holder exceeding the Beneficial Ownership Limitation).

Liquidation / Merger Preference.

(a) So long as a majority of the shares of Class B Convertible Preferred Stock are outstanding, the Company will not, without the written consent of the holders of at least 51% of the Company’s outstanding Class B Convertible Preferred Stock, either directly or by amendment, merger, consolidation, or otherwise: (i) amend, alter, or repeal any provision of the A&R Certificate or Amended and Restated Bylaws, as amended (the “A&R Bylaws”), in a manner adverse to the Class B Convertible Preferred Stock; (ii) create or authorize the creation of, or issue any other new security convertible into or exercisable for, any equity security, having rights, preferences or privileges senior to the Class B Convertible Preferred Stock.

(b) In the event of any Liquidation Event. either voluntary or involuntary, the Holders of shares of Class B Convertible Preferred Stock shall be entitled to receive, prior in preference to any distribution to Common Stock or other Junior Securities, but after distribution to the Class A Stock, an amount per share equal to $3.00 plus any allocable and due dividends per share. A “Liquidation Event” shall include (A) the closing of the sale, transfer or other disposition of all or substantially all of the Company’s assets; (B) the consummation of the merger or consolidation of the Company with or into another entity (except a merger or consolidation in which the holders of capital stock of the Company immediately prior to such merger or consolidation continue to hold more than 50% of the voting or economic power of the outstanding capital stock of the Company (or the surviving or acquiring entity); (C) the closing of the transfer (whether by merger, consolidation or otherwise), in one transaction or a series of related transactions, to a Person or “group” (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”)) (other than an underwriter of the Company’s securities), of the Company’s securities if, after such closing, such Person or “group” (within the meaning of Section 13(d)(3) of the Exchange Act) would own more than 50% of voting or economic power of the outstanding capital stock of the Company (or the surviving or acquiring entity); or (D) a liquidation, dissolution or winding up of the Company; provided that a transaction shall not constitute a Liquidation Event if its sole purpose is to change the jurisdiction of the Company’s incorporation or to create a holding company that will be owned in the same proportions by the persons who held the Company’s securities immediately prior to such transaction.

(c) Upon the completion of the distribution, if assets remain in the Company, they shall be distributed to holders of Junior Securities or Common Stock, as applicable, in accordance with the Company’s A&R Certificate including any duly adopted Certificate(s) of Designation.

Conversion Rights. The holders of the Class B Convertible Preferred Stock may convert, or be converted, to shares of Common Stock as follows: Subject to the Beneficial Ownership Limitation, upon a Liquidation Event or at the option of the Holder, in the Holder’s sole discretion, any Holder of Class B Convertible Preferred Stock shall be entitled at the office of the Company or any transfer agent for the Class B Convertible Preferred Stock designated by the Company to the Holder in writing (the “Transfer Agent”), to convert the shares of Class B Convertible Preferred Stock into Common Stock by electing, in writing, to convert the shares of Class B Convertible Preferred Stock then outstanding and held by the Holder into shares of Common Stock of the Company, on a one share of Class B Convertible Preferred Stock for two shares of Common Stock basis subject to adjustment upon tender of a Notice of Conversion.

Adjustment to Conversion Rate. The conversion price will be subject to adjustments for stock dividends, splits, combinations. The holders of Class B Preferred Convertible Stock may also receive, pursuant to any merger, consolidation exchange of shares, recapitalization, reorganization, or similar event, the same number of shares or consideration that the Class B Preferred Convertible Stock would have received on an as-converted basis.

Voting Rights. The holders of the Class B Preferred Convertible Stock shall have no voting rights except as otherwise set forth in the Company’s Certificate of Designation of Class B Convertible Preferred Stock or otherwise from time to time as required by law. The holders of the Class B Preferred Convertible Stock shall be entitled to notice of any Regular or Special Meeting of the Shareholders for meetings which require the vote of the holders of the Class B Convertible Preferred Stock.

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Transfer Agent

Our transfer agent and registrar for our common stock is Mountain Share Transfer, LLC. The transfer agent’s address is 2030 Powers Ferry Road SE, Suite #212, Atlanta, Georgia 30339, and its telephone number is (404) 474-3110.

2022 Stock Option Plan

On August 9, 2022, we adopted the 2022 Incentive and Non-statutory Stock Option Plan which provides for the grant of incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), to our employees and the employees of any future subsidiary corporation, and for the grant of non-statutory stock options to non-employees, including directors and other service providers (the “2022 Stock Option Plan”).

Authorized Shares. A total of 833,333 shares of our common stock have been reserved for issuance pursuant to the exercise of options issued from the 2022 Stock Option Plan.

Plan Administration. Our board of directors administers our 2022 Stock Option Plan.

Stock Options. Stock options may be granted under our 2022 Stock Option Plan. The exercise price of options granted under our 2022 Stock Option Plan must at least be equal to the fair market value of our common stock on the date of grant. The term of an incentive stock option may not exceed ten years, except that with respect to any participant who owns more than 10% of the voting power of all classes of our outstanding stock, the term must not exceed five years and the exercise price must equal at least 110% of the fair market value on the grant date. The administrator will determine the methods of payment of the exercise price of an option, which may include cash, shares, or other property acceptable to the administrator, as well as other types of consideration permitted by applicable law. After the termination of service of an employee, director, or consultant, he or she may exercise his or her option for the period of time stated in his or her option agreement. Generally, if termination is due to death or disability, the option will remain exercisable for 12 months. In all other cases, the option will generally remain exercisable for three months following the termination of service. However, in no event may an option be exercised later than the expiration of its term. Subject to the provisions of our 2022 Stock Option Plan, the administrator determines the other terms of options.

Non-transferability of Awards. Unless the administrator provides otherwise, our 2022 Stock Option Plan generally does not allow for the transfer of awards and only the recipient of an award may exercise an award during his or her lifetime.

Certain Adjustments. In the event of certain changes in our capitalization, to prevent diminution or enlargement of the benefits or potential benefits available under our 2022 Stock Option Plan, the administrator will adjust the number and class of shares that may be delivered under our 2022 Stock Option Plan and/or the number, class and price of shares covered by each outstanding award and the numerical share limits set forth in our 2022 Stock Option Plan. In the event of our proposed liquidation or dissolution, the administrator will notify participants as soon as practicable, and all awards will terminate immediately prior to the consummation of such proposed transaction.

Merger or Change in Control. Our 2022 Stock Option Plan provides that in the event of a merger or change in control, as defined under the 2022 Stock Option Plan, each outstanding award will be treated as the administrator determines, except that if a successor corporation or its parent or subsidiary does not assume or substitute an equivalent award for any outstanding award, then such award will fully vest, all restrictions on the shares subject to such award will lapse, all performance goals or other vesting criteria applicable to the shares subject to such award will be deemed achieved at 100% of target levels and all of the shares subject to such award will become fully exercisable, if applicable, for a specified period prior to the transaction. The award will then terminate upon the expiration of the specified period of time.

Amendment; Termination. The administrator has the authority to amend, suspend, or terminate the 2022 Stock Option Plan provided such action will not impair the existing rights of any participant. Our 2022 Stock Option Plan will automatically terminate in 2032, unless we terminate it sooner.

Options Granted. To date, we have not issued any options pursuant to our 2022 Stock Option Plan.

2022 Restricted Stock Plan

On August 9, 2022, the board of directors adopted the 2022 Restricted Stock Plan (the “2022 Restricted Stock Plan”) which provides for the grant of common stock awards and performance awards to our officers, directors, and key employees or of any subsidiary corporation.

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Purpose of the Plan. The 2022 Restricted Stock Plan is intended to provide incentives which will attract, retain, motivate, and reward our officers, directors, and key employees or any of our Affiliates (“Participants”), by providing them opportunities to acquire shares of our common stock.

Stock Subject to the Plan. The aggregate number of shares of common stock that may be subject to Awards granted under the 2022 Restricted Stock Plan is 833,333 shares of common stock. If any shares of common stock are forfeited, retained by us as payment of tax withholding obligations with respect to an Award, or surrendered to us to satisfy tax withholding obligations, such shares of common stock will be added back to the shares available for Awards. The 2022 Restricted Stock Plan contains certain adjustment provisions relating to stock dividends, stock splits, and the like.

Administration of the Plan. The 2022 Restricted Stock Plan will be administered by the board of directors. The board of directors will have the full power and authority to grant Awards to the persons eligible to receive such Awards and to determine the amount, type, terms, and conditions of each such Award.

Eligibility. Participants consist of such officers, directors, and key employees of us or any of our Affiliates as the board of directors, in its sole discretion, determines to be significantly responsible for our success and future growth and profitability and whom the board of directors may designate from time to time to receive Awards under the 2022 Restricted Stock Plan.

Types of Awards. Stock Awards and Performance Awards may, as determined by the board of directors, in its discretion, constitute Performance-Based Awards.

Stock Awards. The board of directors is authorized to grant Stock Awards and will, in its sole discretion, determine the recipients and the number of shares of common stock underlying each Stock Award. Each Stock Award will be subject to such terms and conditions consistent with the 2022 Restricted Stock Plan as determined by the board of directors and as set forth in an Award agreement, including, without limitation, restrictions on the sale or other disposition of such shares and our right to reacquire such shares for no consideration upon termination of the Participant’s employment or membership on the board of directors, as applicable, within specified periods.

Performance Awards. The board of directors is authorized to grant Performance Awards and will, in its sole discretion, determine the recipients and the number of shares of common stock that may be subject to each Performance Award. Each Performance Award will be subject to such terms and conditions consistent with the 2022 Restricted Stock Plan as determined by the board of directors and as set forth in an Award agreement. The board of directors will set performance targets at its discretion which, depending on the extent to which they are met, will determine the number of Performance Awards that will be paid out to the Participants and may attach to such Performance Awards one or more restrictions. Performance targets may be based upon, without limitation, Company-wide, divisional and/or individual performance.

The board of directors has the authority to adjust performance targets. The board of directors also has the authority to permit a Participant to elect to defer the receipt of any Performance Award, subject to the 2022 Restricted Stock Plan.

Performance-Based Awards. Certain Stock Awards and Performance Awards granted under the 2022 Restricted Stock Plan and the compensation attributable to such Awards are intended to (i) qualify as Performance-Based Awards or (ii) be otherwise exempt from the deduction limitation imposed by Section 162(m) of the Code.

The board of directors determines whether Stock Awards and Performance Awards granted under the 2022 Restricted Stock Plan qualify as Performance-Based Awards. The board of directors will establish in writing the performance goals, the vesting period, the performance targets, and any other terms and conditions of the Award in its sole discretion.

Vesting. Awards granted to Participants under the 2022 Restricted Stock Plan may be subject to a graded vesting schedule with a minimum vesting period of two years, unless otherwise determined by the board of directors.

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If there is a Change in Control, all unvested Awards granted under the 2022 Restricted Stock Plan will become fully vested immediately upon the occurrence of the Change in Control and such vested Awards will be paid out or settled, as applicable, within 60 days upon the occurrence of the Change in Control, subject to requirements of applicable laws and regulations.

Subject to the discretion of the board of directors, if a Participant’s employment or membership on the board of directors is terminated due to death or Disability, then all unvested and/or unearned Awards will be forfeited as of such date.

Section 409A of the Code. Awards under the 2022 Restricted Stock Plan are intended either to be exempt from the rules of Section 409A of the Code or to satisfy those rules and shall be construed accordingly. However, we will not be liable to any Participant or other holder of an Award with respect to any Award-related adverse tax consequences arising under Section 409A or other provision of the Code.

Transferability. Each Award granted under the 2022 Restricted Stock Plan will not be transferable otherwise than by a will or the laws of decent and distribution or as otherwise decided by the board of directors.

Fair Market Value. For purposes of the 2022 Restricted Stock Plan, “Fair Market Value” means, as of any given date, the closing price of a share of common stock on any such other public trading market on which shares of common stock are listed or quoted on that date.

Withholding. All payments or distributions of Awards made pursuant to the 2022 Restricted Stock Plan will be net of any amounts required to be withheld pursuant to applicable federal, state, and local tax withholding requirements.

Amendments. The board of directors may amend the 2022 Restricted Stock Plan from time to time or suspend or terminate it at any time. However, no amendment will be made, without approval of our shareholders to (i) increase the total number of shares which may be issued under the 2022 Restricted Stock Plan; (ii) modify the requirements as to eligibility for Awards under the 2022 Restricted Stock Plan; or (iii) otherwise materially amend the 2022 Restricted Stock Plan as provided in Nasdaq Marketplace Rules.

Term of the Plan. The 2022 Restricted Stock Plan will terminate on the tenth anniversary of its Effective Date.

Current Issuance. As of the date of this prospectus, there have been no shares issued under the 2022 Restricted Stock Plan.

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Anti-Takeover Provisions

Delaware Law

We are subject to Section 203 of the Delaware General Corporation Law. This provision generally prohibits a Delaware corporation from engaging in any business combination with any interested shareholder for a period of three years following the date the shareholder became an interested shareholder, unless:

-	prior to such date, the board of directors approved either the business combination or the transaction that resulted in the shareholder becoming an interested shareholder;

-	upon consummation of the transaction that resulted in the shareholder becoming an interested shareholder, the interested shareholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned by persons who are directors and also officers and by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

-	on or subsequent to such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of shareholders and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested shareholder.

Section 203 defines a business combination to include:

-	any merger or consolidation involving the corporation and the interested shareholder;

-	any sale, transfer, pledge, or other disposition of 10% or more of the assets of the corporation involving the interested shareholder;

-	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested shareholder;

-	any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested shareholder; or

-	the receipt by the interested shareholder of the benefit of any loans, advances, guarantees, pledges, or other financial benefits provided by or through the corporation.

In general, Section 203 defines an “interested shareholder” as any entity or person beneficially owning 15% or more of the outstanding voting stock of a corporation, or an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of a corporation at any time within three years prior to the time of determination of interested shareholder status; and any entity or person affiliated with or controlling or controlled by such entity or person.

These statutory provisions could delay or frustrate the removal of incumbent directors or a change in control of our company. They could also discourage, impede, or prevent a merger, tender offer, or proxy contest, even if such event would be favorable to the interests of shareholders.

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Certificate of Incorporation and Bylaw Provisions

Our certificate of incorporation and bylaws contain provisions that could have the effect of discouraging potential acquisition proposals or making a tender offer or delaying or preventing a change in control, including changes a shareholder might consider favorable. In particular, the charter documents, as applicable, among other things:

-	provide our board of directors with the ability to amend our bylaws by majority vote of the directors; and shareholders may amend the bylaws with a 75% vote of the shares present at a meeting, provided that if the board recommends that the shareholders approve an amendment, such amendment shall only require a majority vote of shares present;

-	provide that vacancies on our board of directors may be filled by a majority of directors in office, although less than a quorum;

-	provide that our board of directors has exclusive authority to call special shareholder meetings;

-	sets the quorum at all meetings of shareholders at 33 1/3% of the stock issued and outstanding and entitled to vote, except as otherwise provided by statute;

-	provide for shareholder advance notice provisions for any proposed business a shareholder desires to put forth at the Annual Shareholder Meeting; and

-	provides an exclusive forum in the Court of Chancery of the State of Delaware.

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Such provisions may have the effect of discouraging a third-party from acquiring us, even if doing so would be beneficial to our shareholders. These provisions are intended to enhance the likelihood of continuity and stability in the composition of our board of directors and in the policies formulated by them, and to discourage some types of transactions that may involve an actual or threatened change in control of our company. These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal and to discourage some tactics that may be used in proxy fights. We believe that the benefits of increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure our company outweigh the disadvantages of discouraging such proposals because, among other things, negotiation of such proposals could result in an improvement of their terms.

However, these provisions could have the effect of discouraging others from making tender offers for our shares that could result from actual or rumored takeover attempts. These provisions also may have the effect of preventing changes in our management.

Limitation on Liability and Indemnification of Directors and Officers

Our charter documents limit the liability of our directors and officers. Our bylaws state that we shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative by reason of the fact they are or are our director or officer, or is or was serving at our request against expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by them in connection with such action, suit, or proceeding if they 1) acted in good faith and in a manner they reasonably believed to be in or not opposed to our best interests; and 2) with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful.

We shall also indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action or suit by or in our right to procure a judgment in our favor by reason of the fact that they are or were our director, officer, employee, or agent, or is or was serving at our request against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection with the defense or settlement of such action or suit, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to our best interests, except that no indemnification shall be made in respect of any claim, issue, or matter as to which such person shall have been adjudged to be liable to us unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine such person is fairly and reasonably entitled to indemnity for such expenses.

We shall also indemnify against expenses (including attorneys’ fees) actually and reasonably incurred by any of our directors, officers, employees, or agents who has been successful on the merits or otherwise in defense of any action, suit, or proceeding or in defense of any claim, issue, or matter therein.

Any indemnification by us (unless ordered by a court) shall be made only as authorized in the specific case upon a determination that the indemnification of the person is proper in the circumstances because they have met the applicable standard of conduct set forth. Such determination shall be made (i) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit, or proceeding or (ii) if such quorum is not obtainable or, even if obtainable, as a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (iii) by the shareholders.

We will pay expenses incurred in defending a civil or criminal action, suit, or proceeding, by an individual who may be entitled to indemnification in advance of the final disposition of such action, suit, or proceeding upon receipt of an undertaking by or on behalf of the person to repay such amount if it shall ultimately be determined that they are not entitled to be indemnified.

Insofar as the above described indemnification provisions permit indemnification of directors, officers, or persons controlling us for liability arising under the Securities Act, we understand that in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

There is no pending litigation or proceeding involving any of our directors or officers as to which indemnification is required or permitted, and we are not aware of any threatened litigation or proceeding that may result in a claim for indemnification.

Authorized but Unissued Shares

Our authorized but unissued shares of common stock will be available for future issuance without your approval. We may use additional shares for a variety of purposes, including future offerings to raise additional capital, to fund acquisitions and as employee compensation. The existence of authorized but unissued shares of common stock could render it more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

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UNDERWRITING

We entered into an underwriting agreement with the underwriters named below on [  ], 2024. [  ] is acting as representative of the underwriters.

The underwriting agreement provides for the purchase of a specific number of shares of Common Stock by each of the underwriters. The underwriters’ obligations are several, which means that each underwriter is required to purchase a specified number of shares of Common Stock, but is not responsible for the commitment of any other underwriter to purchase shares of Common Stock. Subject to the terms and conditions of the underwriting agreement, each underwriter has severally agreed to purchase the number of shares of Common Stock set forth opposite its name below:

Underwriter	Number of Units
Total

The underwriters have agreed to purchase all of the shares of Common Stock offered by this prospectus, if any are purchased.

The shares of Common Stock offered hereby are expected to be ready for delivery on or about [ ], 2024 against payment in immediately available funds.

The underwriters are offering the shares of Common Stock subject to various conditions and may reject all or part of any order. The representative of the underwriters has advised us that the underwriters propose to offer the shares of Common Stock to the public at the public offering price set forth on the cover page of this prospectus and to dealers at a price less a concession not in excess of $   per share. After the shares of Common Stock are released for sale to the public, the representative may change the offering price, the concession, and other selling terms at various times.

The following table provides information regarding the amount of the discounts and commissions to be paid to the underwriters by us, before expenses:

Total Per Unit
Public offering price	$
Underwriting discounts and commissions(1)	$
Proceeds, before expenses, to us	$

(1)	We have agreed to pay the underwriters a commission of [ ]% of the gross proceeds of this offering.

We estimate that our total expenses of the offering, excluding the estimated underwriting discounts and commissions, will be approximately $[  ], which includes the fees and expenses for which we have agreed to reimburse the underwriters, provided that any such fees and expenses in excess of an aggregate of $[  ] will be subject to our prior written approval (which shall not be unreasonably withheld).

Insider Participation

Certain affiliates of our directors and other existing stockholders have indicated an interest in purchasing an aggregate of approximately $[  ] of shares of Common Stock in this offering at the initial public offering price per share and on the same terms as other purchasers in this offering. However, because indications of interest are not binding agreements or commitments to purchase, the underwriters may determine to sell more, fewer or no shares in this offering to any of these stockholders, or any of these stockholders may determine to purchase more, fewer or no shares in this offering. The underwriters will receive the same underwriting discount on any shares of Common Stock purchased by these stockholders as they will on any other shares sold to the public in this offering.

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We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act.

In connection with this offering, we, our directors, executive officers, and certain stockholders have agreed not to offer, issue, sell, contract to sell, encumber, grant any option for the sale of or otherwise dispose of any of our Common Stock or securities convertible into or exchangeable for, or that represent the right to receive, shares of Common Stock, for a period of 1 year  following the closing of the offering of the shares. This means that, subject to certain exceptions, for a period of 1 year following the date of this prospectus, we and such persons may not offer, sell, pledge or otherwise dispose of these securities without the prior written consent of [  ].

Subject to certain conditions, we granted [  ], for a period of twelve months after the date of the closing of this offering, a right of first refusal to act as lead bookrunning underwriter, lead initial purchaser, lead placement agent or lead selling agent, as the case may be in connection with any financing for the company.

Our Common Stock is presently quoted on the OTCQB marketplace under the symbol “VYBE” We intend to apply to have our Common Stock listed on NYSE under the symbol “VYBE” No assurance can be given that our application will be approved. Trading quotes of securities on an over-the-counter marketplace may not be indicative of the market price of those securities on a national securities exchange.

Rules of the SEC may limit the ability of the underwriters to bid for or purchase shares of Common Stock before the distribution of the shares of Common Stock is completed. However, the underwriters may engage in the following activities in accordance with the rules:

●	Stabilizing transactions - The representative may make bids or purchases for the purpose of pegging, fixing or maintaining the price of the shares of Common Stock, so long as stabilizing bids do not exceed a specified maximum.

●	Penalty bids - If the representative purchases shares of Common Stock in the open market in a stabilizing transaction or syndicate covering transaction, it may reclaim a selling concession from the underwriters and selling group members who sold those shares of Common Stock as part of the offering.

●	Passive market making - Market makers in the shares of Common Stock who are underwriters or prospective underwriters may make bids for or purchases of shares of Common Stock, subject to limitations, until the time, if ever, at which a stabilizing bid is made.

Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales or to stabilize the market price of the shares of Common Stock may have the effect of raising or maintaining the market price of the shares of Common Stock or preventing or mitigating a decline in the market price of the shares of Common Stock. As a result, the price of the shares of Common Stock may be higher than the price that might otherwise exist in the open market. The imposition of a penalty bid might also have an effect on the price of the shares of Common Stock if it discourages resales of the shares of Common Stock.

Neither we nor the underwriters make any representation or prediction as to the effect that the transactions described above may have on the price of the shares of Common Stock. These transactions may occur on the NYSE or otherwise. If such transactions are commenced, they may be discontinued without notice at any time.

Electronic Delivery of Preliminary Prospectus

A prospectus in electronic format may be delivered to potential investors by one or more of the underwriters participating in the offering. The prospectus in electronic format will be identical to the paper version of such prospectus. Other than the prospectus in electronic format, the information on any underwriter’s website and any information contained in any other website maintained by an underwriter is not part of this prospectus or the registration statement of which this prospectus forms a part.

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Notice to Non-U.S. Investors

Belgium

The offering is exclusively conducted under applicable private placement exemptions and therefore it has not been and will not be notified to, and this document or any other offering material relating to the shares of Common Stock has not been and will not be approved by, the Belgian Banking, Finance and Insurance Commission (“Commission bancaire, financière et des assurances/Commissie voor het Bank, Financie en Assurantiewezen”). Any representation to the contrary is unlawful.

Each underwriter has undertaken not to offer sell, resell, transfer or deliver directly or indirectly, any shares of Common Stock, or to take any steps relating/ancillary thereto, and not to distribute or publish this document or any other material relating to the shares of Common Stock or to the offering in a manner which would be construed as: (a) a public offering under the Belgian Royal Decree of 7 July 1999 on the public character of financial transactions; or (b) an offering of securities to the public under Directive 2003/71/EC which triggers an obligation to publish a prospectus in Belgium. Any action contrary to these restrictions will cause the recipient and the company to be in violation of the Belgian securities laws.

Canada

This document constitutes an “exempt offering document” as defined in and for the purposes of applicable Canadian securities laws. No prospectus has been filed with any securities commission or similar regulatory authority in Canada in connection with the offer and sale of the securities described herein, or the Securities. No securities commission or similar regulatory authority in Canada has reviewed or in any way passed upon this document or on the merits of the Securities and any representation to the contrary is an offence.

Canadian investors are advised that this document has been prepared in reliance on section 3A.3 of National Instrument 33-105 Underwriting Conflicts (“NI 33-105”). Pursuant to section 3A.3 of NI 33-105, this document is exempt from the requirement to provide investors with certain conflicts of interest disclosure pertaining to “connected issuer” and/or “related issuer” relationships as would otherwise be required pursuant to subsection 2.1(1) of NI 33-105.

Resale Restrictions

The offer and sale of the securities in Canada is being made on a private placement basis only and is exempt from the requirement to prepare and file a prospectus under applicable Canadian securities laws. Any resale of Securities acquired by a Canadian investor in the offering must be made in accordance with applicable Canadian securities laws, which may vary depending on the relevant jurisdiction, and which may require resales to be made in accordance with Canadian prospectus requirements, a statutory exemption from the prospectus requirements, in a transaction exempt from the prospectus requirements or otherwise under a discretionary exemption from the prospectus requirements granted by the applicable local Canadian securities regulatory authority. These resale restrictions may under certain circumstances apply to resales of the securities outside of Canada.

Representations of Purchasers

Each Canadian investor who purchases the securities will be deemed to have represented to the issuer and to each dealer from whom a purchase confirmation is received, as applicable, that the investor (i) is purchasing as principal, or is deemed to be purchasing as principal in accordance with applicable Canadian securities laws, for investment only and not with a view to resale or redistribution; (ii) is an “accredited investor” as such term is defined in section 1.1 of National Instrument 45-106 Prospectus Exemptions, or NI-45-106 or, in Ontario, as such term is defined in section 73.3(1) of the Securities Act (Ontario); and (iii) is a “permitted client” as such term is defined in section 1.1 of National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations.

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Taxation and Eligibility for Investment

Any discussion of taxation and related matters contained in this document does not purport to be a comprehensive description of all of the tax considerations that may be relevant to a Canadian investor when deciding to purchase the securities and, in particular, does not address any Canadian tax considerations. No representation or warranty is hereby made as to the tax consequences to a resident, or deemed resident, of Canada of an investment in the securities or with respect to the eligibility of the securities for investment by such investor under relevant Canadian federal and provincial legislation and regulations.

Rights of Action for Damages or Rescission

Securities legislation in certain of the Canadian jurisdictions provides certain purchasers of securities pursuant to an offering memorandum, including where the distribution involves an “eligible foreign security” as such term is defined in Ontario Securities Commission Rule 45-501 Ontario Prospectus and Registration Exemptions and in Multilateral Instrument 45-107 Listing Representation and Statutory Rights of Action Disclosure Exemptions, as applicable, with a remedy for damages or rescission, or both, in addition to any other rights they may have at law, where the offering memorandum, or other offering document that constitutes an offering memorandum, and any amendment thereto, contains a “misrepresentation” as defined under applicable Canadian securities laws. These remedies, or notice with respect to these remedies, must be exercised or delivered, as the case may be, by the purchaser within the time limits prescribed under, and are subject to limitations and defences under, applicable Canadian securities legislation. In addition, these remedies are in addition to and without derogation from any other right or remedy available at law to the investor.

Language of Documents

Upon receipt of this document, each Canadian investor hereby confirms that it has expressly requested that all documents evidencing or relating in any way to the sale of the securities described herein (including for greater certainty any purchase confirmation or any notice) be drawn up in the English language only. Par la réception de ce document, chaque investisseur canadien confirme par les présentes qu’il a expressément exigé que tous les documents faisant foi ou se rapportant de quelque manière que ce soit à la vente des valeurs mobilières décrites aux présentes (incluant, pour plus de certitude, toute confirmation d’achat ou tout avis) soient rédigés en anglais seulement.

France

Neither this prospectus nor any other offering material relating to the shares of Common Stock has been submitted to the clearance procedures of the Autorité des marchés financiers in France. The shares of Common Stock have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France. Neither this prospectus nor any other offering material relating to the shares of Common Stock has been or will be: (a) released, issued, distributed or caused to be released, issued or distributed to the public in France; or (b) used in connection with any offer for subscription or sale of the shares of Common Stock to the public in France. Such offers, sales and distributions will be made in France only: (i) to qualified investors (investisseurs qualifiés) and/or to a restricted circle of investors (cercle restreint d’investisseurs), in each case investing for their own account, all as defined in and in accordance with Articles L.411-2, D.411-1, D.411-2, D.734-1, D.744-1, D.754-1 and D.764-1 of the French Code monétaire et financier; (ii) to investment services providers authorised to engage in portfolio management on behalf of third parties; or (iii) in a transaction that, in accordance with article L.411-2-II-1°-or-2°-or 3° of the French Code monétaire et financier and article 211-2 of the General Regulations (Règlement Général) of the Autorité des marchés financiers, does not constitute a public offer (appel public à l’épargne). Such shares of Common Stock may be resold only in compliance with Articles L.411-1, L.411-2, L.412-1 and L.621-8 through L.621-8-3 of the French Code monétaire et financier.

Israel

This prospectus does not constitute a prospectus under the Israeli Securities Law, 5728-1968, or the Securities Law, and has not been filed with or approved by the Israel Securities Authority. In the State of Israel, this document is being distributed only to, and is directed only at, and any offer of the shares of Common Stock is directed only at, investors listed in the first addendum to the Israeli Securities Law, or the Addendum, consisting primarily of joint investment in trust funds, provident funds, insurance companies, banks, portfolio managers, investment advisors, members of the Tel Aviv Stock Exchange, underwriters, venture capital funds, entities with equity in excess of NIS 50 million and “qualified individuals”, each as defined in the Addendum (as it may be amended from time to time), collectively referred to as qualified investors (in each case purchasing for their own account or, where permitted under the Addendum, for the accounts of their clients who are investors listed in the Addendum). Qualified investors will be required to submit written confirmation that they fall within the scope of the Addendum, are aware of the meaning of same and agree to it.

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Italy

The offering of the shares of Common Stock offered hereby in Italy has not been registered with the Commissione Nazionale per la Società e la Borsa, or CONSOB, pursuant to Italian securities legislation and, accordingly, the shares of Common Stock offered hereby cannot be offered, sold or delivered in the Republic of Italy, or Italy, nor may any copy of this prospectus or any other document relating to the shares of Common Stock offered hereby be distributed in Italy other than to professional investors (operatori qualificati) as defined in Article 31, second paragraph, of CONSOB Regulation No. 11522 of 1 July, 1998 as subsequently amended. Any offer, sale or delivery of the shares of Common Stock offered hereby or distribution of copies of this prospectus or any other document relating to the shares of Common Stock offered hereby in Italy must be made:

(a)	by an investment firm, bank or intermediary permitted to conduct such activities in Italy in accordance with Legislative Decree No. 58 of 24 February 1998 and Legislative Decree No. 385 of 1 September 1993, or the Banking Act;
(b)	in compliance with Article 129 of the Banking Act and the implementing guidelines of the Bank of Italy; and
(c)	in compliance with any other applicable laws and regulations and other possible requirements or limitations which may be imposed by Italian authorities.

Sweden

This prospectus has not been nor will it be registered with or approved by Finansinspektionen (the Swedish Financial Supervisory Authority). Accordingly, this prospectus may not be made available, nor may the shares of Common Stock offered hereunder be marketed and offered for sale in Sweden, other than under circumstances which are deemed not to require a prospectus under the Financial Instruments Trading Act (1991: 980).

Switzerland

The shares of Common Stock offered pursuant to this prospectus will not be offered, directly or indirectly, to the public in Switzerland and this prospectus does not constitute a public offering prospectus as that term is understood pursuant to art. 652a or art. 1156 of the Swiss Federal Code of Obligations. The company has not applied for a listing of the shares of Common Stock being offered pursuant to this prospectus on the SWX Swiss Exchange or on any other regulated securities market, and consequently, the information presented in this prospectus does not necessarily comply with the information standards set out in the relevant listing rules. The shares of Common Stock being offered pursuant to this prospectus have not been registered with the Swiss Federal Banking Commission as foreign investment funds, and the investor protection afforded to acquirers of investment fund certificates does not extend to acquirers of shares of Common Stock.

Investors are advised to contact their legal, financial or tax advisers to obtain an independent assessment of the financial and tax consequences of an investment in shares of Common Stock.

European Economic Area and the United Kingdom

In relation to each Member State of the European Economic Area and the United Kingdom, each referred to as a Relevant State, no shares of Common Stock have been offered or will be offered pursuant to the offering to the public in that Relevant State prior to the publication of a prospectus in relation to the shares of Common Stock which has been approved by the competent authority in that Relevant State or, where appropriate, approved in another Relevant State and notified to the competent authority in that Relevant State, all in accordance with the Prospectus Regulation), except that offers of shares of Common Stock may be made to the public in that Relevant State at any time under the following exemptions under the Prospectus Regulation:

(a)	to any legal entity which is a qualified investor as defined under the Prospectus Regulation;

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(b)	to fewer than 150 natural or legal persons (other than qualified investors as defined under the Prospectus Regulation), subject to obtaining the prior consent of the underwriters for any such offer; or

(c)	in any other circumstances falling within Article 1(4) of the Prospectus Regulation,

provided that no such offer of shares of Common Stock shall require us or any of underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation.

Each person in a Relevant State who initially acquires any shares of Common Stock or to whom any offer is made will be deemed to have represented, acknowledged and agreed to and with us and the underwriters that it is a qualified investor within the meaning of the Prospectus Regulation.

In the case of any shares of Common Stock being offered to a financial intermediary as that term is used in Article 5(1) of the Prospectus Regulation, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the shares of Common Stock acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer to the public other than their offer or resale in a Relevant State to qualified investors, in circumstances in which the prior consent of the underwriters has been obtained to each such proposed offer or resale.

We, the underwriters and their affiliates, will rely upon the truth and accuracy of the foregoing representations, acknowledgements and agreements.

For the purposes of this provision, the expression an “offer to the public” in relation to any shares of Common Stock in any Relevant State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares of Common Stock to be offered so as to enable an investor to decide to purchase or subscribe for any shares of Common Stock, and the expression “Prospectus Regulation” means Regulation (EU) 2017/1129.

References to the Prospectus Regulation includes, in relation to the United Kingdom, the Prospectus Regulation as it forms part of UK domestic law by virtue of the European Union (Withdrawal) Act 2018.

The above selling restriction is in addition to any other selling restrictions set out below.

United Kingdom

This document is for distribution only to persons who (i) have professional experience in matters relating to investments and who qualify as investment professionals within the meaning of Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (as amended, the Financial Promotion Order), (ii) are persons falling within Article 49(2)(a) to (d), or high net worth companies, unincorporated associations etc., of the Financial Promotion Order, (iii) are outside the United Kingdom, or (iv) are persons to whom an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000, as amended, or FSMA,) in connection with the issue or sale of any securities may otherwise lawfully be communicated or caused to be communicated (all such persons together being referred to as “relevant persons”). This document is directed only at relevant persons and must not be acted on or relied on by persons who are not relevant persons. Any investment or investment activity to which this document relates is available only to relevant persons and will be engaged in only with relevant persons.

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CERTAIN MATERIAL FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of certain material United States federal income tax consequences to you of the acquisition, ownership, and disposition of shares of our common stock offered pursuant to this prospectus. This discussion is not a complete analysis of all of the potential United States federal income tax consequences relating thereto, and, except as otherwise specifically provided herein, it does not address any estate and gift tax consequences or any tax consequences arising under any state, local or foreign tax laws, or any other United States federal tax laws. This discussion is based on the Code, Treasury Regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the Internal Revenue Service (the “IRS”), all as in effect as of the date of this prospectus. These authorities may change, possibly retroactively, resulting in United States federal income tax consequences different from those discussed below. No ruling has been or will be sought from the IRS with respect to the matters discussed below, and there can be no assurance that the IRS will not take a contrary position regarding the tax consequences of the acquisition, ownership, or disposition of the shares of our common stock, or that any such contrary position would not be sustained by a court.

This discussion is limited to holders who purchase shares of our common stock pursuant to this prospectus and who hold the shares of our common stock as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not consider any specific facts or circumstances that may be relevant to holders subject to special rules under the United States federal income tax laws, including, without limitation:

●	financial institutions, banks, and thrifts;

●	insurance companies;

●	tax-exempt organizations;

●	“S” corporations, partnerships, or other pass-through entities;

●	traders in securities that elect to mark to market;

●	regulated investment companies and real estate investment trusts;

●	broker-dealers or dealers in securities or currencies;

●	United States expatriates;

●	persons subject to the alternative minimum tax;

●	persons holding our stock as a hedge against currency risks or as a position in a straddle;

●	persons that are former citizens or former long-term residents of the U.S.;

●	persons that are subject to special tax accounting rules;

●	controlled foreign corporations and passive foreign investment companies; or

●	U.S. holders (as defined below) whose functional currency is not the United States dollar.

If a partnership (or other entity taxed as a partnership for United States federal income tax purposes) holds shares of our common stock, the tax treatment of a partner in the partnership will depend on the status of the partner, upon the activities of the partnership, and upon certain determinations made at the partner level. Accordingly, partnerships holding our common stock and the partners in such partnerships should consult their own tax advisors regarding the specific United States federal income tax consequences to them.

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Prospective investors should consult their own tax advisors regarding the particular United States federal income tax consequences to them of acquiring, owning, and disposing of shares of our common stock, as well as any tax consequences arising under any state, local or foreign tax laws and any other United States federal tax laws.

For purposes of this discussion, a “U.S. holder” is any beneficial owner of shares of our common stock who, for United States federal income tax purposes, is:

●	an individual who is a citizen or resident of the United States;

●	a corporation (or other entity treated as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States or of any state or in the District of Columbia;

●	an estate the income of which is subject to United States federal income taxation regardless of its source; or

●	a trust, if a United States court can exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust, or if the trust has a valid election in place to be treated as a United States person.

A “non-U.S. holder” is any beneficial owner of our common stock that is neither a “U.S. holder” nor an entity treated as a partnership for United States federal income tax purposes.

Taxation of U.S. Holders

Distributions on Shares of Our Common Stock. If we make cash or other property distributions on shares of our common stock, such distributions generally will constitute dividends for United States federal income tax purposes to the extent of our current and accumulated earnings and profits, as determined under United States federal income tax principles. Subject to certain limitations, these distributions may be eligible for the dividends-received deduction in the case of U.S. holders that are corporations. Dividends paid to non-corporate U.S. holders generally will qualify for taxation at special rates as “qualified dividends” if such U.S. holder meets certain holding period and other applicable requirements. The special rate will not, however, apply to dividends received to the extent that the U.S. holder elects to treat dividends as “investment income,” which may be offset by investment expense.

Amounts not treated as dividends for United States federal income tax purposes will constitute a return of capital and will first be applied against and reduce a U.S. holder’s tax basis in the shares of our common stock, but not below zero. Distributions in excess of our current and accumulated earnings and profits and in excess of a U.S. holder’s tax basis in its shares of our common stock will be taxable as capital gain realized on the sale or other disposition of the shares of our common stock and will be treated as described under “—Sales or Other Taxable Dispositions of Shares of Our Common Stock” below.

Sale or Other Taxable Dispositions of Shares of Our Common Stock. If a U.S. holder sells or disposes of shares of our common stock, such U.S. holder generally will recognize gain or loss for United States federal income tax purposes in an amount equal to the difference between the amount of cash and the fair market value of any property received on the sale or other disposition and the U.S. holder’s adjusted basis in the shares of our common stock for United States federal income tax purposes. This gain or loss generally will be long-term capital gain or loss if the U.S. holder has held the shares of our common stock for more than one year. The deductibility of capital losses is subject to limitations.

Backup Withholding and Information Reporting. Information reporting will generally apply to U.S. holders with respect to payments of dividends on shares of our common stock and to certain payments of proceeds on the sale or other disposition of shares of our common stock. Certain U.S. holders may be subject to U.S. backup withholding on payments of dividends on shares of our common stock and certain payments of proceeds on the sale or other disposition of shares of our common stock unless the beneficial owner of shares of our common stock furnishes the payor or its agent with a taxpayer identification number, certified under penalties of perjury, and certain other information, or otherwise establishes, in the manner prescribed by law, an exemption from backup withholding.

U.S. backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a credit against a U.S. holder’s United States federal income tax liability, which may entitle the U.S. holder to a refund, provided the U.S. holder timely furnishes the required information to the IRS.

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Medicare Tax. A U.S. person that is an individual or estate, or a trust that does not fall into a special class of trusts that is exempt from such tax, will be subject to an additional tax on the lesser of (1) the U.S. person’s “net investment income” for the relevant taxable year and (2) the excess of the U.S. person’s modified adjusted gross income for the taxable year over a certain threshold. Net investment income generally includes dividends, and net gains from the disposition of common stock, unless such income or gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). A U.S. holder that is an individual, estate or trust should consult its own tax advisor regarding the applicability of the Medicare tax to its income and gains in respect of its investment in our common stock.

Taxation of Non-U.S. Holders

Distributions on Shares of Our Common Stock. Distributions that are treated as dividends (see “Taxation of U.S. Holders—Distributions on Shares of Our Common Stock”) generally will be subject to United States federal withholding tax at a rate of 30% of the gross amount of the dividends, or such lower rate specified by an applicable income tax treaty. If we cannot determine at the time a distribution is made whether or not the distribution will exceed current and accumulated earnings and profits (and therefore whether the distribution will be treated as a dividend), we intend to withhold from the distribution at the rate applicable to dividends. A non-U.S. holder may seek a refund from the IRS of any amounts withheld if it is subsequently determined that the distribution was, in fact, in excess of our current and accumulated earnings and profits. To receive the benefit of a reduced treaty rate, a non-U.S. holder must furnish to us or our paying agent a valid IRS Form W-8BEN (or applicable successor form) certifying such non-U.S. holder’s qualification for the reduced rate. This certification must be provided to us or our paying agent prior to the payment of dividends and must be updated as required by law. Non-U.S. holders that do not timely provide us or our paying agent with the required certification, but that qualify for a reduced treaty rate, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

If a non-U.S. holder holds shares of our common stock in connection with the conduct of a trade or business in the United States, and dividends paid on the shares of our common stock are effectively connected with such non-U.S. holder’s United States trade or business (and if required by an applicable income tax treaty, attributable to a permanent establishment maintained by the non-U.S. holder in the United States), the non-U.S. holder will be exempt from United States federal withholding tax. To claim the exemption, the non-U.S. holder must generally furnish to us or our paying agent a properly executed IRS Form W-8ECI (or applicable successor form).

Any dividends paid on shares of our common stock that are effectively connected with a non-U.S. holder’s United States trade or business (and if required by an applicable income tax treaty, attributable to a permanent establishment maintained by the non-U.S. holder in the United States) generally will be subject to United States federal income tax on a net income basis at the regular graduated United States federal income tax rates in much the same manner as if such non-U.S. holder were a resident of the United States. A non-U.S. holder that is a foreign corporation also may be subject to an additional branch profits tax equal to 30% (or such lower rate specified by an applicable income tax treaty) of its effectively connected earnings and profits for the taxable year, as adjusted for certain items. Non-U.S. holders should consult their own tax advisors regarding any applicable income tax treaties that may provide for different rules.

Distributions that we determine are in excess of our current and accumulated earnings and profits and that are in excess of a non-U.S. holder’s tax basis in its shares of our common stock will be treated as gain from the sale of common stock as described under “—Sales or Other Taxable Dispositions of Shares of Our Common Stock” below. If we are a USRPHC (as defined below) and we do not qualify for the Regularly Traded Exception (as defined below), distributions which constitute a return of capital will be subject to withholding tax unless an application for a withholding certificate is filed to reduce or eliminate such withholding. (See “— Sales or Other Taxable Dispositions of Shares of our Common Stock” below for a discussion of the treatment of USRPHCs.)

Sales or Other Taxable Dispositions of Shares of Our Common Stock. Subject to the discussion of backup withholding and withholding tax relating to foreign accounts below, a non-U.S. holder generally will not be subject to United States federal income tax for gain recognized on a sale or other disposition of common stock unless one of the following conditions is satisfied:

●	the gain is effectively connected with a trade or business conducted by the non-U.S. holder in the United States (and, if an income tax treaty applies, is attributable to a permanent establishment maintained in the United States by such non-U.S. holder). The non-U.S. holder will, unless an applicable treaty provides otherwise, be taxed on its net gain derived from the sale or other disposition under regular graduated United States federal income tax rates. Effectively connected gains realized by a corporate non-U.S. holder may also, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate or a lower rate as may be specified by an applicable income tax treaty;

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●	in the case of a non-U.S. holder who is an individual and holds the common stock as a capital asset, the holder is present in the United States for 183 or more days in the taxable year of the sale or other disposition and certain other conditions exist. Such gain will be subject to United States federal income tax at a flat 30% rate (or such lower rate specified by an applicable income tax treaty), but may be offset by United States source capital losses (even though the individual is not considered a resident of the United States); or

●	our common stock constitutes a USRPI within the meaning FIRPTA by reason of our status as a USRPHC for United States federal income tax purposes.

With respect to the third bullet point above, because of our holdings of United States real property interests, we believe that we are a USRPHC for United States federal income tax purposes. Because the determination of whether we are a USRPHC depends on the fair market value of our United States real property interests relative to the fair market value of our other trade or business assets and any foreign real property interests, it is possible that we may not remain a USRPHC in the future. As a USRPHC, if a class of our stock is regularly traded on an established securities market as determined under the Treasury Regulations (the “Regularly Traded Exception”), such stock will be treated as a USRPI only with respect to a non-U.S. holder that actually or constructively holds more than 5% of such class of stock at any time during the shorter of the five-year period preceding the date of disposition or the holder’s holding period for such stock. We anticipate that our common stock will be regularly traded on an established securities market following this offering. However, no assurance can be given in this regard and no assurance can be given that our common stock will remain regularly traded in the future. If gain on the sale or other taxable disposition of shares of our common stock were subject to taxation under FIRPTA as a sale of a USRPI, the non-U.S. holder would be subject to regular United States federal income tax with respect to such gain in the same manner as a taxable U.S. holder (subject to any applicable alternative minimum tax and a special alternative minimum tax in the case of non-resident alien individuals). In addition, if the sale or other taxable disposition of shares of our common stock is subject to tax under FIRPTA, the purchaser of the stock would be required to withhold and remit to the IRS 15% of the purchase price unless an exception applies. A non-U.S. holder also will be required to file a United States federal income tax return for any taxable year in which it realizes a gain from the disposition of our common stock that is subject to United States federal income tax.

Non-U.S. holders should consult their own tax advisors concerning the consequences of selling or otherwise disposing of shares of our common stock.

Backup Withholding Tax and Information Reporting. We must report annually to each non-U.S. holder of shares of our common stock and to the IRS the amount of payments on the shares of our common stock paid to such non-U.S. holder and the amount of any tax withheld with respect to those payments. These information reporting requirements apply even if no withholding was required because the payments were effectively connected with the non-U.S. holder’s conduct of a United States trade or business, or withholding was reduced or eliminated by an applicable income tax treaty. This information also may be made available under a specific treaty or agreement with the tax authorities in the country in which the non-U.S. holder resides or is established. Backup withholding, however, generally will not apply to distribution payments to a non-U.S. holder of shares of our common stock provided the non-U.S. holder furnishes to us or our paying agent the required certification as to its non-U.S. status, such as by providing a valid IRS Form W-8BEN or IRS Form W-8ECI, or certain other requirements are met. Notwithstanding the foregoing, backup withholding may apply if either we or our paying agent has actual knowledge, or reason to know, that the holder is a U.S. person that is not an exempt recipient.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a non-U.S. holder’s United States federal income tax liability, provided the required information is timely furnished to the IRS.

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Additional Withholding Tax Relating to Foreign Accounts. Withholding taxes may be imposed under Sections 1471 to 1474 of the Code, the Treasury Regulations promulgated thereunder and other official guidance (commonly referred to as “FATCA”) on certain types of payments made to non-U.S. financial institutions and certain other non-U.S. entities. Specifically, a 30% withholding tax may be imposed on dividends on shares of our common stock paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code), unless (1) the foreign financial institution undertakes certain diligence, reporting and withholding obligations, (2) the non- financial foreign entity either certifies it does not have any “substantial United States owners” (as defined in the Code) or furnishes identifying information regarding each substantial United States owner, or (3) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence, reporting and withholding requirements in (1) above, it must enter into an agreement with the U.S. Department of the Treasury requiring, among other things, that it undertake to identify accounts held by certain “specified United States persons” or “United States-owned foreign entities” (each as defined in the Code), annually report certain information about such accounts, and withhold 30% on certain payments to non-compliant foreign financial institutions and certain other account holders. Accordingly, the entity through which shares of our common stock is held will affect the determination of whether such withholding is required. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules. Future Treasury Regulations or other official guidance may modify these requirements.

Under the applicable Treasury Regulations, withholding under FATCA generally applies to payments of dividends on shares of our common stock. While withholding under FATCA would have also applied to payments of gross proceeds from the sale or other disposition of shares of our common stock on or after January 1, 2019, recently proposed Treasury Regulations eliminate FATCA withholding on payments of gross proceeds. The preamble to these proposed regulations indicates that taxpayers may rely on them pending their finalization. The FATCA withholding tax will apply to all withholdable payments without regard to whether the beneficial owner of the payment would otherwise be entitled to an exemption from imposition of withholding tax pursuant to an applicable income tax treaty with the United States or U.S. domestic law. We will not pay additional amounts to holders of shares of our common stock in respect of amounts withheld.

Prospective investors should consult their own tax advisors regarding the potential application of withholding under FATCA to their investment in shares of our common stock.

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LEGAL MATTERS

Certain legal matters in connection with this offering, including the validity of the securities offered hereby, will be passed upon for us by Lucosky Brookman LLP, Iselin, New Jersey. Certain legal matters in connection with this offering will be passed upon for the underwriters by [  ].

EXPERTS

The financial statements of Limitless X Holdings, Inc., a Delaware corporation, as of December 31, 2022 and 2021, and for the years then ended have been included herein and in the registration statement in reliance upon the report of BF Borgers CPA PC, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act, with respect to the securities being offered by this prospectus. This prospectus, which constitutes part of that registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules which are part of the registration statement. Some items included in the registration statement are omitted from the prospectus in accordance with the rules and regulations of the SEC. For further information with respect to us and the securities offered in this prospectus, we refer you to the registration statement and the accompanying exhibits.

A copy of the registration statement and the accompanying exhibits and any other document we file may be inspected without charge at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549, and copies of all or any part of the registration statement may be obtained from this office upon the payment of the fees prescribed by the SEC. The public may obtain information on the operation of the public reference facilities in Washington, D.C. by calling the SEC at 1-800-SEC-0330. Our filings with the SEC are available to the public from the SEC’s website at www.sec.gov.

Upon the completion of this offering, we will be subject to the information and periodic reporting requirements of the Exchange Act, applicable to a company with securities registered pursuant to Section 12 of the Exchange Act. In accordance therewith, we will file proxy statements, periodic information, and other information with the SEC. All documents filed with the SEC are available for inspection and copying at the public reference room and website of the SEC referred to above. We maintain a website at https://limitlessx.com/. You may access our reports, proxy statements and other information free of charge at this website as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC. The information contained in, or that can be accessed through, our website is not incorporated by reference and is not a part of this prospectus.

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LIMITLESS X HOLDINGS INC.

LIMITLESS X HOLDINGS, INC.

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Up to [    ] Shares of Common Stock

LIMITLESS X HOLDINGS, INC.

PROSPECTUS

[      ]

The date of this prospectus is , 2024

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth the costs and expenses, other than the underwriting discounts and commissions, payable in connection with the sale of common stock being registered. All amounts shown are estimates, except the U.S. Securities and Exchange Commission registration fee, the NYSE American filing fee, and the FINRA filing fee.

Description		Amount
U.S. Securities and Exchange Commission registration fee	$
FINRA filing fee
NYSE American filing fee
Accounting fees and expenses	$
Legal fees and expenses	$
Transfer agent and registrar fees and expenses	$
Printing expenses	$
Miscellaneous	$
Total	$

Item 14. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses including attorneys’ fees, judgments, fines and amounts paid in settlement in connection with various actions, suits or proceedings, whether civil, criminal, administrative or investigative other than an action by or in the right of the corporation, a derivative action, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if they had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses including attorneys’ fees incurred in connection with the defense or settlement of such actions, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation’s certificate of incorporation, bylaws, agreement, a vote of shareholders or disinterested directors or otherwise.

Our charter documents provide that we will indemnify and hold harmless, to the fullest extent permitted by Section 145 of the Delaware General Corporation Law, as amended from time to time, each person that such section grants us the power to indemnify.

The Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, except for liability for:

●	Any breach of the director’s duty of loyalty to the corporation or its shareholders;

●	Acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

●	Payments of unlawful dividends or unlawful stock repurchases or redemptions; or

●	Any transaction from which the director derived an improper personal benefit.

Our charter documents provide that, to the fullest extent permitted by applicable law, none of our directors will be personally liable to us or our shareholders for monetary damages for breach of fiduciary duty as a director. Any repeal or modification of this provision will be prospective only and will not adversely affect any limitation, right, or protection of a director of our company existing at the time of such repeal or modification.

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Item 15. Recent Sales of Unregistered Securities.

On May 11, 2022, Bio Lab Naturals, Inc. entered into a Share Exchange Agreement (the “Share Exchange Agreement”) with Limitless X, Inc., a Nevada corporation (“LimitlessX”), and its 11 shareholders (the “LimitlessX Acquisition”). The parties completed and closed the LimitlessX Acquisition on May 20, 2022 by issuing an aggregate of 97,000,000 shares to the LimitlessX shareholders (the “Acquisition Closing”). Subsequently and according to the terms of the Share Exchange Agreement, Bio Lab Naturals, Inc. issued an additional 300,000 shares of common stock to the LimitlessX shareholders pro rata to their interests after the Acquisition Closing and as part of the LimitlessX Acquisition. Concurrently with the LimitlessX Acquisition, Jaspreet Mathur, the founder and principal shareholder of LimitlessX, also purchased from Helion Holdings LLC, 500,000 shares of Bio Lab Naturals, Inc.’s Class A Preferred Convertible Stock, which at all times have a number of votes equal to 60% of all the issued and outstanding shares of common stock of Bio Lab Naturals, Inc. All the shares are registered from this transaction except for 300,000 shares that are unregistered which is issuable to CEO of the Company as part of the Share Exchange Agreement. The Company recorded the 300,000 shares as common stock issuable as of June 30, 2022.

From July to December 2022, we issued $9,175,000 of convertible notes that have a conversion rate of $0.25 per share of common stock. The notes have maturity dates of one year from issuance. The interest rate of the notes is 6% per annum. The notes are convertible into shares of common stock at the option of the holder.

In connection with each of the following unregistered sales and issuances of securities, except as otherwise provided below, the Company relied upon the exemption from registration provided by Section 4(a)(2) of the Securities Act for transactions not involving a public offering.

Item 16. Exhibits and Financial Statement Schedules.

(a) The following exhibits are filed as part of this Registration Statement and are numbered in accordance with Item 601 of Regulation S-K:

See the Exhibit Index immediately preceding the Signature Page.

(b) Financial Statement Schedules:

See our Financial Statements starting on page F-1. All other schedules for which provision is made in the applicable accounting regulations of the SEC are not required, are inapplicable or the information is included in the financial statements, and have therefore been omitted.

Item 17. Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement

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(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)	For the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions hereof, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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EXHIBIT INDEX

Exhibit Number	Description	Form	Exhibit	Filing Date	Filed Herewith
3.1	Amended and Restated Certificate of Incorporation filed October 31, 2022	8-K	3.1	11/01/2022
3.2	Amended and Restated Bylaws				X
3.3	Certificate of Amendment of Amended and Restated Certificate of Incorporation filed December 19, 2022	8-K	3.1	12/21/2022
3.4	Class A Super Majority Convertible Preferred Shares Designation filed February 5, 2020	S-1	4.3	07/02/2020
3.5	Amended Certificate of Designation of Class A Preferred Convertible Stock	8-K	3.1	05/26/2022
3.6	Certificate of Designation of Class B Convertible Preferred Stock filed October 23, 2023	8-K	3.1	10/26/2023
3.7	Amended Certificate of Designation of Class B Preferred Convertible Stock				X
4.2	2022 Restricted Stock Plan				X
4.3	2022 Stock Option Plan				X
5.1*	Opinion of Lucosky Brookman LLP
10.1	Manufacturing & Distributorship License Agreement between Limitless X Inc. and Divatrim Inc., dated December 1, 2021	8-K	10.3	05/26/2022
10.2	Manufacturing & Distributorship License Agreement between Limitless X Inc. and Smilz Inc., dated December 1, 2021	8-K	10.4	05/26/2022
10.3	Manufacturing & Distributorship License Agreement between Limitless X Inc. and Limitless Performance Inc., dated December 1, 2021	8-K	10.5	05/26/2022
10.4	Manufacturing & Distributorship License Agreement between Limitless X Inc. and Amarose Inc., dated December 1, 2021	8-K	10.6	05/26/2022
10.5	Promissory Note between Limitless X, Inc. and Jaspreet Mathur, dated December 6, 2021	8-K	10.7	05/26/2022
10.6	Promissory Note between Limitless X, Inc. and Jaspreet Mathur, dated February 11, 2022	8-K	10.8	05/26/2022
10.7	Promissory Note between Limitless X, Inc. and Jaspreet Mathur, dated May 8, 2022	8-K	10.9	05/26/2022
10.8	Share Exchange Agreement among Bio Lab Naturals, Inc., Limitless X, Inc., and Certain Shareholders, dated May 11, 2022	8-K	2.1	05/26/2022
10.9	Promissory Note between Limitless X, Inc. and Jaspreet Mathur, dated May 16, 2022	8-K	10.10	05/26/2022
10.10	Promissory Note between Limitless X, Inc. and Jaspreet Mathur, dated May 18, 2022	8-K	10.11	05/26/2022
10.11	Amendment to Share Exchange Agreement, dated August 2, 2022	8-K	10.1	08/05/2022
21.1	List of Subsidiaries				X
23.1	Consent of BF Borgers CPA PC				X
23.2*	Consent of Lucosky Brookman LLP (included in Exhibit 5)
24.1	Power of attorney (see signature page)				X
101.1	Interactive Data File
107	Calculation of Filing Fee Tables				X

*	To be filed by amendment

II-4

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Beverly Hills, State of California, on February 14, 2024.

LIMITLESS X HOLDINGS, INC.

By:	/s/ Jaspreet Mathur
Jaspreet Mathur
Chief Executive Officer and Chairman of the Board of Directors

KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned constitutes and appoints Jaspreet Mathur his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for such person and in his name, place and stead, in any and all capacities, to sign this Registration Statement on Form S-1 (including all pre-effective and post-effective amendments and registration statements filed pursuant to Rule 462 under the Securities Act of 1933), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming that any such attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-1 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Jaspreet Mathur	Chief Executive Officer and Chairman of the Board of Director	February 14, 2024
Jaspreet Mathur	(Principal Executive Officer)

/s/ Benjamin Chung	Chief Financial Officer	February 14, 2024
Benjamin Chung	(Principal Financial Officer and Principal Accounting Officer)

/s/ Bharat Raj Mathur	Director	February 14, 2024
Bharat Raj Mathur

/s/ Amanda Saccomanno	Director	February 14, 2024
Amanda Saccomanno

/s/ Dov Konetz	Director	February 14, 2024
Dov Konetz

/s/ Leon Anderson	Director	February 14, 2024
Leon Anderson

/s/ Dan Fleyshman	Director	February 14, 2024
Dan Fleyshman

/s/ Michael Braun	Director	February 14, 2024
Michael Braun

/s/ Hassan Iddrissu	Director	February 14, 2024
Hassan Iddrissu

II-5

LIMITLESS X HOLDINGS INC.

PART I – FINANCIAL INFORMATION

Item 1. Financial Statements

LIMITLESS X HOLDINGS INC.

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30, 2023	December 31, 2022
	(unaudited)	(audited)
ASSETS

Current Assets:
Cash	$85,529	$5,843,323
Accounts receivables, net of allowance for doubtful accounts of $232,374 and $0, respectively	225,484	895,713
Holdback receivables, net of allowance for doubtful accounts of $0 and $1,300,855, respectively	2,350,060	1,043,991
Inventories	2,391,451	3,855,946
Due from related party	2,514	-
Total current assets	5,055,038	11,638,973

Non-Current Assets:
Operating lease right-of-use asset, net	-	91,032
Property and equipment, net	30,526	32,256
Other assets	57,182	78,965
Total non-current assets	87,708	202,253

Total assets	$5,142,746	$11,841,226

LIABILITIES AND STOCKHOLDERS’ DEFICIT

Current Liabilities:
Accounts payable and accrued expenses	$7,836,967	$2,419,051
Current portion of operating lease liabilities	-	92,195
Royalty payable	1,512,552	1,114,403
Refunds payable	34,673	213,930
Chargebacks payable	381,640	118,288
Income tax payable	17,056	17,056
Note payable	35,000	35,000
Convertible notes payable	9,675,000	9,175,000
Notes payable to stockholder	5,950,845	4,462,028
Notes payable to related parties	80,000	1,247,011

Total current liabilities	25,523,733	18,893,962
Total liabilities	25,523,733	18,893,962

Commitments and contingencies

Stockholders’ deficit
Preferred Stock - $0.0001 par value; 30,000,000 authorized shares; 500,000 shares issued and outstanding at September 30, 2023 and December 31, 2022	50	50
Common Stock- $0.0001 par value; 300,000,000 authorized shares; 3,976,998 shares and 3,929,834 issued at September 30, 2023 and December 31, 2022, respectively	399	394
Additional paid-in-capital	3,107,177	2,966,162
Retained earnings	(23,488,613)	(10,019,342)
Total stockholders’ deficit	(20,380,987)	(7,052,736)

Total liabilities and stockholders’ deficit	$5,142,746	$11,841,226

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

F-1

LIMITLESS X HOLDINGS INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	For the three months ended September 30,		For the nine months ended September 30,
	2023	2022	2023	2022

Revenue
Product sales	$1,005,924	$12,114,278	$13,852,451	$27,382,335
Service revenue	1,261,814	9,378,900	4,058,818	12,344,100
Rentals	-	2,500	15,000	7,500
Total revenue	2,267,738	21,495,678	17,926,269	39,733,935

Cost of sales
Cost of sales	644,365	3,037,997	3,717,216	5,837,994
Cost of sales - other	-	-	-	358
Total cost of sales	644,365	3,037,997	3,717,216	5,838,352

Gross profit	1,623,373	18,457,681	14,209,053	33,895,583

Operating expenses:
General and administrative	(1,129)	660,068	1,051,630	1,089,109
Advertising and marketing	1,873,612	17,163,099	18,525,288	34,376,380
Stock compensation for services	-	-	141,020	1,117,782
Transaction fees	75,050	1,401,892	1,159,896	1,988,718
Merchant fees	41,370	917,427	1,098,648	1,656,920
Royalty fees	18,324	472,082	398,149	704,203
Professional fees	91,642	272,963	1,211,759	940,945
Payroll and payroll taxes	859,512	258,934	2,931,357	392,605
Rent	37,609	41,177	123,401	121,570
Bad debt expense	-	-	232,374	-
Consulting fees, related party	-	6,000	10,000	38,500
Total operating expenses	2,995,990	21,193,642	26,883,522	42,426,732

Loss from operations	(1,372,617)	(2,735,961)	(12,674,469)	(8,531,149)

Other income (expense)
Interest expense	(275,856)	(68,286)	(731,616)	(81,394)
Loss on debt settlement	-	-	(142,551)	-
Other income	-	-	-	57,756
Other expense	(132,000)	-	(162,000)	-
Gain on disposal of assets	-	-	-	28,397
Total other income (expense), net	(407,856)	(68,286)	(1,036,167)	4,759

Loss before income taxes	(1,780,473)	(2,804,247)	(13,710,636)	(8,526,390)

Income tax provision	(48)	-	-	6,402

Gain on deconsolidation of subsidiary	-	-	241,365	-

Net loss	$(1,780,425)	$(2,804,247)	$(13,469,271)	$(8,532,792)

Net loss per common share - basic and diluted	$(0.45)	$(0.74)	$(3.41)	$(4.28)

Weighted average number of common shares	3,977,497	3,789,565	3,950,911	1,995,073

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

F-2

LIMITLESS X HOLDINGS INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ DEFICIT

	Preferred Stock		Common Stock		Additional Paid-In	Retained	Total Stockholders’
	Shares	Amount	Shares	Amount	Capital	Earnings	Equity

Balance at December 31, 2022	500,000	$50	3,929,834	$394	$2,966,162	$(10,019,342)	$(7,052,736)

Issuance of common stock for services	-	-	47,164	5	141,015	-	141,020

Net loss	-	-	-	-	-	(13,469,271)	(13,469,271)

Balance at September 30, 2023 (unaudited)	500,000	$50	3,976,998	$399	$3,107,177	$(23,488,613)	$(20,380,987)

	Preferred Stock		Common Stock		Additional Paid-In	Retained	Total Stockholders’
	Shares	Amount	Shares	Amount	Capital	Earnings	Equity

Balance at June 30, 2023 (unaudited)	500,000	$50	3,976,998	$399	$3,107,177	$(21,708,188)	$(18,600,562)

Net loss	-	-	-	-	-	(1,780,425)	(1,780,425)

Balance at September 30, 2023 (unaudited)	500,000	$50	3,976,998	$399	$3,107,177	$(23,488,613)	$(20,380,987)

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

F-3

LIMITLESS X HOLDINGS INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ DEFICIT

	Preferred Stock		Common Stock		Common Stock Issuable		Additional Paid-In	Retained	Total Stockholders’
	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Earnings	Equity

Balance at December 31, 2021	500,000	$50	3,496,150	$350	397,000	$40	$1,848,384	$4,664	$1,853,488

Issuance of common stock	-	-	97,000	10	(97,000)	(10)	-	-	-

Issuance of common stock issuable	-	-	300,000	30	(300,000)	(30)	-	-	-

Issuance of common stock for services	-	-	36,684	4	-	-	1,117,778	-	1,117,782

Net loss	-	-	-	-	-	-	-	(8,532,792)	(8,532,792)

Balance at September 30, 2022	500,000	$50	3,929,834	$394	-	$-	$2,966,162	$(8,528,128)	$(5,561,522)

	Preferred Stock		Common Stock		Additional Paid-In	Retained	Total Stockholders’
	Shares	Amount	Shares	Amount	Capital	Earnings	Equity

Balance at June 30, 2022	500,000	$50	3,929,834	$394	$2,966,162	$(5,723,881)	$(2,757,275)

Net loss	-	-	-	-	-	(2,804,247)	(2,804,247)

Balance at September 30, 2022	500,000	$50	3,929,834	$394	$2,966,162	$(8,528,128)	$(5,561,522)

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

F-4

LIMITLESS X HOLDINGS INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the nine months ended September 30,
	2023	2022
Cash flows from operating activities:
Net loss	$(13,469,271)	$(8,532,792)

Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation	3,334	3,613
Common stock issued for professional fees	141,020	1,117,782
Loss on settlement of debt	142,551	-
Gain on deconsolidation of subsidiary	(241,365)	-
Changes in assets and liabilities:
Accounts receivables, net	192,121	(258,820)
Holdback receivables	(1,306,069)	(2,180,270)
Inventories	868,324	172,813
Due from related party	(2,514)	-
Other assets	21,783	(75,811)
Accounts payable and accrued expenses	5,463,942	1,967,850
Refunds payable	(179,257)	165,550
Royalty payable	398,149	704,203
Chargebacks payable	263,352	153,969
Net cash used in operating activities	(7,703,900)	(6,761,913)

Cash flows from investing activities:
Purchases of equipment	(1,604)	-
Proceeds from disposition of asset	-	28,397
Net cash provided by (used in) financing activities	(1,604)	28,397

Cash flows from financing activities:
Proceeds from convertible debt	500,000	3,585,000
Proceeds from borrowings from stockholder	1,488,817	3,672,028
Proceeds from borrowings from related parties	-	317,610
Net cash provided by financing activities	1,988,817	7,574,638

Net increase (decrease) in cash	(5,716,687)	841,122

Deconsolidation - Cash	(41,107)	-

Cash – beginning of period	5,843,323	78,856

Cash – end of period	$85,529	$919,978

Supplemental disclosures of cash flow information
Cash paid during the periods for:
Interest	$2,334	$1,125
Income taxes	$-	$-

Non-cash investing and financing activities:
Due to Emblaze One, Inc. by Limitless X	$1,167,011	$-
Due from Vybe Labs, Inc. by Limitless X	$(1,356,750)	$-

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

F-5

LIMITLESS X HOLDINGS INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 1 – Organization and History

On May 11, 2022, Bio Lab Naturals, Inc., a Delaware corporation (“Bio Lab”), entered into a Share Exchange Agreement (the “Share Exchange Agreement”) with Limitless X, Inc., a Nevada corporation (“LimitlessX”), and its 11 shareholders (the “LimitlessX Acquisition”). The parties completed and closed the LimitlessX Acquisition on May 20, 2022 by issuing an aggregate of 3,233,334 shares of common stock of Bio Lab to the LimitlessX shareholders (the “Acquisition Closing”). According to the terms of the Share Exchange Agreement, Bio Lab then issued an additional 300,000 shares of common stock to the LimitlessX shareholders pro rata to their interests approximately six months from the Acquisition Closing as part of the LimitlessX Acquisition. Concurrently with the LimitlessX Acquisition, Jaspreet Mathur, the founder and principal shareholder of LimitlessX, also purchased from Helion Holdings LLC, 500,000 shares of Bio Lab’s Class A Preferred Convertible Stock, which at all times have a number of votes equal to 60% of all of the issued and outstanding shares of common stock of Bio Lab.

On June 10, 2022, Bio Lab changed its name to Limitless X Holdings Inc. (“Limitless”).

The LimitlessX Acquisition was accounted for as a “reverse merger” following the completion of the transaction. For accounting purposes, LimitlessX was deemed to be the accounting acquirer in the transaction and, consequently, the transaction was treated as a recapitalization of Bio Lab. Accordingly, LimitlessX’s assets, liabilities, and results of operations became the historical financial statements of the registrant. No step-up in basis or intangible assets or goodwill was recorded in this transaction.

The Company (as defined below) is a lifestyle brand, focused in the health and wellness industry. Initially, the Company focused on nutritional supplements, wellness studies, and interactive training videos and has since focused its business on performance marketing, sales of digital services, and sales of products. The Company’s mission is to provide businesses a turnkey solution to sell their products. Company teams include sales, marketing, user interface design (UI), user experience design (UX), fulfillment, customer support, labeling, product manufacturing, consulting, retailing, and payment processing, among others.

The Company currently offers products online only. The Company has manufacturing and distribution licensing agreements to market, manufacture, sell, and distribute branded products on behalf of its clients. The Company orders products from third party partner manufacturers that make the products according to the Company’s custom formulations, and brands them using the Company’s licensed trademarks. Products are then marketed and sold direct to consumers online. Orders are fulfilled and shipped directly from the Company’s licensors. The Company plans to offer global marketing services across all areas of the sales process, including market research, brand and product development, and digital advertising operating as an integrated marketing agency.

The Company operates in the following product and service sectors: (i) health products and (ii) digital marketing services. The health products sector included the sales of health products in two primary vertical markets: (1) health & wellness; and (2) beauty & skincare. The digital marketing service sector includes digital marketing; digital and print design; social media marketing; and direct-to-consumer marketing.

Note 2 – Summary of Significant Accounting Policies

Principles of Consolidation and Reporting

The accompanying consolidated financial statements include the accounts of Limitless X Holdings Inc. (a holding company) and its wholly owned operating subsidiaries: Limitless X, Inc. and Prime Time Live, Inc. (collectively, the “Company”). All intercompany balances have been eliminated during consolidation.

F-6

Use of Estimates in the Preparation of Consolidated Financial Statements

The preparation of consolidated financial statements in conformity with generally accepted accounting principles (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. Estimates also affect the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers all liquid investments purchased with an initial maturity of three months or less to be cash equivalents. Cash and cash equivalents include demand deposits carried at cost which approximates fair value. The Company maintains its cash in institutions insured by the Federal Deposit Insurance Corporation (“FDIC”).

Concentration of Credit Risk

The Company offers its products and services to a large number of customers. The risk of non-payment by these customers is considered minimal and the Company does not generally obtain collateral for sales. The Company continually monitors the credit standing of its customers.

Accounts Receivable, net

Accounts receivable, net consists primarily of trade receivables, net of allowances for doubtful accounts. The Company sells its products for cash or on credit terms, which are established in accordance with local and industry practices and typically require payment within 30 days of delivery. The Company estimates its allowance for doubtful accounts and the related expected credit loss based upon the Company’s historical credit loss experience, adjusted for asset-specific risk characteristics, current economic conditions, and reasonable forecasts. Accounts receivables are written off when determined to be uncollectible. For the nine months ended September 30, 2023, the Company required an allowance for doubtful accounts of $232,374.

Holdback Receivables

The Company primarily sells its products online using various third party sales affiliates. These affiliates (online marketing campaign companies) are paid certain commission based on their ability to provide the Company’s products through online sales. All payments are processed through various gateways and are settled through the Company’s payment gateway settler. The Company payment gateway settler is not responsible for settlements that are not paid due to processing bank failure. The Company holds responsibility for all the risk in all transactions and processing systems. The payment gateway settler charges a reserve fee to mitigate the risk on their end for any loss of funds or damages.

Distributions of the holdback receivables from the third-party payment gateway settler are based on several criteria, such as return and chargeback history, associated risk for the specific business vertical, average transaction amount, and so on. In order to mitigate processing risks, there are policies regarding reserve requirements and payment in arrears in place.

The total holdback receivables balance reflects the 0 to 10% reserve on gross sales and additional reserves by the third-party processor for additional returns and chargebacks if needed. Based on aging of the holdback receivables, the Company has determined that an allowance for doubtful accounts of $1,300,855 or 55% of holdback receivables should be deemed uncollectible recorded as bad debt expense. Thus, the adjusted holdback receivables balance was $1,043,991 as of December 31, 2022. As of September 30, 2023, the holdback receivables balance was $2,350,060.

Inventories

Inventories are valued at the lower of cost or net realizable value on a first-in, first-out basis, adjusted for the value of inventory that is determined to be excess, obsolete, expired, or unsaleable. Inventories primarily consisted of finished goods.

F-7

Advertising and Marketing

Advertising and marketing costs are charged to expense as incurred. Advertising and marketing costs were approximately $18,525,288 and $34,376,380 for the nine months ended September 30, 2023 and 2022, respectively, and are included in operating expenses in the accompanying statement of income.

Property and Equipment

Property and equipment are recorded at cost and consists of screen video and related equipment. Expenditures for major additions and improvements are capitalized and minor replacements, maintenance, and repairs are charged to expense as incurred. When property and equipment are retired or otherwise disposed of, the cost and accumulated depreciation are removed from the accounts and any resulting gain or loss is included in the results of operations for the respective period. Depreciation of property and equipment is over the estimated useful life of five to ten years using the straight-line method for consolidated financial statement purposes.

	September 30,	December 31,
	2023	2022

Machinery and equipment	$39,067	$37,463
Total	39,067	37,463

Less: accumulated depreciation	(8,541)	(5,207)

Total property and equipment, net	$30,526	$32,256

Depreciation expense for the three months ended September 30, 2023 and 2022 was $1,117 and $1,036, respectively. Depreciation expense for the nine months ended September 30, 2023 and 2022 was $3,334 and $4,649, respectively.

Revenue Recognition

Product Sales

The Company recognizes revenue when performance obligations under the terms of a contract with a customer are satisfied. The Company has determined that fulfilling and delivering products is a single performance obligation. Revenue is recognized at the point in time when the Company has satisfied its performance obligation and the customer has obtained control of the products. This generally occurs when the product is delivered to or picked up by the customer based on applicable shipping terms, which is typically within 15 days. Revenue is measured as the amount of consideration expected to be received in exchange for fulfilled product orders.

Customer remedies for defective or non-conforming products may include a refund or exchange. As a result, the right of return is estimated and recorded as a reduction in revenue at the time of sale, if necessary.

The Company’s customer contracts identify product quantity, price, and payment terms. Payment terms are granted consistent with industry standards. Although some payment terms may be extended, the majority of the Company’s payment terms are less than 30 days. As a result, revenue is not adjusted for the effects of a significant financing component. Amounts billed and due from customers are classified as Accounts Receivables on the Balance Sheet.

The Company utilizes third-party contract manufacturers for the manufacture of its products. The Company has evaluated whether it is the principal or agent in these relationships. The Company has determined that it is the principal in all cases as it retains the responsibility for fulfillment and risk of loss, as well as for establishing the price.

In accordance with Accounting Standards Codification (“ASC”) Topic 606, Revenue from Contracts with Customers, the Company has elected the practical expedient to expense the incremental costs to obtain a contract, because the amortization period would be less than one year, and the practical expedient for shipping and handling costs. Shipping and handling costs incurred to deliver products to customers are accounted for as fulfillment activities, rather than a promised service, and as such are included in Cost of Goods Sold in the Statements of Operations.

F-8

Service Revenue

Service revenue consists of digital marketing revenue.

Revenue related to digital marketing is recognized over time as services are provided to the customer. The Company sells digital marketing, digital and print design, social media marketing, and direct-to-consumer marketing and thus uses standalone selling prices as the basis for revenue. Payment for digital marketing services is typically received at the point when control transfers to the customer or in accordance with payment terms customary to the business. There was no deferred revenue related to services revenue as of September 30, 2023 and December 31, 2022.

Cost of Sales

Cost of sales includes the cost of inventory sold during the period, as well as commission fees, returns, chargebacks, distribution, and shipping and handling costs. The amount shown is net of various rebates from third-party vendors in the form of payments.

Refunds Payable

If customers are not satisfied for any reason, they may request a full refund, processed to the original form of payment, within 30 days from the order date. If the order has already been shipped, the Company charges a 20% restocking fee. The Company’s estimate of the reserve is based upon the Company’s most historical experience of actual customer returns.

As of September 30, 2023 and December 31, 2022, refunds payable were $34,673 and $213,930, respectively.

Chargebacks Payable

Once customers successfully dispute chargebacks with the payment processor, the Company returns such funds to the payment processor to return to the customer.

As of September 30, 2023 and December 31, 2022, chargebacks payable were $381,640 and $118,288, respectively.

Other Comprehensive Loss

The Company has no material components of other comprehensive loss and accordingly, net loss is equal to comprehensive loss for the period.

Convertible Debt

Convertible debt – derivative treatment – When the Company issues debt with a conversion feature, it must first assess whether the conversion feature meets the requirements to be treated as a derivative, as follows: a) one or more underlying terms, typically the price of the Company’s common stock; b) one or more notional amounts or payment provisions or both, generally the number of shares upon conversion; c) no initial net investment, which typically excludes the amount borrowed; and d) net settlement provisions, which in the case of convertible debt generally means the stock received upon conversion can be readily sold for cash. An embedded equity-linked component that meets the definition of a derivative does not have to be separated from the host instrument if the component qualifies for the scope exception for certain contracts involving an issuer’s own equity. The scope exception applies if the contract is both a) indexed to its own stock; and b) classified in shareholders’ equity in its statement of financial position.

If the conversion feature within convertible debt meets the requirements to be treated as a derivative, the Company estimates the fair value of the convertible debt derivative using the Black Scholes method upon the date of issuance. If the fair value of the convertible debt derivative is higher than the face value of the convertible debt, the excess is immediately recognized as interest expense. Otherwise, the fair value of the convertible debt derivative is recorded as a liability with an offsetting amount recorded as a debt discount, which offsets the carrying amount of the debt. The convertible debt derivative is revalued at the end of each reporting period and any change in fair value is recorded as a gain or loss in the Consolidated Statement of Operations. The debt discount is amortized through interest expense over the life of the debt.

F-9

If the conversion feature does not qualify for derivative treatment, the convertible debt is treated as traditional debt.

Income Taxes

The accounting standard on accounting for uncertainty in income taxes addresses the determination of whether tax benefits claimed or expected to be claimed on a tax return should be recorded in the financial statements. Under that guidance, the Company may recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained upon examination by taxing authorities based on the technical merits of the position. The tax benefits recognized in the financial statements from such a position are measured based on the largest benefit that has a greater than 50% likelihood of being realized upon ultimate settlement.

Earnings (Loss) per Share

The Company calculates earnings per share in accordance with Financial Accounting Standards Board (“FASB”) ASC 260, Earnings Per Share, which requires a dual presentation of basic and diluted earnings per share. Basic earnings per share are computed using the weighted average number of shares outstanding during the fiscal year. There were 1,336,163 shares of common stock underlying convertible promissory notes during the nine months ended September 30, 2023 that were not included in the computation of diluted Earnings Per Share for the same period, as the inclusion would have been antidilutive, given the Company’s net loss.

Equity Based Payments

The Company accounts for equity-based payment accruals under authoritative guidance as set forth in the Topics of the ASC. The guidance requires all equity-based payments to employees and non-employees, including grants of employee and non-employee stock options and warrants, to be recognized in the consolidated financial statements based at their fair values. The Company applies the provisions of ASC 718, “Compensation - Stock Compensation,” using a modified prospective application, and the Black-Scholes model to value stock options. Under this application, the Company records compensation expense for all awards granted. Compensation costs will be recognized over the period that an employee provides service in exchange for the award. During the nine months ended September 30, 2023 and 2022, the Company granted no securities under its 2020 Stock Incentive Plan, 2022 Restricted Stock Plan, and 2022 Stock Option Plan.

General Concentrations of Risk

Financial instruments that potentially subject the Company to concentrations of credit risk are accounts receivable and other receivables arising from its normal business activities. The Company has a diversified customer base. The Company controls credit risk related to accounts receivable through credit approvals, credit limits, and monitoring procedures. The Company routinely assesses the financial strength of its customers and, based upon factors surrounding the credit risk, establishes an allowance, if required, for uncollectible accounts and, as a consequence, believes that its accounts receivable related credit risk exposure beyond such allowance is limited.

The Company purchases merchandise from six suppliers, and the Company’s three largest suppliers accounted for 95% of total purchases for the year ended December 31, 2022. A significant portion of the Company’s inventory is manufactured in Asia. Foreign imports subject the Company to the risks of changes in, or the imposition of new, import tariffs, duties or quotas, new restrictions on imports, loss of “most favored nation” status with the United States for a particular foreign country, antidumping or countervailing duty orders, retaliatory actions in response to illegal trade practices, work stoppages, delays in shipment, freight expense increases, product cost increases due to foreign currency fluctuations or revaluations, public health issues that could lead to temporary closures of facilities or shipping ports, and other economic uncertainties. If a disruption of trade were to occur from the countries in which the suppliers of the Company’s vendors are located, the Company may be unable to obtain sufficient quantities of products to satisfy its requirements, or the cost of obtaining products may increase.

F-10

A substantial amount of the Company’s inventory is manufactured in Asia. From time to time, shipping ports experience capacity constraints, labor strikes, work stoppages, or other disruptions that may delay the delivery of imported products. A contract dispute may lead to protracted delays in the movement of the Company’s products, which could further delay the delivery of products to the Company’s online stores and impact net sales and profitability. In addition, other conditions outside of the Company’s control, such as adverse weather conditions or acts of terrorism or war, could significantly disrupt operations at shipping ports or otherwise impact transportation of the imported merchandise the Company sells, either through supply chain disruptions or rising freight and fuel costs.

Operating Lease

In accordance with ASC 842, Leases, the Company determines whether an arrangement contains a lease at inception. A lease is a contract that provides the right to control an identified asset for a period of time in exchange for consideration. For identified leases, the Company determines whether it should be classified as an operating or finance lease. Operating leases are recorded in the balance sheet as: right-of-use asset (“ROU asset”) and operating lease liability. ROU asset represents the Company’s right to use an underlying asset for the lease term and lease liability represents the Company’s obligation to make lease payments arising from the lease. ROU assets and operating lease liabilities are recognized at the commencement date of the lease and measured based on the present value of lease payments over the lease term. The ROU asset also includes deferred rent liabilities. The Company’s lease arrangements generally do not provide an implicit interest rate. As a result, in such situations the Company uses its incremental borrowing rate based on the information available at commencement date in determining the present value of lease payments. The Company includes options to extend or terminate the lease when it is reasonably certain that it will exercise that option in the measurement of its ROU asset and liability. Lease expense for the operating lease is recognized on a straight-line basis over the lease term. The Company has a lease agreement with lease and non-lease components, which are accounted for as a single lease component.

Recent Accounting Pronouncements

In December 2019, FASB issued ASU 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes, which amends existing guidance related to the accounting for income taxes. This ASU is intended to simplify the accounting for income taxes by removing certain exceptions to the general principles of accounting for income taxes and to improve the consistent application of GAAP for other areas of accounting for income taxes by clarifying and amending existing guidance. This ASU is effective for fiscal years beginning after December 15, 2020. The Company is currently evaluating the effects the adoption of this guidance will have on the financial statements and does not expect that the adoption of this ASU will be material to its financial statements.

F-11

Note 3 – Deconsolidation (Sale of Vybe Labs, Inc.)

On June 1, 2023, the Company entered into an Agreement for Purchase and Sale of Stock (the “Vybe Sale Agreement”) with Emblaze One, Inc., a Nevada corporation, (“Emblaze”) wherein the Company sold all 5,000 of its shares of common stock of its wholly owned subsidiary, Vybe Labs, Inc., a Delaware corporation (“Vybe”). Emblaze is a company 100% owned by the Company’s Chief Executive Officer, Chairman of the Board of Directors, and majority shareholder, Jaspreet Mathur.

The transaction is recorded as follows at the date of this transaction:

June 1,
2023

Total assets and liabilities deconsolidated for Vybe:
Total assets	$1,156,733
Total liabilities	(1,356,750)

Net assets (liabilities)	$(241,365)

Net amount of deconsolidation – Recorded as a Gain on Deconsolidation of Subsidiary	$241,365

Note 4 – Fair Value Measurements

The Company utilizes ASC 820-10, Fair Value Measurement and Disclosure, for valuing financial assets and liabilities measured on a recurring basis. Fair value is defined as the exit price, or the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants as of the measurement date. The guidance also establishes a hierarchy for inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the most observable inputs be used when available. Observable inputs are inputs market participants would use in valuing the asset or liability and are developed based on market data obtained from sources independent of the Company. Unobservable inputs are inputs that reflect the Company’s assumptions about the factors market participants would use in valuing the asset or liability. The guidance establishes three levels of inputs that may be used to measure fair value:

Level 1.	Observable inputs such as quoted prices in active markets;

Level 2.	Inputs, other than the quoted prices in active markets, that are observable either directly or indirectly; and

Level 3.	Unobservable inputs in which there is little or no market data, which require the reporting entity to develop its own assumptions.

The carrying value of financial assets and liabilities recorded at fair value is measured on a recurring or nonrecurring basis. Financial assets and liabilities measured on a non-recurring basis are those that are adjusted to fair value when a significant event occurs. There were no financial assets or liabilities carried and measured on a nonrecurring basis during the reporting periods. Financial assets and liabilities measured on a recurring basis are those that are adjusted to fair value each time a financial statement is prepared. There have been no transfers between levels.

F-12

Note 5 – Commitments and Contingencies

Commitments

Operating lease ROU assets and liabilities are recognized at commencement date based on the present value of lease payments over the lease term. ROU assets represent the Company’s right to use an underlying asset for the lease term and lease liabilities represent the Company’s obligation to make lease payments arising from the lease. Generally, the implicit rate of interest in arrangements is not readily determinable and the Company utilizes its incremental borrowing rate in determining the present value of lease payments. The Company’s incremental borrowing rate is a hypothetical rate based on its understanding of what its credit rating would be. The operating lease ROU asset includes any lease payments made and excludes lease incentives. The Company’s variable lease payments primarily consist of maintenance and other operating expenses from their real estate leases. Variable lease payments are excluded from the ROU assets and lease liabilities and are recognized in the period in which the obligation for those payments is incurred. The Company’s lease terms may include options to extend or terminate the lease when it is reasonably certain that the Company will exercise that option. Lease expense for minimum lease payments is recognized on a straight-line basis over the lease term.

Contingencies

From time to time, the Company may be involved in certain legal actions and claims arising in the normal course of business. Management is of the opinion that such matters will be resolved without material effect on the Company’s financial condition or results of operations.

Note 6 – Note Payable

On March 1, 2021, an individual loaned Prime Time Live, Inc. $35,000 in exchange for an unsecured promissory note, with interest at a rate of 10% per annum, and a maturity date of March 1, 2022, which was then extended to May 31, 2023. Interest is due and payable on the first day of each month. As of September 30, 2023 and December 31, 2022, the balance was $35,000 and $35,000, respectively.

F-13

Note 7 – Convertible Notes Payable

Convertible notes payable consisted of the following:

	September 30,	December 31,
	2023	2022

August 3, 2022 ($5,000,000)	$5,000,000	$5,000,000
August 3, 2022 ($1,000,000)	1,000,000	1,000,000
August 22, 2022 ($500,000)	500,000	500,000
September 22, 2022 ($250,000)	250,000	250,000
September 25, 2022 ($600,000)	600,000	600,000
September 25, 2022 ($600,000)	600,000	600,000
September 29, 2022 ($50,000)	50,000	50,000
September 29, 2022 ($500,000)	500,000	500,000
October 10, 2022 ($500,000)	500,000	500,000
October 13, 2022 ($750,000)	75,000	75,000
October 13, 2022 ($50,000)	50,000	50,000
October 14, 2022 ($50,000)	50,000	50,000
January 4, 2023 ($500,000)	500,000	-

Total convertible notes payable (current)	$9,675,000	$9,175,000

From August 3, 2022 through January 4, 2023, the Company conducted a convertible note offering for a maximum offering of $15,000,000 and a minimum of $2,000,000 (the “Convertible Note Offering”).

Pursuant to the terms of the Convertible Note, the principal amount of the Note that may be outstanding from time to time bears interest per annum until paid in full at a rate equal to 6%, compounded annually. The principal and interest of the Note was due and payable to the noteholder on the one-year anniversary of the date of the Note (the “Maturity Date”) unless all principal and interest due under the Note had been converted by the Maturity Date.

The conversion price was equal to $0.25 per share of common stock. The Notes had an automatic conversion upon the date of effectiveness of registration of the Notes on a registration statement filed with the Securities and Exchange Commission (the “SEC”), and were subject to a 4.99% beneficial ownership limitation. The Notes were convertible into shares of common stock at the option of the Noteholder at any time prior to the Maturity Date.

The Company analyzed the conversion option in the Notes for derivative accounting treatment under ASC Topic 815, “Derivatives and Hedging,” and determined that the instruments do not qualify for derivative accounting.

As of December 31, 2022, the Company received $9,175,000 from a total of 12 accredited investors pursuant to the Convertible Note Offering.

As of September 30, 2023, the Company received $9,675,000 from a total of 13 accredited investors pursuant to the Convertible Note Offering.

On October 1, 2023, the Company entered into Conversion Agreements with each of the convertible noteholders to convert their respective notes into shares of Class B Preferred Stock. Pursuant to the Conversion Agreements, each noteholder agreed to receive one share of Class B Stock for each $2.00 of principal and unpaid interest accrued through the closing date of the Conversion Agreement. As of the closing date of the Conversion Agreement, and each of them, no portion of any of the Notes had been converted into shares of the Company’s common stock.

F-14

Note 8 – Loss on Settlement of Debt

On June 1, 2023, the Company agreed to a settlement of a debt in the amount of $1,167,011 and interest payable of $47,188 owed by the Company to Emblaze, a related party, under two Loan Authorization and Agreements dated April 1, 2022 and December 31, 2022, in the principal amounts of $237,610 and $929,401, respectively, and interest payable of $10,012 and $37,176, respectively, as part of the Vybe Sales Agreement with Emblaze.

The transaction is recorded as follows at the date of this transaction:

June 1,
2023

Total due to and due from between Limitless X and Vybe before deconsolidation:
Due to Emblaze One, Inc. by Limitless X	$1,167,011
Interest payable	47,188
Due from Vybe Labs, Inc. by Limitless X	(1,356,750)

Net due to (from)	$(142,551)

Net amount of deconsolidation – Recorded as a Loss on Settlement of Debt	$142,551

Note 9 – Stockholders’ Deficit

Common Stock

As of September 30, 2023, the Company has 300,000,000 authorized shares of common stock par value $0.0001 per share. At September 30, 2023 and December 31, 2022, there was a total of 3,976,998 shares and 3,929,834 shares issued and outstanding, respectively.

Common Stock Issued for Services

On May 10, 2022 and June 10, 2022, the Company issued 36,000 and 684 shares of common stock, respectively, for services provided to the Company. These shares were valued at fair value at the time of issuance. On May 31, 2023, the Company issued 47,164 shares of common stock for services provided to the Company.

Preferred Stock

As of September 30, 2023, the Company has authorized 30,000,000 shares of preferred stock, 500,000 shares of which were designated as Class A Convertible Preferred Stock (“Class A Preferred Stock”).

●	Class A Convertible Stock

At September 30, 2023 and December 31, 2022, there were a total of 500,000 shares of Class A Preferred Stock issued and outstanding. The Class A Preferred Stock, when voting as a single class, have the votes of at least 60% of the voting power of the Company. Further, the holder of the Class A Preferred Stock can convert one share of Class A Preferred Stock into two shares of the Company’s common stock, subject to adjustment. In addition, the holder of the Class A Preferred Stock is entitled to a liquidation preference of the Company senior to all other securities of the Company.

●	Class B Convertible Stock

On October 23, 2023, pursuant to certain Conversion Agreements, the Company planned to issue an aggregate of 10,349,097 shares of Class B Preferred Stock before the completion of this offering and extinguish $9,675,000 of convertible debt including accumulated interest as of October 23, 2023 in the amount of $674,097. The holders of the Class B Preferred Stock are entitled to a liquidation preference senior to common stock and junior to the Class A Preferred Stock at a liquidation price of $3.00 per share of Class B Preferred Stock. The Class B Preferred Stock also has conversion rights, whereby each share of Class B Preferred Stock is convertible into two shares of Common Stock in the discretion of the holder, subject to beneficial ownership limitations. The holders of the Class B Preferred Stock have no voting rights, unless otherwise provided for in its Certificate of Designation or by law.

F-15

Note 10 – Equity Based Payments

The Company accounts for equity-based payment accruals under authoritative guidance as set forth in the Topics of the ASC. The guidance requires all equity-based payments to employees and non-employees, including grants of employee and non-employee stock options and warrants, to be recognized in the consolidated financial statements based at their fair values.

Stock Incentive Plans

Effective January 15, 2020, the Company adopted its 2020 Stock Option and Award Plan (the “2020 Stock Incentive Plan”). A total of 2,222 shares of the Company’s common stock were reserved for the 2020 Stock Incentive Plan. As of September 30, 2023, there were no grants made under the 2020 Stock Incentive Plan. On May 4, 2023, the Company terminated the 2020 Stock Incentive Plan.

Effective August 9, 2022, the Company adopted its 2022 Incentive and Nonstatutory Stock Option Plan (the “2022 Stock Option Plan”). Under the 2022 Stock Option Plan, the Board of Directors may grant options to purchase common stock to officers, employees, and other persons who provide services to the Company. A total of 833,333 shares of the Company’s common stock is reserved for the 2022 Stock Option Plan. As of September 30, 2023, there have been no options to purchase shares of common stock granted under the 2022 Stock Option Plan.

Effective August 9, 2022, the Company adopted its 2022 Restricted Stock Plan (the “2022 Restricted Stock Plan”). Under the 2022 Restricted Stock Plan, the Board of Directors may grant restricted stock to officers, directors, and key employees. A total of 833,333 shares of common stock is reserved for the 2022 Restricted Stock Plan. As of September 30, 2023, there have been no shares of common stock granted under the 2022 Restricted Stock Plan.

Note 11 – Related Party Transactions

Consulting Fees

During the three and nine months ended September 30, 2023, the Company incurred consulting fees in the amount of $0 and $10,000, respectively, to an officer and an officer of one of its affiliates. This compares to $6,000 and $38,500 for the three and nine months ended September 30, 2022, respectively.

F-16

Royalty Payables

Limitless Performance Inc. (“LPI”), SMILZ INC. (“Smiles”), DIVATRIM INC. (“Divatrim”), and AMAROSE INC. (“Amarose,” and collectively with LPI, Smiles, and Divatrim, the “Licensors”) are all companies at least 50% owned by a shareholder of the Company. On December 1, 2021, the Company entered into manufacturing and distributorship license agreements (each, a “License Agreement”) with each of the Licensors to distribute each of the Licensors’ respective products and for payments to such Licensor for its product designs and distribution rights. Pursuant to the License Agreements, and each of them, the Company agreed to pay to such Licensors royalty payments equal to 4.00% of gross sales, excluding returns, chargebacks, and other such allowances.

The Company was required to start paying all earned royalties to each of the Licensors beginning on June 15, 2022. As of September 30, 2023 and December 31, 2022, the royalty payable is in the amount of $1,512,552 and $1,114,403, respectively.

On October 1, 2023, the Company terminated each of the License Agreements; however, the Company maintained its license for NZT-48 with LPI.

Notes payable to stockholder:

	September 30,	December 31,
	2023	2022

December 6, 2021 ($50,000)	$50,000	$50,000
February 11, 2022 ($150,000)	150,000	150,000
May 8, 2022 ($550,000)	550,000	550,000
May 9, 2022 ($1,100,000)	1,100,000	1,100,000
May 16, 2022 ($450,000)	450,000	450,000
June 1, 2022 ($500,000)	500,000	500,000
June 30, 2022 ($922,028)	922,028	922,028
August 25, 2022 ($290,000)	290,000	290,000
November 15, 2022 ($450,000)	450,000	450,000
May 16, 2023 ($150,000)	150,000	-
May 18, 2023 ($50,000)	50,000	-
June 5, 2023 ($150,000)	150,000	-
June 20, 2023 ($50,000) – Funding Commitment	50,000	-
July 13, 2023 ($50,000) – Funding Commitment	50,000	-
August 1, 2023 ($190,000) – Funding Commitment	190,000	-
August 7, 2023 ($50,000) – Funding Commitment	50,000	-
September 30, 2023 ($660,000) – Funding Commitment	660,000	-
September 30, 2023 ($138,817)	138,817	-
Total notes payable to stockholder (current)	$5,950,845	$4,462,028

December 6, 2021 – $50,000

On December 6, 2021, the Company entered into a Loan Authorization and Agreement for a loan of $50,000 from a shareholder, the proceeds of which were used to be used for working capital purposes. As of September 30, 2023 and December 31, 2022, the principal balance was $50,000 and $50,000, respectively. Beginning on June 1, 2022, the loan required a payment of $4,303 per month, which included principal and interest with an interest rate of 6 % per annum. The total balance of principal and interest of $51,640 was due on May 1, 2023.

February 11, 2022 – $150,000

On February 11, 2022, the Company entered into a Loan Authorization and Agreement for a loan of $150,000 from a shareholder, the proceeds of which were to be used for working capital purposes. As of September 30, 2023 and December 31, 2022, the principal balance was $150,000 and $150,000, respectively. Beginning on June 1, 2022, the loan required a payment of $12,910 per month, which included principal and interest with an interest rate of 6% per annum. The total balance of principal and interest of $154,920 was due on May 1, 2023.

F-17

May 8, 2022 – $550,000

On May 8, 2022, the Company entered into a Loan Authorization and Agreement for a loan of $550,000 from a shareholder, the proceeds of which were to be used for working capital purposes. As of September 30, 2023 and December 31, 2022, the principal balance was $550,000 and $550,000, respectively. Beginning on June 1, 2022, the loan required a payment of $47,337 per month, which included principal and interest with an interest rate of 6% per annum. The total balance of principal and interest of $568,038 was due on May 1, 2023.

May 16, 2022 – $1,100,000

On May 16, 2022, the Company entered into a Loan Authorization and Agreement for a loan of $1,100,000 from a shareholder, the proceeds of which were to be used for working capital purposes. As of September 30, 2023 and December 31, 2022, the principal balance was $1,100,000 and $1,100,000, respectively. Interest began accruing at the rate of 8.5% per annum on June 17, 2022 and was due on May 16, 2023.

May 18, 2022 – $450,000

On May 18, 2022, the Company entered into a Loan Authorization and Agreement for a loan of $450,000 from a shareholder, the proceeds of which were to be used for working capital purposes. As of September 30, 2023 and December 31, 2022, the principal balance was $450,000 and $450,000, respectively. Interest began accruing at the rate of 8.5% per annum on June 19, 2022 and was due on May 18, 2023.

June 1, 2022 – $500,000

On June 1, 2022, the Company entered into a Loan Authorization and Agreement for a loan of $500,000 from a shareholder, the proceeds of which were to be used for working capital purposes. As of September 30, 2023 and December 31, 2022, the principal balance was $500,000 and $500,000, respectively. Beginning on August 1, 2022, the loan required a payment of $43,494 per month, which included principal and interest with an interest rate of 8% per annum. The total balance of principal and interest of $521,931 was due on July 1, 2023.

September 30, 2022 – $922,028

On June 30, 2022, the Company entered into a Loan Authorization and Agreement for a loan of $922,028 from a shareholder, the proceeds of which were to be used for working capital purposes. As of September 30, 2023 and December 31, 2022, the principal balance was $922,028 and $922,028, respectively. Beginning on August 1, 2022, the loan required a payment of $80,206 per month, which included principal and interest with an interest rate of 8% per annum. The total balance of principal and interest of $962,469 was due on August 1, 2023.

August 25, 2022 – $290,000

On August 25, 2022, the Company entered into a Loan Authorization Agreement for a loan of $290,000 from a shareholder, the proceeds of which were to be used for working capital purposes. The loan has an interest rate of 10% per annum and is due on demand. As of September 30, 2023 and December 31, 2022, the principal balance was $290,000 and $290,000, respectively.

November 15, 2022 – $450,000

On November 15, 2022, the Company entered into a Loan Authorization and Agreement for a loan of $450,000 from a shareholder, the proceeds of which were to be used for working capital purposes. The loan has an interest rate of 10% per annum and is due on demand. As of September 30, 2023 and December 31, 2022, the principal balance was $450,000 and $450,000, respectively.

F-18

May 16, 2023 – $150,000

On May 16, 2023, the Company entered into a Loan Authorization and Agreement for a loan of $150,000 from a shareholder, the proceeds of which were to be used for working capital purposes. The loan has an interest rate of 10% per annum and is due on demand. As of September 30, 2023, the principal balance was $150,000.

May 18, 2023 – $50,000

On May 18, 2023, the Company entered into a Loan Authorization and Agreement for a loan of $50,000 from a shareholder, the proceeds of which were to be used for working capital purposes. The loan has an interest rate of 10% per annum and is due on demand. As of September 30, 2023, the principal balance was $50,000.

June 5, 2023 – $150,000

On June 5, 2023, the Company entered into a Loan Authorization and Agreement for a loan of $150,000 from a shareholder, the proceeds of which were to be used for working capital purposes. The loan has an interest rate of 10% per annum and is due on demand. As of September 30, 2023, the principal balance was $150,000.

September 30, 2023 – $138,817

On September 30, 2023, the Company entered into a Loan Authorization and Agreement for a loan of $138,817 from a shareholder, the proceeds of which were to be used for working capital purposes. The loan has an interest rate of 10% per annum and is due on demand. As of September 30, 2023, the principal balance was $138,817.

Funding Commitment Agreement

On June 3, 2023, the Company entered into a Funding Commitment Agreement (the “Funding Commitment”) with its Chief Executive Officer and Chairman of the Board of Directors, Jaspreet Mathur, wherein Mr. Mathur committed to provide up to $1,000,000 of working capital to the Company over the next six months. Mr. Mathur agreed to the Funding Commitment in exchange for a one year convertible promissory note for each drawdown amount advanced to the Company with an annual interest rate of 10% and a balloon payment of principal and interest due at maturity, unless Mr. Mathur elects to convert the outstanding principal and interest into Class B Preferred Stock of the Company at the conversion price of $1.50 per share; provided, however, Mr. Mathur may only covert each note within the term of the Funding Commitment, in the event of the occurrence of the earlier of a public offering of securities of the Company pursuant to a registration statement filed with the SEC and declared effective pursuant to the Securities Act of 1933, upon completion of which the Company has a class of stock registered under the Securities Exchange Act of 1934 and that stock is listed on a national stock exchange, or a liquidation, merger, acquisition, sale of voting control or sale of substantially all of the assets of the Company in which the shareholders of the Company do not own a majority of the outstanding shares of the surviving corporation. For the avoidance of doubt, a national stock exchange includes Nasdaq, NYSE, and NYSE American, but excludes any over-the-counter quotation systems or trading platforms. The balance of the Funding Commitment are as follows:

September 30,
2023

June 20, 2023 ($50,000)	$50,000
July 13, 2023 ($50,000)	50,000
August 1, 2023 ($190,000)	190,000
August 7, 2023 ($50,000)	50,000
September 30, 2023 ($660,000)	660,000
Total Funding Commitment	$1,000,000

As of September 30, 2023, the balance of the Funding Commitment was $1,000,000.

Notes payables to related parties:

	September 30,	December 31,
	2023	2022

April 1, 2022 ($237,610)	$-	$237,610
May 10, 2022 ($12,500)	12,500	12,500
May 10, 2022 ($12,500)	12,500	12,500
May 10, 2022 ($20,000)	20,000	20,000
May 31, 2022 ($5,000)	5,000	5,000
May 31, 2022 ($15,000)	15,000	15,000
June 9, 2022 ($15,000)	15,000	15,000
December 31, 2022 ($929,401)	-	929,401

Total notes payable to related parties (current)	$80,000	$1,247,011

F-19

April 1, 2022 – $237,610

On April 1, 2022, Limitless X entered into a Loan Authorization and Agreement for a loan of $237,610 with Emblaze, the proceeds of which were to be used for working capital purposes. Beginning on September 1, 2022, the loan required a payment of $20,669 per month, which included principal and interest. The total balance of principal and interest of $248,032 was due on August 1, 2023. As of September 30, 2023 and December 31, 2022, the balance was $0 and $237,610, respectively.

On June 1, 2023, the Company entered into an Agreement for Purchase and Sale of Stock with Emblaze, wherein the Company sold all 5,000 of its shares of common stock of its wholly owned subsidiary, Vybe Labs, to Emblaze as full payment and settlement of the loan for the principal amount of $237,610 owed by the Company to Emblaze.

May 10, 2022 - $12,500

On May 10, 2022, a related party of the Company loaned Prime Time Live, Inc. $12,500 in exchange for a promissory note that includes interest at the rate of 10% per annum on the unpaid principal balance, with all unpaid principal and interest due on or before May 10, 2023. Interest began accruing on May 10, 2022. As of September 30, 2023 and December 31, 2022, the principal balance was $12,500 and $12,500, respectively.

May 10, 2022 - $12,500

On May 10, 2022, a related party of the Company loaned Prime Time Live, Inc. $12,500 in exchange for a promissory note that includes interest at the rate of 10% per annum on the unpaid principal balance with all unpaid principal and interest due on or before May 10, 2023. Interest began accruing on May 10, 2022. As of September 30, 2023 and December 31, 2022, the principal balance was $12,500 and $12,500, respectively.

May 10, 2022 - $20,000

On May 10, 2022, a related party of the Company loaned Prime Time Live, Inc. $20,000 in exchange for a promissory note that included interest at the rate of 10% per annum on the unpaid principal balance with all unpaid principal and interest due on or before May 10, 2023. Interest began accruing on May 10, 2022. As of September 30, 2023 and December 31, 2022, the principal balance was $20,000 and $20,000, respectively.

May 31, 2022 - $5,000

On May 31, 2022, a related party of the Company loaned Prime Time Live, Inc. $5,000 in exchange for a promissory note that included interest at the rate of 10% per annum on the unpaid principal balance with all unpaid principal and interest due on or before May 31, 2023. Interest began accruing on May 31, 2022. As of September 30, 2023 and December 31, 2022, the principal balance was $5,000 and $5,000, respectively.

May 31, 2022 - $15,000

On May 31, 2022, a related party of the Company loaned Prime Time Live, Inc. $15,000 in exchange for a promissory note that included interest at the rate of 10% per annum on the unpaid principal balance with all unpaid principal and interest due on or before May 31, 2023. Interest began accruing on May 31, 2022. As of September 30, 2023 and December 31, 2022, the principal balance was $15,000 and $15,000, respectively.

June 9, 2022 - $15,000

On May 10, 2022, a related party of the Company loaned Prime Time Live, Inc. $15,000 in exchange for a promissory note that included interest at the rate of 10% per annum on the unpaid principal balance with all unpaid principal and interest due on or before May 10, 2023. Interest began accruing on May 10, 2022. As of September 30, 2023 and December 31, 2022, the principal balance was $15,000 and $15,000, respectively.

F-20

December 31, 2022 - $929,401

On December 31, 2022, the Company entered into a Loan Authorization and Agreement for a loan of $929,401 from Emblaze, the proceeds of which were to be used for working capital purposes. The loan had an interest rate of 8% per annum and was due on December 1, 2023. As of September 30, 2023 and December 31, 2022, the balance was $0 and $929,401, respectively.

On June 1, 2023, the Company entered into an Agreement for Purchase and Sale of Stock with Emblaze wherein the Company sold all 5,000 of its shares of common stock of Vybe Labs, as full payment and settlement of a debt in the in the principal amount of $929,401 owed by the Company to Emblaze.

Note 12 – Subsequent Events

The Company evaluated all events or transactions that occurred after September 30, 2023. During this period, the Company did not have any material recognizable subsequent events required to be disclosed other than the following:

●	On October 1, 2023, the Company entered into Conversion Agreements with each of the convertible noteholders to convert their respective notes into shares of Class B Preferred Stock. Pursuant to the Conversion Agreements, each noteholder agreed to receive one share of Class B Preferred Stock for each $2.00 of principal and unpaid interest accrued through the closing date of the Conversion Agreement. As of the closing date of the Conversion Agreement, and each of them, no portion of any of the Notes had been converted into shares of the Company’s common stock.

●	On October 1, 2023, the Company terminated the License Agreement for LPI, Smiles, Divatrim, and Amarose; however, the Company maintained its license for NZT-48 with LPI.

●	On October 23, 2023, the Company filed a Certificate of Designation with the Secretary of State of the State of Delaware designating 5,000,000 shares of Class B Preferred Stock, as amended on November 9, 2023, to increase the designation to 11,000,000. The holders of the Class B Preferred Stock are entitled to a liquidation preference senior to common stock and junior to the Class A Preferred Stock at a liquidation price of $3.00 per share of Class B Preferred Stock. The Class B Preferred Stock also has conversion rights, whereby each share of Class B Preferred Stock is convertible into two shares of Common Stock in the discretion of the holder, subject to beneficial ownership limitations. The holders of the Class B Preferred Stock have no voting rights, unless otherwise provided for in its Certificate of Designation or by law.

●	On October 23, 2023, pursuant to the Conversion Agreements, the Company planned to issue an aggregate of 10,349,097 shares of Class B Preferred Stock before the completion of this offering and extinguish $9,675,000 of convertible debt including accumulated interest as of October 23, 2023 in the amount of $674,097.

F-21

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders

of Limitless X Holdings, Inc.

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of Limitless X Holdings, Inc. (the “Company”) as of December 31, 2022 and 2021, the related statements of operations, stockholders’ equity, and cash flows, and the related notes and schedules (referred to as the “financial statements”) for the year ended December 31, 2022 and for the period from September 27, 2021 (date of formation) through December 31, 2021. In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022 and 2021, and the results of its operations and its cash flows for the year ended December 31, 2022 and for the period from September 27, 2021 (date of formation) through December 31, 2021, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ BF Borgers CPA PC

We have served as the Company’s auditor since 2022.

Lakewood, CO

April 17, 2023

F-22

LIMITLESS X HOLDINGS INC.

CONSOLIDATED BALANCE SHEETS

	December 31, 2022	December 31, 2021

ASSETS

Current Assets:
Cash	$5,843,323	$78,856
Accounts receivables, net of allowance for doubtful accounts of $0 and $0, respectively	895,713	322,499
Holdback receivables, net of allowance for doubtful accounts of $1,300,855 and $0, respectively	1,043,991	162,226
Inventories, net	3,855,946	1,875,146
Total current assets	11,638,973	2,438,727

Non-Current Assets:
Operating lease right-of-use asset, net	91,032	224,202
Equipment, net	32,256	-
Other assets	78,965	10,985
Total non-current assets	202,253	235,187

Total assets	$11,841,226	$2,673,914

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities:
Accounts payable and accrued expenses	$2,419,051	$215,176
Current portion of operating lease liabilities	92,195	132,200
Royalty payable	1,114,403	-
Refunds payable	213,930	207,599
Chargebacks payable	118,288	100,350
Income tax payable	17,056	22,906
Note payable	35,000	-
Convertible note payables	9,175,000	-
Current portion of loan payables to shareholder	4,462,028	28,802
Note payables to related parties	1,247,011	-

Total current liabilities	18,893,962	707,033
Loan payables to shareholder, less current portion	-	21,198
Operating lease liabilities, less current portion	-	92,195
Total liabilities	18,893,962	820,426

Commitments and contingencies

Stockholders’ Equity
Preferred Stock - $0.0001 par value; 30,000,000 authorized shares; 500,000 shares issued and outstanding and at December 31, 2022 and December 31, 2021	50	50
Common Stock- $0.0001 par value; 300,000,000 authorized shares; 3,929,834 shares issued and outstanding and 3,496,150 shares issued and outstanding and 397,000 shares issuable at December 31, 2022 and December 31, 2021, respectively	394	390
Additional paid-in-capital	2,966,162	1,848,384
Retained earnings	(10,019,342)	4,664
Total stockholders’ equity	(7,052,736)	1,853,488

Total liabilities and stockholders’ equity	$11,841,226	$2,673,914

The accompanying notes are an integral part of these consolidated financial statements.

F-23

LIMITLESS X HOLDINGS INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

		For the period from
		September 27, 2021
	For the	(Date of formation)
	year ended	through
	December 31, 2022	December 31, 2021

Revenue
Product sales	$40,364,955	$302,371
Service revenue	18,308,341	-
Rentals	15,000	-
Total revenue	58,688,296	302,371

Cost of sales
Cost of sales	6,942,680	3,258
Cost of sales - other	358	-
Total cost of sales	6,943,038	3,258

Gross profit	51,745,258	299,113

Operating expenses:
General and administrative	1,938,640	12,054
Advertising and marketing	47,164,700	194,679
Stock compensation for services	1,117,782	-
Transaction fees	3,201,599	1,416
Merchant fees	2,459,670	20,092
Royalty fees	1,114,403	-
Professional fees	1,647,787	14,000
Payroll and payroll taxes	1,306,565	17,794
Rent	205,497	11,508
Bad debt expense	1,300,855	-
Consulting fees, related party	43,500	-
Total operating expenses	61,500,998	271,543

Income (loss) from operations	(9,755,740)	27,570

Other income (expense)
Interest expense	(348,017)	-
Other income	57,756	-
Gain on disposal of assets	28,397	-
Total other income (expense), net	(261,864)	-

Income (loss) before income taxes	(10,017,604)	27,570

Income tax provision	6,402	22,906

Net income (loss)	$(10,024,006)	$4,664

Net income (loss) per common share - basic and diluted	$(2.71)	$0.00

Weighted average number of common shares	3,692,740	1,986,073

The accompanying notes are an integral part of these consolidated financial statements.

F-24

LIMITLESS X HOLDINGS INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

					Common Stock		Additional		Total
	Preferred Stock		Common Stock		Issuable		Paid-In	Retained	Stockholder’s
	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Earnings	Equity

Balance at December 31, 2021	500,000	$50	3,496,150	$350	397,000	$40	$1,848,384	$4,664	$1,853,488

Issuance of common stock	-	-	97,000	10	(97,000)	(10)	-	-	-

Issuance of common stock issuable	-	-	300,000	30	(300,000)	(30)	-	-	-

Issuance of common stock for services	-	-	36,684	4	-	-	1,117,778	-	1,117,782

Net loss	-	-	-	-	-	-	-	(10,024,006)	(10,024,006)

Balance at December 31, 2022	500,000	$50	3,929,834	$394	-	$-	$2,966,162	$(10,019,342)	$(7,052,736)

					Common Stock		Additional		Total
	Preferred Stock		Common Stock		Issuable		Paid-In	Retained	Stockholder’s
	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Earnings	Equity

Balance at September 27, 2021 (Date of formation)	500,000	$50	3,496,150	$350	397,000	$40	$(440)	$-	$-

Contributions	-	-	-	-	-	-	1,848,824	-	1,848,824

Net income	-	-	-	-	-	-	-	4,664	4,664

Balance at December 31, 2021	500,000	$50	3,496,150	$350	397,000	$40	$1,848,384	$4,664	$1,853,488

The accompanying notes are an integral part of these consolidated financial statements.

F-25

LIMITLESS X HOLDINGS INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

		For the period from
		September 27, 2021
	For the	(Date of formation)
	year ended	through
	December 31, 2022	December 31, 2021

Cash flows from operating activities:
Net income (loss)	$(10,024,006)	$4,664

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	5,686	-
Common stock issued for professional fees	1,117,782	-
Changes in assets and liabilities:
Accounts receivables, net	(573,214)	(322,499)
Holdback receivables	(881,765)	(162,226)
Inventories, net	(1,980,800)	(1,875,146)
Other assets	(67,980)	(10,985)
Accounts payable and accrued expenses	2,138,506	215,369
Refunds payable	6,331	207,599
Royalty payable	1,114,403	-
Chargebacks payable	17,938	100,350
Income tax payable	(5,850)	22,906
Net cash used in operating activities	(9,132,969)	(1,819,968)

Cash flows from investing activities:
Proceeds from disposition of asset	28,397	-
Net cash provided by financing activities	28,397	-

Cash flows from financing activities:
Proceeds from borrowings from related parties	1,247,011	-
Proceeds from borrowings from shareholder	4,412,028	50,000
Proceeds from borrowing	9,210,000	-
Shareholders’ contributions	-	1,848,824
Net cash provided by financing activities	14,869,039	1,898,824

Net increase in cash	5,764,467	78,856

Cash – beginning of period	78,856	-

Cash – end of period	$5,843,323	$78,856

Supplemental disclosures of cash flow information
Cash paid during the periods for:
Interest	$1,125	$-
Income taxes	$5,850	$-

The accompanying notes are an integral part of these consolidated financial statements.

F-26

LIMITLESS X HOLDINGS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 – Organization and History

On May 13, 2022, Bio Lab entered into a Share Exchange Agreement (the “Share Exchange Agreement”) with Limitless X, Inc., a Nevada corporation (“LimitlessX”), and its 11 shareholders (the “LimitlessX Acquisition”) on May 11, 2022 (the “Merger”). The parties completed and closed the LimitlessX Acquisition on May 20, 2022 by issuing an aggregate of 3,233,334 shares of common stock of Bio Lab to the LimitlessX shareholders (the “Acquisition Closing”). According to the terms of the Share Exchange Agreement, Bio Lab then issued an additional 300,000 shares of common stock to the LimitlessX shareholders pro rata to their interests in approximately six months from the Acquisition Closing as part of the Limitless Acquisition. Concurrently with the LimitlessX Acquisition, Jaspreet Mathur, the founder and principal shareholder of LimitlessX, also purchased from Helion Holdings LLC, 500,000 shares of Bio Lab’s Class A Preferred Convertible Stock, which at all times have a number of votes equal to 60% of all of the issued and outstanding shares of common stock of Bio Lab.

On June 10, 2022, Bio Lab changed its name to Limitless X Holdings, Inc. (“Limitless”).

The Merger was accounted for as a “reverse merger” following the completion of the transaction. For accounting purposes, LimitlessX was deemed to be the accounting acquirer in the transaction and, consequently, the transaction was treated as a recapitalization of Bio Lab. Accordingly, LimitlessX’s assets, liabilities, and results of operations became the historical financial statements of the registrant. No step-up in basis or intangible assets or goodwill was recorded in this transaction.

Limitless is a lifestyle brand, focused in the health and wellness industry. Limitless provides nutritional supplements, wellness studies, interactive training videos, and marketing products. The mission of Limitless is to provide businesses within its industry a turnkey solution to sell products both online and in retail stores. Limitless also provides its own products and wellness videos suitable for a wide range of ages and fitness. Limitless teams includes sales, marketing, user interface design (UI), user experience design (UX), fulfillment, customer support, labeling, product manufacturing, consulting, retailing, and payment processing, among others.

Limitless currently offer products online only, but anticipates expanding to the brick-and-motor retail  stores and wholesale marketplace in the future. Limitless has manufacturing and distribution licensing agreements to market, manufacture, sell, and distribute the branded products on behalf of its clients. Limitless orders products from third party partner manufacturers, that make the products according to the Company’s custom formulations, and brand them using the Limitless licensed trademarks. Products are then marketed and sold DTC online. Orders are fulfilled and shipped directly from the Company’s licensors. The Company plans to offers global marketing services across all areas of the sales process, including market research, brand and product development, and digital advertising operating as an integrated marketing agency.

The Company operate in the following products and services: (i) health products and (ii) digital marketing services. The health products includes the sales of health products three primary verticals: Health & Wellness, Beauty & Skincare, and the Vapor industry. The digital marketing includes digital marketing, digital and print design, social media marketing and direct-to-consumer marketing.

F-27

Note 2 – Summary of Significant Accounting Policies

Principles of Consolidation and Reporting

The accompanying consolidated financial statements include the accounts of Limitless X Holdings Inc. (a holding company) and its wholly owned operating subsidiaries: Limitless X, Inc., Vybe Lab Inc , and Prime Time Live, Inc. (collectively, the “Company”). All intercompany balances have been eliminated during consolidation.

Use of Estimates in the Preparation of Consolidated Financial Statements

The preparation of consolidated financial statements in conformity with generally accepted accounting principles (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. Estimates also affect the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers all liquid investments purchased with an initial maturity of three months or less to be cash equivalents. Cash and cash equivalents include demand deposits carried at cost which approximates fair value. The Company maintains its cash in institutions insured by the Federal Deposit Insurance Corporation (“FDIC”).

Concentration of Credit Risk

The Company offers its services to a small number of clients. This risk of non-payment by these clients is considered minimal and the Company does not generally obtain collateral for sales. The Company continually monitors the credit standing of its clients.

Accounts Receivable, net

Accounts receivable, net consists primarily of trade receivables, net of allowances for doubtful accounts. The Company sells its products and services for cash or on credit terms, which are established in accordance with local and industry practices and typically require payment within 30 days of delivery. The Company estimates its allowance for doubtful accounts and the related expected credit loss based upon the Company’s historical credit loss experience, adjusted for asset-specific risk characteristics, current economic conditions, and reasonable forecasts. Accounts receivables are written off when determined to be uncollectible. The Company did not require and did not have an allowance for doubtful accounts.

F-28

Holdback Receivables

Limitless primarily sells its products online using various third party sales affiliates. These affiliates (online marketing campaign companies) are paid certain commission based on their ability to provide the Company’s products through online sales. All payments are processed through various gateways and are settled through the Company’s payment gateway settler. The Company payment gateway settler is not responsible for settlements that are not paid to processing bank failure. The Company holds responsibility for all the risk in all transactions and processing systems. The payment gateway settler charges a reserve fee to mitigate the risk on their end for any loss of funds or damages.

Distributions of the holdback receivables from the third-party payment gateway settler are based on several criteria, such as return and chargeback history, associated risk for the specific business vertical, average transaction amount, and so on. In order to mitigate processing risks, there are policies regarding reserve requirements and payment in arrears in place.

The total holdback receivables balance reflects the 0-10% reserve on gross sales and additional reserves by the third-party processor for additional returns and chargebacks if needed. Based on aging of the holdback receivables, the Company has determined that an allowance for doubtful accounts of $1,300,855 or 55% of holdback receivables should be deemed uncollectible recorded as bad debt expense. Thus, the adjusted holdback receivables balance was $1,043,991 as of December 31, 2022.

Inventories

Inventories are valued at the lower of cost or net realizable value on a first-in, first-out basis, adjusted for the value of inventory that is determined to be excess, obsolete, expired, or unsaleable. Inventories primarily consisted of finished goods.

Advertising and Marketing

Advertising and marketing costs are charged to expense as incurred. Advertising and marketing costs were approximately $47,164,700 and $194,679 for the year ended December 31, 2022 and for the period from September 27, 2021 through December 31, 2021, respectively, and are included in operating expenses in the accompanying statement of income.

F-29

Equipment

Equipment is recorded at cost and consists of screen video and related equipment. Expenditures for major additions and improvements are capitalized and minor replacements, maintenance, and repairs are charged to expense as incurred. When equipment is retired or otherwise disposed of, the cost and accumulated depreciation are removed from the accounts and any resulting gain or loss is included in the results of operations for the respective period. Depreciation of equipment is over the estimated useful life of five to ten years using the straight-line method for consolidated financial statement purposes.

	December 31, 2022	December 31, 2021

Machinery and equipment	$37,463	$-
Total	37,463	-

Less: accumulated depreciation	(5,207)	-

Total equipment, net	$32,256	$-

Depreciation expense for the year ended December 31, 2022 was $5,686.

During the year ended December 31, 2022, the Company reported a gain of $28,397 on the disposal of assets.

Revenue Recognition

Product Sales

The Company recognizes revenue when performance obligations under the terms of a contract with its customer are satisfied. The Company has determined that fulfilling and delivering products is a single performance obligation. Revenue is recognized at the point in time when the Company has satisfied its performance obligation and the customer has obtained control of the products or when the service is fully .. This generally occurs when the product is delivered to or picked up by the customer based on applicable shipping terms, which is typically within 15 days. Revenue is measured as the amount of consideration expected to be received in exchange for fulfilled product orders,

While customers generally have a right to return defective or non-conforming products, past experience has demonstrated that product returns have been immaterial. Customer remedies for defective or non-conforming products may include a refund or exchange. As a result, the right of return is estimated and recorded as a reduction in revenue at the time of sale, if necessary.

The Company’s customer contracts identify product quantity, price, and payment terms. Payment terms are granted consistent with industry standards. Although some payment terms may be more extended, the majority of the Company’s payment terms are less than 30 days. As a result, revenue is not adjusted for the effects of a significant financing component. Amounts billed and due from customers are classified as Accounts Receivables on the Balance Sheet.

F-30

The Company utilizes third-party contract manufacturers for the manufacture of its products. The Company has evaluated whether it is the principal or agent in these relationships. The Company has determined that it is the principal in all cases, as it retains the responsibility for fulfillment and risk of loss, as well as for establishing the price.

In accordance with Accounting Standards Codification (“ASC”) Topic 606, Revenue from Contracts with Customers, the Company has elected the practical expedient to expense the incremental costs to obtain a contract, because the amortization period would be less than one year, and the practical expedient for shipping and handling costs. Shipping and handling costs incurred to deliver products to customers are accounted for as fulfillment activities, rather than a promised service, and as such are included in Cost of Goods Sold in the Statements of Operations.

Service Revenue

Service revenue consists of digital marketing revenue.

Revenue related to digital marketing is recognized over time as services are provided to the customer. We sell digital marketing, digital and print design, social media marketing and direct-to-consumer marketing and thus use standalone selling prices as the basis for revenue. Payment for digital marketing services are typically received at the point when control transfers to the customer or in accordance with payment terms customary to the business. There was no deferred revenue related to services revenue as of December 31, 2022 and 2021.

Cost of Sales

Cost of goods sold includes the cost of inventory sold during the period, as well as, commission fees, returns, chargebacks, distribution, and, shipping and handling costs. The amount shown is net of various rebates from third-party vendors in the form of payments.

Refunds Payable

If customers are not satisfied for any reason, they may request a full refund, processed to the original form of payment, within 30 days from the order date. If the order has already been shipped, the Company charges a 20% restocking fee. The Company’s estimate of the reserve is based upon the Company’s most historical experience of actual customer returns. Additionally, the Company considers other factors in estimating the reserve, such as hiring a new internal team with more resources for the refund process. For the year ended December 31, 2022, the average rate of return is 17%. For the year ended December 31, 2022, the Company determined the refund reserve to be $213,930 by using the last two weeks of sales of the period of $1,292,475 with the average rate of return of 17% for the year ended December 31, 2022.

As of December 31, 2022 and December 31, 2021, refunds payable were $213,930 and $207,599, respectively.

F-31

Chargebacks Payable

Once customers successfully dispute chargebacks with the payment processor, the Company returns such funds to the payment processor to return to the customer. For the year ended December 31, 2022, the average rate of return was 9%. For the year ended December 31, 2022, the Company determined the chargeback reserve to be $118,288 by using the last two weeks of sales of the period of $1,292,475 with the average rate of chargebacks of 8% for the year ended December 31, 2022.

As of December 31, 2022 and December 31, 2021, chargebacks payable were $118,288 and $100,350, respectively.

Other Comprehensive Loss

The Company has no material components of other comprehensive loss and accordingly, net loss is equal to comprehensive loss for the period.

Debt

Convertible debt – derivative treatment – When the Company issues debt with a conversion feature, we must first assess whether the conversion feature meets the requirements to be treated as a derivative, as follows: a) one or more underlying, typically the price of our common stock; b) one or more notional amounts or payment provisions or both, generally the number of shares upon conversion; c) no initial net investment, which typically excludes the amount borrowed; and d) net settlement provisions, which in the case of convertible debt generally means the stock received upon conversion can be readily sold for cash. An embedded equity-linked component that meets the definition of a derivative does not have to be separated from the host instrument if the component qualifies for the scope exception for certain contracts involving an issuer’s own equity. The scope exception applies if the contract is both a) indexed to its own stock; and b) classified in shareholders’ equity in its statement of financial position.

If the conversion feature within convertible debt meets the requirements to be treated as a derivative, we estimate the fair value of the convertible debt derivative using the Black Scholes method upon the date of issuance. If the fair value of the convertible debt derivative is higher than the face value of the convertible debt, the excess is immediately recognized as interest expense. Otherwise, the fair value of the convertible debt derivative is recorded as a liability with an offsetting amount recorded as a debt discount, which offsets the carrying amount of the debt. The convertible debt derivative is revalued at the end of each reporting period and any change in fair value is recorded as a gain or loss in the Consolidated Statement of Operations. The debt discount is amortized through interest expense over the life of the debt.

If the conversion feature does not qualify for either the derivative treatment, the convertible debt is treated as traditional debt.

F-32

Income Taxes

The accounting standard on accounting for uncertainty in income taxes addresses the determination of whether tax benefits claimed or expected to be claimed on a tax return should be recorded in the financial statements. Under that guidance, the Company may recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by taxing authorities based on the technical merits of the position. The tax benefits recognized in the financial statements from such a position are measured based on the largest benefit that has a greater than 50% likelihood of being realized upon ultimate settlement.

Earnings (Loss) per Share

The Company calculates earnings per share in accordance with Financial Accounting Standards Board (“FASB”) ASC 260, Earnings Per Share, which requires a dual presentation of basic and diluted earnings per share. Basic earnings per share are computed using the weighted average number of shares outstanding during the fiscal year. 36,700,00 convertible common stock during the year ended December 31, 2022 were not included in the computation of diluted Earnings Per Share for the same period as the inclusion would have been antidilutive, given the Company’s net loss.

The Company did not have any dilutive common shares for the period from September 27, 2021 through December 31, 2021.

Equity Based Payments

The Company accounts for equity-based payment accruals under authoritative guidance as set forth in the Topics of the ASC. The guidance requires all equity-based payments to employees and non-employees, including grants of employee and non-employee stock options and warrants, to be recognized in the consolidated financial statements based at their fair values. The Company applies the provisions of ASC 718, “Compensation - Stock Compensation,” using a modified prospective application, and the Black-Scholes model to value stock options. Under this application, the Company records compensation expense for all awards granted. Compensation costs will be recognized over the period that an employee provides service in exchange for the award. During the year ended December 31, 2022, the Company granted no options under the 2020 Stock Incentive Plan and 2022 Stock Option Plan.

General Concentrations of Risk

Financial instruments that potentially subject the Company to concentrations of credit risk are accounts receivable and other receivables arising from its normal business activities. The Company has a diversified customer base. The Company controls credit risk related to accounts receivable through credit approvals, credit limits, and monitoring procedures. The Company routinely assesses the financial strength of its customers and, based upon factors surrounding the credit risk, establishes an allowance, if required, for uncollectible accounts and, as a consequence, believes that its accounts receivable related credit risk exposure beyond such allowance is limited.

The Company purchases merchandise from 6 suppliers, and the Company’s 3 largest suppliers accounted for 95% of total purchases in fiscal 2022. A significant portion of the Company’s inventory is manufactured abroad in Asia. Foreign imports subject the Company to the risks of changes in, or the imposition of new, import tariffs, duties or quotas, new restrictions on imports, loss of “most favored nation” status with the United States for a particular foreign country, antidumping or countervailing duty orders, retaliatory actions in response to illegal trade practices, work stoppages, delays in shipment, freight expense increases, product cost increases due to foreign currency fluctuations or revaluations, public health issues that could lead to temporary closures of facilities or shipping ports, such as the recent outbreak of COVID-19, and other economic uncertainties. If a disruption of trade were to occur from the countries in which the suppliers of the Company’s vendors are located, the Company may be unable to obtain sufficient quantities of products to satisfy its requirements, or the cost of obtaining products may increase.

A substantial amount of the Company’s inventory is manufactured abroad. From time to time, shipping ports experience capacity constraints (such as delays associated with COVID-19), labor strikes, work stoppages or other disruptions that may delay the delivery of imported products. A contract dispute may lead to protracted delays in the movement of the Company’s products, which could further delay the delivery of products to the Company’s stores and impact net sales and profitability. In addition, other conditions outside of the Company’s control, such as adverse weather conditions or acts of terrorism or war, such as the current conflict in Ukraine, could significantly disrupt operations at shipping ports or otherwise impact transportation of the imported merchandise we sell, either through supply chain disruptions, or rising freight and fuel costs.

F-33

Operating Lease

In accordance with ASC 842, Leases, the Company determines whether an arrangement contains a lease at inception. A lease is a contract that provides the right to control an identified asset for a period of time in exchange for consideration. For identified leases, the Company determines whether it should be classified as an operating or finance lease. Operating leases are recorded in the balance sheet as: right-of-use asset (“ROU asset”) and operating lease liability. ROU asset represents the Company’s right to use an underlying asset for the lease term and lease liability represents the Company’s obligation to make lease payments arising from the lease. ROU assets and operating lease liabilities are recognized at the commencement date of the lease and measured based on the present value of lease payments over the lease term. The ROU asset also includes deferred rent liabilities. The Company’s lease arrangement generally do not provide an implicit interest rate. As a result, in such situations the Company uses its incremental borrowing rate based on the information available at commencement date in determining the present value of lease payments. The Company includes options to extend or terminate the lease when it is reasonably certain that it will exercise that option in the measurement of its ROU asset and liability. Lease expense for the operating lease is recognized on a straight-line basis over the lease term. The Company has a lease agreement with lease and non-lease components, which are accounted for as a single lease component.

Recent Accounting Pronouncements

In December 2019, FASB issued Accounting Standards Update (“ASU”) 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes, which amends existing guidance related to the accounting for income taxes. This ASU is intended to simplify the accounting for income taxes by removing certain exceptions to the general principles of accounting for income taxes and to improve the consistent application of GAAP for other areas of accounting for income taxes by clarifying and amending existing guidance. This ASU is effective for fiscal years beginning after December 15, 2020, with early adoption permitted. The Company is currently evaluating the effects adoption of this guidance will have on the financial statements and does not expect that the adoption of this ASU will be material to its financial statements.

Note 3 – Fair Value Measurements

The Company utilizes ASC 820-10, Fair Value Measurement and Disclosure, for valuing financial assets and liabilities measured on a recurring basis. Fair value is defined as the exit price, or the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants as of the measurement date. The guidance also establishes a hierarchy for inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the most observable inputs be used when available. Observable inputs are inputs market participants would use in valuing the asset or liability and are developed based on market data obtained from sources independent of the Company. Unobservable inputs are inputs that reflect the Company’s assumptions about the factors market participants would use in valuing the asset or liability. The guidance establishes three levels of inputs that may be used to measure fair value:

Level 1.	Observable inputs such as quoted prices in active markets;

F-34

Level 2.	Inputs, other than the quoted prices in active markets, that are observable either directly or indirectly; and

Level 3.	Unobservable inputs in which there is little or no market data, which require the reporting entity to develop its own assumptions.

The carrying value of financial assets and liabilities recorded at fair value is measured on a recurring or nonrecurring basis. Financial assets and liabilities measured on a non-recurring basis are those that are adjusted to fair value when a significant event occurs. There were no financial assets or liabilities carried and measured on a nonrecurring basis during the reporting periods. Financial assets and liabilities measured on a recurring basis are those that are adjusted to fair value each time a financial statement is prepared. There have been no transfers between levels.

Note 4 – Commitments and Contingencies

Commitments

Operating lease ROU assets and liabilities are recognized at commencement date based on the present value of lease payments over the lease term. ROU assets represent our right to use an underlying asset for the lease term and lease liabilities represent the Company’s obligation to make lease payments arising from the lease. Generally, the implicit rate of interest in arrangements is not readily determinable and the Company utilizes its incremental borrowing rate in determining the present value of lease payments. The Company’s incremental borrowing rate is a hypothetical rate based on its understanding of what its credit rating would be. The operating lease ROU asset includes any lease payments made and excludes lease incentives. The Company’s variable lease payments primarily consist of maintenance and other operating expenses from their real estate leases. Variable lease payments are excluded from the ROU assets and lease liabilities and are recognized in the period in which the obligation for those payments is incurred. The Company’s lease terms may include options to extend or terminate the lease when it is reasonably certain that the Company will exercise that option. Lease expense for minimum lease payments is recognized on a straight-line basis over the lease term.

The Company has lease agreements with lease and non-lease components. The Company has elected to account for these lease and non-lease components as a single lease component.

F-35

In accordance with ASC 842, the components of lease expense were as follows:

		For the period from
		September 27, 2021
	For the	(Date of formation)
	year ended	through
	December 31, 2022	December 31, 2021
Operating lease expense	$138,108	$11,509
Total lease expense	$138,108	$11,509

In accordance with ASC 842, other information related to leases was as follows:

		For the period from
		September 27, 2021
	For the	(Date of formation)
	year ended	through
	December 31, 2022	December 31, 2021
Operating cash flows from operating leases	$137,138	$11,315
Cash paid for amounts included in the measurement of lease liabilities	$137,138	$11,315

Weighted-average remaining lease term—operating leases	0.7 Years
Weighted-average discount rate—operating leases	3%

F-36

In accordance with ASC 842, maturities of operating lease liabilities as of December 31, 2022 were as follows:

Operating
Year ending:	Lease
2023	$93,236
2024	-
2025	-
2026	-
2027	-
Total undiscounted cash flows	$93,236

Reconciliation of lease liabilities:
Weighted-average remaining lease terms	0.7 Years
Weighted-average discount rate	3%
Present values	$92,195

Lease liabilities—current	92,195
Lease liabilities—long-term	-
Lease liabilities—total	$92,195

Difference between undiscounted and discounted cash flows	$1,041

Contingencies

From time to time, the Company may be involved in certain legal actions and claims arising in the normal course of business. Management is of the opinion that any such matters will be resolved without material effect on the Company’s financial condition or results of operations.

Note 5 – Debt

Note payable

March 1, 2021 – $35,000

On March 1, 2021, an individual loaned the predecessor company $35,000 in exchange for an unsecured promissory note that included interest at the rate of 10% per annum on the unpaid principal balance with all unpaid principal and interest due on or before March 1, 2022. The maturity date was extended to December 31, 2022. Interest is due and payable on the first day of each month. At December 31, 2022, Prime Time Live, Inc. owes $35,000 in principal and accrued interest of $1,095 for the year ended December 31, 2022.

F-37

Convertible note payables

	December 31,	December 31,
	2022	2021

August 3, 2022 ($5,000,000)	$5,000,000	$-
August 3, 2022 ($1,000,000)	1,000,000	-
August 22, 2022 ($500,000)	500,000	-
September 22, 2022 ($250,000)	250,000	-
September 25, 2022 ($600,000)	600,000	-
September 25, 2022 ($600,000)	600,000	-
September 29, 2022 ($50,000)	50,000	-
September 29, 2022 ($500,000)	500,000	-
October 10, 2022 ($500,000)	500,000	-
October 13, 2022 ($750,000)	75,000	-
October 13, 2022 ($50,000)	50,000	-
October 14, 2022 ($50,000)	50,000	-

Total convertible note payables (current)	$9,175,000	$-

From August 3, 2022 through November 28, 2022, the Company conducted a convertible note offering for a maximum offering of $15,000,000 and a minimum of $2,000,000 (the “Convertible Note Offering”).

Pursuant to the terms of the Convertible Note, the principal amount of the Note that may be outstanding from time to time shall bear interest per annum until paid in full at a rate equal to 6%, compounded annually. The principal and interest of the Note shall be due and payable to the noteholder on the one-year anniversary of the date of the Note (the “Maturity Date”) unless all principal and interest due under the Note had been converted by the Maturity Date.

F-38

The conversion price shall be equal to $0.25 per share of Common Stock. Any time prior to the Maturity Date, and upon the date of effectiveness of registration of the Notes on a registration statement filed with the Securities and Exchange Commission (the “SEC”), the Note shall automatically convert to shares of common stock of the Company at the Conversion Price (the “Automatic Conversion”); provided however, that in the event that Conversion Shares represent greater than 4.99% of the total Common Shares of the Company (the portion above 4.99% referred to herein as the “Excess Shares”), then the Automatic Conversion shall only apply to such portion of the Note up to 4.99% and not include the Excess Shares. This Note is convertible at the option of the Noteholder, in holder’s sole discretion, in whole or in part, at any time prior to the Maturity Date or payment in full of the Note, whichever occurs first, all or any portion of principal or interest, into shares of Common Stock of the Company at the Conversion Price.

The Company analyzed the conversion option in the notes for derivative accounting treatment under ASC Topic 815, “Derivatives and Hedging,” and determined that the instruments do not qualify for derivative accounting.

As of December 31, 2022, the Company has received $9,175,000   from 12 accredited investors pursuant to the Convertible Note Offering.

Note 6 – Stockholders’ Equity

Preferred Stock

Class A Convertible Stock

As of December 31, 2022, the Company has authorized 30,000,000 shares of preferred stock, At December 31, 2022 and December 31, 2021, there are a total of 500,000 shares of Class A Convertible shares of preferred stock (“Class A”) issued and outstanding. The Class A shares provide that when voting as a single class, the shares shall have the votes and the voting power at all times of at least 60% of the voting power of the Company. Further, the holders of the Class A shares at their discretion , can convert their one share of Class A into two shares of the Company’s common stock, subject to adjustment. In addition, the holder of the shares of Class A is entitled to a liquidation preference of the Company senior to all other securities of the Company.

Common Stock

As of December 31, 2022 the Company has authorized shares of common stock par value $0.0001 per share. At December 31, 2022 and December 31, 2021, there was a total of 3,929,834 shares issued and outstanding and 3,496,150 shares issued and outstanding and 397,000 shares issuable, respectively.

Common Stock Issued for Services

On May 10, 2022 and June 10, 2022, the Company issued 36,000 and 684 shares of common stock, respectively, for services provided to the Company. These shares were valued at fair value at the time of issuance.

F-39

Common Stock and Recapitalization

As a result of the LimitlessX Acquisition and LimitlessX being the acquirer, the Company retrospectively restated its common stock as if the transaction occurred beginning of the period. The following is the reconciliation of retrospectively restated common stock:

	December 31, 2021
	Issued	Issuable	Total

Common stock – Limitless X Inc. – as original	1,616,667	50,000	1,666,667
Common stock split (1 to 1.94) – Limitless X Inc.	1,519,366	47,000	1,566,366
Common stock issuable (additional stock split) – Limitless X Inc.	-	300,000	300,000
Common stock (Bio Lab) – prior to reverse merger	360,117	-	360,117

Total as of December 31, 2021 – as retrospectively restated	3,496,150	397,000	3,893,150

Note 7 – Equity Based Payments

Stock Incentive Plans

Effective January 15, 2020, the Company adopted its 2020 Stock Option and Award Plan (the “2020 Stock Incentive Plan”). Under the 2020 Stock Incentive Plan, the Board of Directors may grant options or purchase rights to purchase common stock to officers, employees, and other persons who provide services to the Company or any related company. The participants to whom awards are granted, the type of awards granted, the number of shares covered for each award, and the purchase price, conditions and other terms of each award are determined by the Board of Directors, except that the term of the options shall not exceed ten years. A total of 2,222 shares of the Company’s common stock is reserved for the 2020 Stock Incentive Plan. The shares issued for the 2020 Stock Incentive Plan may be either treasury or authorized and unissued shares. During the year ended December 31, 2022 and the period from September 27, 2021 through December 31, 2021, the Company granted no options under the 2020 Stock Incentive Plan.

F-40

Effective August 9, 2022, the Company adopted its 2022 Incentive and Nonstatutory Stock Option Plan (the “2022 Stock Option Plan”). Under the 2022 Stock Option Plan, the Board of Directors may grant options to purchase common stock to officers, employees, and other persons who provide services to the Company. A total of 833,333 shares   of the Company’s common stock is reserved for the 2022 Stock Option Plan. During the year ended December 31, 2022, the Company granted no options under the 2022 Stock Option Plan.

Effective August 9, 2022, we adopted our 2022 Restricted Stock Plan (the “2022 Restricted Stock Plan”). Under the 2022 Restricted Stock Plan, the Board of Directors may grant restricted stock to officers, directors, and key employees. A total of 833,333 shares of common stock is reserved for the 2022 Stock Option Plan. During the year ended December 31, 2022, there have been no shares of common stock granted under the 2022 Restricted Stock Plan.

Stocks Issued for Services

On May 19, 2022, the Company issued 36,000 unregistered shares of common stock to several people who provided services to the Company. On June 10, 2022, the Company issued 684 unregistered shares of common stock to a person who provided services to the Company.

Note 8 – Related Party Transactions

Consulting Fees

During the year ended December 31, 2022, the Company incurred consulting fees in the amount of $32,500 to an officer and an officer of one of its affiliates.

Royalty Payables

Limitless Performance Inc. (“LPI”), SMILZ INC. (“Smiles”), DIVATRIM INC. (“Divatrim”), and AMAROSE INC. (“Amarose”) are all companies at least 50% owned by a shareholder of the Company.

●	On December 1, 2021, the Company entered into a manufacturing and distributorship license agreement with LPI for the Company to distribute LPI products and for payments to LPI for its product designs and distribution rights. The Company shall pay to LPI from time to time royalty payments equal to 4.00% of gross sales, excluding returns, chargebacks, and other such allowances.

●	On December 1, 2021, the Company entered into a manufacturing and distributorship license agreement with Smiles for the Company to distribute Smiles products and for payments to Smiles for its product designs and distribution rights. The Company shall pay to Smiles from time to time royalty payments equal to 4.00% of gross sales, excluding returns, chargebacks, and other such allowances.

●	On December 1, 2021, the Company entered into a manufacturing and distributorship license agreement with Divatrim for the Company to distribute Divatrim products and for payments to Smiles for its product designs and distribution rights. The Company shall pay to Divatrim from time to time royalty payments equal to 4.00% of gross sales, excluding returns, chargebacks, and other such allowances.

F-41

●	On December 1, 2021, the Company entered into a manufacturing and distributorship license agreement with Amarose for the Company to distribute Amarose products and for payments to Smiles for its product designs and distribution rights. The Company shall pay to Amarose from time to time royalty payments equal to 4.00% of gross sales, excluding returns, chargebacks, and other such allowances.

The Company was required to start paying all earned royalties to LPI, Smiles, Divatrim, and Amarose beginning on June 15, 2022. As of December 31, 2022, the royalty payable is in the amount of $1,114,403.

Note payables to shareholder

	December 31,	December 31,
	2022	2021

December 6, 2021 ($50,000)	$50,000	$50,000
February 11, 2022 ($150,000)	150,000	-
May 8, 2022 ($550,000)	550,000	-
May 16, 2022 ($1,100,000)	1,100,000	-
May 18, 2022 ($450,000)	450,000	-
June 1, 2022 ($500,000)	500,000	-
June 30, 2022 ($922,028)	922,028	-
August 25, 2022 ($290,000)	290,000	-
November 15, 2022 ($450,000)	450,000
Total loan payables to shareholder	4,462,028	50,000
Less - current portion	(4,462,028)	(28,802)

Total loan payables to shareholder (current)	$-	$21,198

F-42

December 6, 2021 – $50,000

On December 6, 2021, the Company executed the standard loan documents required for securing a loan of $50,000 from a shareholder. As of December 31, 2022 and December 31, 2021, the balance was $50,000 and $50,000, respectively.

Pursuant to that certain Loan Authorization and Agreement, the Company borrowed an aggregate principal amount of $50,000, with proceeds to be used for working capital purposes. Beginning on June 1, 2022, the loan requires a payment of $4,303 per month which includes principal and interest with an interest rate of 6%. The total balance of principal and interest of $51,640 is due on May 1, 2023.

February 11, 2022 – $150,000

On February 11, 2022, the Company executed standard loan documents required for securing a loan of $150,000 from a shareholder. As of December 31, 2022, the balance was $150,000.

Pursuant to that certain Loan Authorization and Agreement, the Company borrowed an aggregate principal amount of $150,000, with proceeds to be used for working capital purposes. Beginning on June 1, 2022, the loan requires a payment of $12,910 per month which includes principal and interest with an interest rate of 6%. The total balance of principal and interest of $154,920 is due on May 1, 2023.

May 8, 2022 – $550,000

On May 8, 2022, the Company executed standard loan documents required for securing a loan of $550,000 from a shareholder. As of December 31, 2022, the balance was $550,000.

Pursuant to that certain Loan Authorization and Agreement, the Company borrowed an aggregate principal amount of $550,000, with proceeds to be used for working capital purposes. Beginning on June 1, 2022, the loan requires a payment of $47,337 per month which includes principal and interest with an interest rate of 6%. The total balance of principal and interest of $568,038 is due on May 1, 2023.

May 16, 2022 – $1,100,000

On May 16, 2022, the Company executed standard loan documents required for securing a loan of $1,100,000 from a shareholder. As of December 31, 2022, the balance was $1,100,00.

Pursuant to that certain Loan Authorization and Agreement, the Company borrowed an aggregate principal amount of $1,100,000, with proceeds to be used for working capital purposes. Interest began accruing at the rate of 8.5% on June 17, 2022.

F-43

May 18, 2022 – $450,000

On May 18, 2022, the Company executed standard loan documents required for securing a loan of $450,000 from a shareholder. As of December 31, 2022, the balance was $450,000.

Pursuant to that certain Loan Authorization and Agreement, the Company borrowed an aggregate principal amount of $450,000, with proceeds to be used for working capital purposes. Interest began accruing at the rate of 8.5% on June 19, 2022.

June 1, 2022 – $500,000

On June 1, 2022, the Company executed standard loan documents required for securing a loan of $500,000 from a shareholder. As of December 31, 2022, the balance was $500,000.

Pursuant to that certain Loan Authorization and Agreement, the Company borrowed an aggregate principal amount of $500,000, with proceeds to be used for working capital purposes. Beginning on August 1, 2022, the loan requires a payment of $43,494 per month which includes principal and interest with an interest rate of 8%. The total balance of principal and interest of $521,931 is due on July 1, 2023.

June 30, 2022 – $922,028

On June 30, 2022, the Company executed standard loan documents required for securing a loan of $922,028 from a shareholder. As of December 31, 2022, the balance was $922,028.

Pursuant to that certain Loan Authorization and Agreement, the Company borrowed an aggregate principal amount of $922,028, with proceeds to be used for working capital purposes. Beginning on August 1, 2022, the loan requires a payment of $80,206 per month which includes principal and interest with an interest rate of 8%. The total balance of principal and interest of $962,469 is due on August 1, 2023.

August 25, 2022 – $290,000

On August 25, 2022, the Company executed standard loan documents required for securing a loan of $290,000 from a shareholder due on demand. As of December 31, 2022, the balance was $290,000.

Pursuant to that certain Loan Authorization and Agreement, the Company borrowed an aggregate principal amount of $290,000 to be used for working capital purposes and with an interest rate of 10%.

November 15, 2022 – $450,000

On November 15, 2022, the Company executed standard loan documents required for securing a loan of $450,000 from a shareholder due on demand. As of December 31, 2022, the balance was $450,000.

F-44

Pursuant to that certain Loan Authorization and Agreement, the Company borrowed an aggregate principal amount of $450,000 to be used for working capital purposes and with an interest rate of 10%.

Note payables to related parties

	December 31,	December 31,
	2022	2021

April 1, 2022 ($237,610)	$237,610	$-
May 10, 2022 ($12,500)	12,500	-
May 10, 2022 ($12,500)	12,500	-
May 10, 2022 ($20,000)	20,000	-
May 31, 2022 ($5,000)	5,000	-
May 31, 2022 ($15,000)	15,000	-
June 9, 2022 ($15,000)	15,000	-
December 31, 2022 ($929,401)	929,401

Total note payables to related parties (current)	$1,247,011	$-

April 1, 2022 – $237,610

On April 1, 2022, the Company executed standard loan documents required for securing a loan of $237,610 from Emblaze One, a company owned by a shareholder. As of December 31, 2022, the balance was $237,610.

Pursuant to that certain Loan Authorization and Agreement, the Company borrowed an aggregate principal amount of $237,610 to be used for working capital purposes. Beginning on September 1, 2022, the loan requires a payment of $20,669 per month which includes principal and interest with an interest rate of 8%. The total balance of principal and interest of $248,032 is due on August 1, 2023.

May 10, 2022 ($12,500)

On May 10, 2022, a related party of the predecessor company loaned the predecessor company $12,500 in exchange for a promissory note that included interest at the rate of 10% per annum on the unpaid principal balance with all unpaid principal and interest due on or before May 10, 2023. Interest began accruing at the rate of 10% on May 10, 2022.

F-45

May 10, 2022 ($12,500)

On May 10, 2022, a related party of the predecessor company loaned the predecessor company $12,500 in exchange for a promissory note that included interest at the rate of 10% per annum on the unpaid principal balance with all unpaid principal and interest due on or before May 10, 2023. Interest began accruing at the rate of 10% on May 10, 2022.

May 10, 2022 ($20,000)

On May 10, 2022, a related party of the predecessor company loaned the predecessor company $20,000 in exchange for a promissory note that included interest at the rate of 10% per annum on the unpaid principal balance with all unpaid principal and interest due on or before May 10, 2023. Interest began accruing at the rate of 10% on May 10, 2022.

May 31, 2022 ($5,000)

On May 31, 2022, a related party of the predecessor company loaned the predecessor company $5,000 in exchange for a promissory note that included interest at the rate of 10% per annum on the unpaid principal balance with all unpaid principal and interest due on or before May 31, 2023. Interest began accruing at the rate of 10% on May 31, 2022.

May 31, 2022 ($15,000)

On May 31, 2022, a related party of the predecessor company loaned the predecessor company $15,000 in exchange for a promissory note that included interest at the rate of 10% per annum on the unpaid principal balance with all unpaid principal and interest due on or before May 31, 2023. Interest will began accruing at the rate of 10% on May 31, 2022.

June 9, 2022 ($15,000)

On May 10, 2022, a related party of the predecessor company loaned the predecessor company $15,000 in exchange for a promissory note that included interest at the rate of 10% per annum on the unpaid principal balance with all unpaid principal and interest due on or before May 10, 2023. Interest began accruing at the rate of 10% on May 10, 2022.

December 31, 2022 – $929,401

On December 31, 2022, the Company executed standard loan documents required for securing a loan of $929,401 from Emblaze One, a company owned by a shareholder. As of December 31, 2022, the balance was $929,401.

Pursuant to that certain Loan Authorization and Agreement, the Company borrowed an aggregate principal amount of $929,401 with an interest rate of 8% to be used for working capital purposes due on December 1, 2023.

Note 9 – Subsequent Events

The Company evaluated all events or transactions that occurred after December 31, 2022. During this period, the Company did not have any material recognizable subsequent events required to be disclosed other than the following:

●	On June 1, 2023, the Company agreed to a settlement of a debt in the amount of $1,167,011 and interest payable of $47,188 owed by the Company to Emblaze, a related party, under two Loan Authorization and Agreements dated April 1, 2022 and December 31, 2022, in the principal amounts of $237,610 and $929,401, respectively, and interest payable of $10,012 and $37,176, respectively, as part of the Vybe Sales Agreement with Emblaze.

F-46

●	May 16, 2023 – $150,000 (Loan Payable to Shareholder) - On May 16, 2023, the Company entered into a Loan Authorization and Agreement for a loan of $150,000 from a shareholder, the proceeds of which were to be used for working capital purposes. The loan has an interest rate of 10% per annum and is due on demand. As of September 30, 2023, the principal balance was $150,000.

●	May 18, 2023 – $50,000 (Loan Payable to Shareholder) – On May 18, 2023, the Company entered into a Loan Authorization and Agreement for a loan of $50,000 from a shareholder, the proceeds of which were to be used for working capital purposes. The loan has an interest rate of 10% per annum and is due on demand. As of September 30, 2023, the principal balance was $50,000.

●	June 5, 2023 – $150,000 (Loan Payable to Shareholder) – On June 5, 2023, the Company entered into a Loan Authorization and Agreement for a loan of $150,000 from a shareholder, the proceeds of which were to be used for working capital purposes. The loan has an interest rate of 10% per annum and is due on demand. As of September 30, 2023, the principal balance was $150,000.

●	September 30, 2023 – $138,817 (Loan Payable to Shareholder) – On September 30, 2023, the Company entered into a Loan Authorization and Agreement for a loan of $138,817 from a shareholder, the proceeds of which were to be used for working capital purposes. The loan has an interest rate of 10% per annum and is due on demand. As of September 30, 2023, the principal balance was $138,817.

●	Funding Commitment Agreement – On June 3, 2023, the Company entered into a Funding Commitment Agreement (the “Funding Commitment”) with its Chief Executive Officer and Chairman of the Board of Directors, Jaspreet Mathur, wherein Mr. Mathur committed to provide up to $1,000,000 of working capital to the Company over the next six months. Mr. Mathur agreed to the Funding Commitment in exchange for a one year convertible promissory note for each drawdown amount advanced to the Company with an annual interest rate of 10% and a balloon payment of principal and interest due at maturity, unless Mr. Mathur elects to convert the outstanding principal and interest into Class B Preferred Stock of the Company at the conversion price of $1.50 per share; provided, however, Mr. Mathur may only covert each note within the term of the Funding Commitment, in the event of the occurrence of the earlier of a public offering of securities of the Company pursuant to a registration statement filed with the SEC and declared effective pursuant to the Securities Act of 1933, upon completion of which the Company has a class of stock registered under the Securities Exchange Act of 1934 and that stock is listed on a national stock exchange, or a liquidation, merger, acquisition, sale of voting control or sale of substantially all of the assets of the Company in which the shareholders of the Company do not own a majority of the outstanding shares of the surviving corporation. For the avoidance of doubt, a national stock exchange includes Nasdaq, NYSE, and NYSE American, but excludes any over-the-counter quotation systems or trading platforms. As of September 30, 2023, the balance of the Funding Commitment was $1,000,000.

●	On October 1, 2023, the Company entered into Conversion Agreements with each of the convertible noteholders to convert their respective notes into shares of Class B Preferred Stock. Pursuant to the Conversion Agreements, each noteholder agreed to receive one share of Class B Preferred Stock for each $2.00 of principal and unpaid interest accrued through the closing date of the Conversion Agreement. As of the closing date of the Conversion Agreement, and each of them, no portion of any of the Notes had been converted into shares of the Company’s common stock.

●	On October 1, 2023, the Company terminated the License Agreement for LPI, Smiles, Divatrim, and Amarose; however, the Company maintained its license for NZT-48 with LPI.

●	On October 23, 2023, the Company filed a Certificate of Designation with the Secretary of State of the State of Delaware designating 5,000,000 shares of Class B Preferred Stock, as amended on November 9, 2023, to increase the designation to 11,000,000. The holders of the Class B Preferred Stock are entitled to a liquidation preference senior to common stock and junior to the Class A Preferred Stock at a liquidation price of $3.00 per share of Class B Preferred Stock. The Class B Preferred Stock also has conversion rights, whereby each share of Class B Preferred Stock is convertible into two shares of Common Stock in the discretion of the holder, subject to beneficial ownership limitations. The holders of the Class B Preferred Stock have no voting rights, unless otherwise provided for in its Certificate of Designation or by law.

●	On October 23, 2023, pursuant to the Conversion Agreements, the Company planned to issue an aggregate of 10,349,097 shares of Class B Preferred Stock before completion of this offering and extinguish $9,675,000 of convertible debt including accumulated interest as of October 23, 2023 in the amount of $674,097.

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